Exhibit 99.1

TABLE OF CONTENTS

CERTAIN REVISED SECTIONS FROM THE ANNUAL REPORT ON FORM 10-K

HEALTH MANAGEMENT ASSOCIATES, INC.

Year Ended December 31, 2011

PART II

Item 6.	Selected Financial Data	1

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations	2

Item 8.	Financial Statements and Supplementary Data	22

PART IV

Item 15.	Exhibits, Financial Statement Schedules	71

Explanatory Note:	All other sections from the Annual Report on Form 10-K of Health Management Associates, Inc. for the year ended December 31, 2011 have been omitted because there were no modifications thereto.

PART II

Item 6.	Selected Financial Data.

The table below summarizes certain of our selected financial data and should be read in conjunction with the Consolidated Financial Statements and accompanying notes in Item 8. Certain amounts in the table have been reclassified in the prior years to conform to the current year presentation. Such reclassifications related to discontinued operations and new accounting guidance for the presentation of net revenue, which are discussed at Notes 10 and 12, respectively, to the Consolidated Financial Statements.

HEALTH MANAGEMENT ASSOCIATES, INC.

FIVE YEAR SUMMARY OF SELECTED FINANCIAL DATA

(in thousands, except per share amounts)

	Years Ended December 31,
	2011	2010	2009	2008	2007

Net revenue after the provision for doubtful accounts (1)	$5,087,595	$4,467,413	$3,982,467	$3,800,096	$3,617,729
Income from continuing operations (1) (2) (3)	206,334	185,774	161,303	210,515	117,438
Income (loss) from discontinued operations, net of income taxes (3) (4)	(2,409)	(13,526)	2,638	(26,358)	396
Net income attributable to Health Management Associates, Inc. (2) (4)	178,710	150,069	138,182	168,149	117,508
Income from continuing operations attributable to Health Management Associates, Inc. common stockholders (per share-diluted)	$0.71	$0.65	$0.55	$0.80	$0.48
Weighted average number of shares outstanding-diluted	255,037	251,106	246,965	244,671	245,119
Cash dividends per common share (5)	$—	$—	$—	$—	$10.00

	December 31,
	2011	2010	2009	2008	2007

Total assets	$6,004,189	$4,910,085	$4,604,099	$4,554,232	$4,633,512
Long-term debt and capital lease obligations (5)	3,574,998	3,018,464	3,040,661	3,206,834	3,770,057
Redeemable equity securities	200,643	201,487	182,473	48,868	19,306
Stockholders’ equity, including noncontrolling interests (5)	785,116	533,486	361,620	285,811	71,836

(1)	Amounts exclude our discontinued operations, which are identified at Note 10 to the Consolidated Financial Statements in Item 8.
(2)	In connection with the 2011 Debt Restructuring, income from continuing operations for the year ended December 31, 2011 included (i) approximately $24.6 million of write-offs of deferred debt issuance costs and related other and (ii) $16.4 million of amortization and net fair value adjustment expense that is attributable to our interest rate swap contract. See Note 2 to the Consolidated Financial Statements in Item 8 for information regarding the 2011 Debt Restructuring and our long-term debt arrangements. Also included in income from continuing operations during 2011 were: (i) a $40.0 million first time benefit from the meaningful use measurement standard under various Medicare and Medicaid Healthcare Information Technology (“HCIT”) incentive programs; (ii) $12.9 million of expenses attributable to restructuring activities at Tennova Healthcare; and (iii) $9.5 million of costs for acquisitions and government investigations. See Notes 4 and 13 to the Consolidated Financial Statements in Item 8 for more information about certain of these matters. Income from continuing operations for the year ended December 31, 2008 included a gain of $161.4 million from the sale of a noncontrolling interest in our joint venture with Novant Health, Inc. and one or more of its affiliates (collectively, “Novant”). Additionally, income from continuing operations for the years ended December 31, 2009 and 2008 included net gains on the early extinguishment of debt of $16.2 million and $15.2 million, respectively.
(3)	Income from continuing operations for the years ended December 31, 2011, 2010, 2009, 2008 and 2007 included amounts attributable to noncontrolling interests of approximately $25.2 million, $22.2 million, $25.0 million, $16.1 million and $0.8 million, respectively. The corresponding amounts for discontinued operations were not material to the years presented.
(4)	The loss from discontinued operations for the year ended December 31, 2011 included a goodwill impairment charge of approximately $3.6 million from the termination of a lease agreement in respect of our hospital in Marathon, Florida. The loss from discontinued operations for the year ended December 31, 2010 included (i) a loss of $12.1 million from the sale of our general acute care hospital in Meridian, Mississippi and its related health care operations and (ii) a long-lived asset impairment charge of $8.4 million. Income from discontinued operations for the year ended December 31, 2009 included (i) a gain of $10.4 million from the restructuring of our joint venture with Novant and (ii) long-lived asset impairment charges of $4.6 million. See Notes 4 and 10 to the Consolidated Financial Statements in Item 8 for information regarding Novant and our discontinued operations, respectively. The loss from discontinued operations for the year ended December 31, 2008 included: (i) long-lived asset and goodwill impairment charges of $38.0 million; (ii) a gain of $42.0 million from the sale of a noncontrolling interest in our joint venture with Novant; and (iii) a charge of $7.9 million for the estimated cost of partially subsidizing certain third party physician practice losses. Income from discontinued operations for the year ended December 31, 2007 included a gain of $21.8 million from the sale of two Virginia-based general acute care hospitals and certain affiliated health care entities.
(5)	The 2011 Debt Restructuring, which is discussed at Note 2 to the Consolidated Financial Statements in Item 8, was completed on November 18, 2011. In connection with a recapitalization of our balance sheet, a special cash dividend of $10.00 per common share was paid during the year ended December 31, 2007. The special cash dividend, which aggregated approximately $2.43 billion, was financed through borrowings under our former credit facilities.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Forward-Looking Statements

Certain statements contained in this Annual Report on Form 10-K, including, without limitation, statements containing the words “believe,” “anticipate,” “intend,” “expect,” “may,” “could,” “plan,” “continue,” “should,” “project,” “estimate” and words of similar import, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may include projections of revenue, provisions for doubtful accounts, income or loss, capital expenditures, debt structure, principal payments on debt, capital structure, the amount and timing of funds under the meaningful use measurement standard of various Healthcare Information Technology (“HCIT”) incentive programs, other financial items and operating statistics, statements regarding our plans and objectives for future operations, acquisitions, acquisition financing, divestitures and other transactions, statements of future economic performance, statements regarding our legal proceedings and other loss contingencies, statements regarding market risk exposures, statements regarding the effects and/or interpretations of recently enacted or future health care laws and regulations, statements of the assumptions underlying or relating to any of the foregoing statements, and statements that are other than statements of historical fact.

Forward-looking statements are based on our current plans and expectations and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by our forward-looking statements. Such factors include, among other things, the risks and uncertainties identified by us under the heading “Risk Factors” in Item 1A of Part I. Furthermore, we operate in a continually changing business and regulatory environment and new risk factors emerge from time to time. We cannot predict what these new risk factors may be, nor can we assess the impact, if any, of such new risk factors on our business or results of operations or the extent to which any factor or combination of factors may cause our actual results to differ materially from those expressed or implied by any of our forward-looking statements.

Undue reliance should not be placed on our forward-looking statements. Except as required by law, we disclaim any obligation to update our risk factors or to publicly announce updates to the forward-looking statements contained in this Annual Report on Form 10-K to reflect new information, future events or other developments.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires us to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes. We consider the following critical accounting policies to be those that require us to make significant judgments and estimates when we prepare our consolidated financial statements.

Revenue

We derive a significant portion of our revenue from Medicare, Medicaid and managed care health plans. Payments for services rendered to patients covered by these programs are generally less than billed charges. For Medicare and Medicaid, provisions for contractual adjustments are made to reduce patient charges to the estimated cash receipts based on each program’s principles of payment/reimbursement (i.e., either prospectively determined or retrospectively determined costs). Final settlements under these programs are subject to administrative review and audit and, accordingly, we periodically provide reserves for the adjustments that may ultimately result therefrom. Estimates for contractual allowances under managed care health plans are primarily based on the payment terms of contractual arrangements, such as predetermined rates per diagnosis, per diem rates or discounted fee for service rates. We closely monitor our historical collection rates, as well as changes in applicable laws, rules and regulations and contract terms, to ensure that provisions are made using the most accurate information available. However, due to the complexities involved in these estimations, actual payments from payors may be different from the amounts we estimate and record. If the actual contractual reimbursement percentage under government programs and managed care contracts differed by 1% from our estimated percentage, we project that our net accounts receivable and consolidated net income as of and for the year ended December 31, 2011 would have changed by approximately $28.4 million and $17.4 million, respectively.

In the ordinary course of business, we provide services to patients who are financially unable to pay for their care. Accounts characterized as charity and indigent care are not recognized in net revenue before the provision for doubtful accounts. We maintain a uniform policy whereby patient account balances are characterized as charity and indigent care only if the patient meets certain percentages of the federal poverty level guidelines. Local hospital personnel and our collection agencies pursue payments on accounts receivable from patients who do not meet such criteria. We monitor the levels of charity and indigent care provided by our hospitals and other health care facilities and the procedures employed to identify and account for those patients.

Provision for Doubtful Accounts

Our hospitals and other health care facilities provide services to patients with health care coverage, as well as to those without health care coverage. Those patients with health care coverage are often responsible for a portion of their bill referred to as the co-payment or deductible. This portion of the bill is determined by the patient’s individual health care or insurance plan. Patients without health care coverage are evaluated at the time of service, or shortly thereafter, for their ability to pay based on federal and state poverty guidelines, qualification for Medicaid or other state assistance programs, as well as our policies for indigent and charity care. After payment, if any, is received from a third party, statements are sent to patients indicating the outstanding balances on their accounts. If an account is still outstanding after a period of time, it is referred to a primary collection agency for assistance in collecting the amount due. The primary collection agency begins the process of debt collection by contacting the patient via mail and phone. The accounts that are sent to these agencies are often difficult to collect and require more focused, dedicated attention than might be available in one of our business offices. We believe that the primary collection agencies have been very successful in collecting the accounts that we send to them. A secondary collection agency is used when accounts are returned from the primary collection agency as uncollectible. These accounts are written off as uncollectible shortly after they are returned to us from the primary collection agency. In certain circumstances, we may sell a portfolio of outstanding accounts receivable to an unrelated third party.

An account is typically sent to the primary collection agency automatically via electronic transfer of data at the end of the statement cycle although, if deemed necessary or appropriate, the account can be sent to the primary collection agency at any time. Accounts that are identified as self-pay accounts with balances less than $9.99 are automatically written off on the 20th day of each month. All accounts that have been placed with a primary collection agency that are less than $25.00 are also written off.

When considering the adequacy of our allowance for doubtful accounts, accounts receivable balances are routinely reviewed in conjunction with health care industry trends/indicators, historical collection rates by payor, aging reports and other business and economic conditions that might reasonably be expected to affect the collectibility of patient accounts. We believe that our principal risk of collection continues to be uninsured patient accounts and patient accounts for which the primary insurance payor has paid but patient responsibility amounts (generally deductibles and co-payments) remain outstanding. If our actual collection rate changed by 1% from the estimated percentage that we used, we project that our allowance for doubtful accounts and consolidated net income as of and for the year ended December 31, 2011 would have changed by approximately $5.8 million and $3.5 million, respectively.

Although we believe that our existing allowance for doubtful accounts reserve policies for all payor classes are appropriate and responsive to both the current health care environment and the overall economic climate, we will continue to monitor cash collections, accounts receivable agings and related industry trends. Changes in payor mix, general economic conditions or federal and state government health care coverage, including the effects of the Health Care Reform Act, could each have a material adverse effect on our accounts receivable collections, cash flows and results of operations and could result in accounting policy modifications in the future.

Of the accounts receivable identified as due from third party payors at the time of billing, a small percentage may convert to self-pay upon denials from third party payors. Those accounts are closely monitored on a routine basis for potential denial and are reclassified as appropriate. Third party payor and self-pay balances, as a percent of total gross billed accounts receivable, are summarized in the tables below.

	December 31, 2011
	0-180 days	181-240 days	241-300 days	301 days and over

Medicare	16%	—%	—%	—%
Medicaid	13	1	1	—
Commercial insurance and others	41	2	1	1
Self-pay	13	4	4	3

Totals	83%	7%	6%	4%

	December 31, 2010
	0-180 days	181-240 days	241-300 days	301 days and over

Medicare	17%	—%	—%	—%
Medicaid	12	1	—	—
Commercial insurance and others	38	2	1	1
Self-pay	15	5	5	3

Totals	82%	8%	6%	4%

Accounts receivable are reserved at increasing percentages as they age. All accounts are reserved 100% when they age 300 days from the date of discharge. In addition to days sales outstanding, which is discussed below under “Liquidity, Capital Resources and Capital Expenditures,” we use other factors to analyze the collectibility of our accounts receivable. In that regard, we compare subsequent cash collections to net accounts receivable recorded on our consolidated balance sheet. We also review the provision for doubtful accounts as a percent of net revenue before the provision for doubtful accounts and the allowance for doubtful accounts as a percent of gross accounts receivable. These and other factors are reviewed monthly and are closely monitored for emerging trends in our accounts receivable portfolio.

Impairments of Long-Lived Assets and Goodwill

Long-lived assets. We review our long-lived assets, including amortizable intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of those assets may not be fully recoverable (e.g., advances in technology, deteriorating operating results, excess capacity, obsolescence, etc.). The determination of possible impairment of assets to be held and used is predicated on our estimate of the asset’s undiscounted future cash flows. If the estimated future cash flows are less than the carrying value of the asset, an impairment charge is recognized for the difference between the asset’s estimated fair value and its carrying value. Long-lived assets to be disposed of, including discontinued operations, are reported at the lower of their carrying amount or estimated fair value, less costs to sell. Estimates of fair value are based on recent sales of similar assets, market analyses, pending disposition transactions and market responses based on discussions with, and offers received from, potential buyers. There were no long-lived asset impairment charges that were material to our continuing operations during the years ended December 31, 2011, 2010 and 2009; however, as discussed at Note 10 to the Consolidated Financial Statements in Item 8, we recognized long-lived asset charges of approximately $8.4 million and $4.6 million in discontinued operations during 2010 and 2009, respectively.

Goodwill. Goodwill is reviewed for impairment on an annual basis (i.e., each October 1) and whenever circumstances indicate that a possible impairment might exist. Our judgment regarding the existence of impairment indicators is based on, among other things, market conditions and operational performance. When performing goodwill impairment tests prior to 2011, we initially compared the estimated fair values of each reporting unit’s net assets, including allocated home office net assets, to the corresponding carrying amounts on our consolidated balance sheet. The estimated fair values of our reporting units were determined using a market approach methodology based on revenue multiples. We also considered a valuation methodology using discounted cash flows and a market approach valuation methodology based on comparable transactions. If the estimated fair value of a reporting unit’s net assets was less than the balance sheet carrying amount, we determined the implied fair value of the reporting unit’s goodwill, compared such fair value to the corresponding carrying amount and, if necessary, recorded a goodwill impairment charge.

During September 2011, the Financial Accounting Standards Board amended the accounting standards in GAAP as they relate to the annual test for goodwill impairment (the “Goodwill Update”). The Goodwill Update allows, but does not require, an initial assessment of qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount for the purpose of determining if detailed quantitative goodwill impairment testing is necessary. We elected to early adopt the Goodwill Update in connection with our annual goodwill impairment testing on October 1, 2011. Our adoption of the Goodwill Update did not have a material impact on our annual goodwill impairment testing or the results therefrom. Specifically, the qualitative factors reviewed by us did not reveal any circumstances whereby detailed quantitative goodwill impairment testing was necessary at the reporting unit level. There were no goodwill impairment charges in continuing operations during the years ended December 31, 2011, 2010 and 2009; however, as discussed at Note 10 to the Consolidated Financial Statements in Item 8, we recognized a goodwill impairment charge of approximately $3.6 million in discontinued operations during 2011. We do not believe that any of our reporting units are currently at risk of incurring a goodwill impairment charge.

Qualitative assessments of our reporting units are based on estimates and assumptions that we believe to be reasonable but are ultimately unpredictable and inherently uncertain. Additionally, we make certain judgments and assumptions when allocating home office assets and liabilities to determine the carrying values of our reporting units. Changes in the estimates, assumptions and other qualitative factors used to conduct goodwill impairment tests, including revenue and profitability projections and market values, could indicate that our goodwill is impaired in future periods and result in a write-off of some or all of our goodwill at that time. Reporting units are one level below the operating segment level (see Note 1(m) to the Consolidated Financial Statements in Item 8). However, after consideration of the relevant GAAP aggregation rules, we determined that our goodwill impairment testing should be performed at the divisional operating level. Goodwill is discretely allocated to our reporting units (i.e., each hospital’s goodwill is included as a component of the aggregate reporting unit goodwill being evaluated during the impairment analysis).

Income Taxes

We make estimates to record the provision for income taxes, including conclusions regarding deferred tax assets and deferred tax liabilities, as well as valuation allowances that might be required to offset deferred tax assets. We estimate valuation allowances to reduce deferred tax assets to the amounts that we believe are more likely than not to be realized in future periods. When establishing valuation allowances, we consider all relevant information, including ongoing tax planning strategies. We believe that, other than certain state net operating loss carryforwards, reversals of existing taxable temporary differences, future taxable income and carrybacks will enable us to realize our deferred tax assets and, therefore, we have not recorded any material valuation allowances against our deferred tax assets.

We operate in multiple states with varying tax laws. We are subject to both federal and state audits of our tax filings. Our federal income tax returns have been examined by the Internal Revenue Service through the period ended December 31, 2009. We participate in the Internal Revenue Service’s Compliance Assurance Program whereby our federal income tax returns will be audited on a concurrent basis. The Internal Revenue Service is currently auditing our income tax return for the year ended December 31, 2010. We make estimates to record tax reserves that we believe adequately provide for audit adjustments, if any.

Professional Liability Risks

As with most other health care providers, we are subject to claims and legal actions by patients and others in the ordinary course of business. We use our wholly owned captive insurance subsidiary and our risk retention group subsidiary, which are domiciled in the Cayman Islands and South Carolina, respectively, to self-insure a significant portion of our professional liability risks. Those subsidiaries, which are collectively referred to as the “Insurance Subsidiaries,” provide (i) claims-made coverage to all of our hospitals and other health care facilities and (ii) occurrence-basis coverage to most of our employed physicians. To mitigate the exposure of the self-insured program covering the hospitals and other health care facilities, the Insurance Subsidiaries buy claims-made reinsurance policies from unrelated third parties for claims above self-retention levels of $10.0 million or $15.0 million, depending on the policy year. The limits of liability provided by the Insurance Subsidiaries for each employed physician located outside of Florida is generally $1 million per claim and $3 million in the aggregate, and the corresponding limits for physicians located in Florida are $250,000 and $750,000, respectively. Our employed physicians not covered by the Insurance Subsidiaries generally maintain claims-made policies with unrelated third party insurance companies.

Our self-insured professional liability reserves reflect estimates of all known indemnity losses, incurred but not reported indemnity losses and related incurred/future loss expenses. As of December 31, 2011 and 2010, such discounted reserves, net of amounts estimated to be recoverable under reinsurance policies, were approximately $215.6 million and $180.9 million, respectively. Included in those amounts were $53.7 million and $61.3 million, respectively, of case reserves on reported claims. Historically, the average lag time between settlement of a claim and payment to the claimant is generally less than one month. Therefore, our total unpaid settled claim amount at the end of any reporting period is not significant. Our expense for professional liability risks includes: (i) an estimate of discounted losses and loss expenses for the current year, including claims incurred but not reported; (ii) changes in estimates for losses and loss expenses from prior years based on actual claim development experience; (iii) interest accretion on discounted reserves; and (iv) cumulative adjustments for changes in the discount rate, if any, during the year. Such expense was $66.3 million, $68.6 million and $60.5 million during the years ended December 31, 2011, 2010 and 2009, including $66.4 million, $52.2 million and $49.9 million, respectively, relating to current year claim activity. The year-over-year increases in our expense for current year claim activity reflect, among other things, organic and acquisition-related growth in our business.

Our reserves for self-insured professional liability risks are determined using actuarially-based techniques and methodologies. The data used to develop such reserves is based, in part, on asserted and unasserted claim information that has been accumulated by our incident reporting system. In the consolidated financial statements, these long-term liabilities are recorded at their estimated present values using a discount rate of 1.00% at both December 31, 2011 and 2010. We select a discount rate that represents a risk-free interest rate correlating to the period when the claims are projected to be paid (i.e., a weighted average payment duration of approximately three years). However, the facts and circumstances of each individual claim can result in an occurrence-to-settlement interval that varies from our payment duration estimate. As of December 31, 2011, a 25 basis point increase or decrease in the discount rate would have changed our professional liability reserve requirements by approximately $1.4 million.

For purposes of estimating case reserves, we use individual claim information, including the nature of the claim, the expected claim amount, payments made on the claim to date, the year in which the claim occurred and the laws of the jurisdiction where the incident occurred. Once case reserves for known claims are determined, the data is stratified by loss layers and retention levels, accident years, reported years, geography and other key attributes. Several actuarial methods are applied to the data by us and our external actuaries on a semi-annual basis to produce estimates of the ultimate indemnity losses and related loss expenses for both known and incurred but not reported claims. Such actuarial methods include: (i) paid and incurred extrapolation methods; (ii) frequency and severity methods to estimate the ultimate average frequency (number of claims) and the ultimate average severity (cost per claim); and (iii) Bornhuetter-Ferguson methods that add expected development to actual paid or incurred experience. Each of these actuarial methods uses our company-specific data, including: historical paid indemnity losses and loss expenses that have been accumulated over a period of fifteen years; current and historical case reserves; actual and projected census data; employed physician information; our professional liability retention levels by policy year; geographic information; trends of loss development factors; trends in the frequency and severity of claims; coverage limits of unrelated third party insurance policies; and other relevant inputs. We also consider pertinent industry data and changes in laws and regulations (e.g., tort reform, settlement caps, etc.) in the jurisdictions where our hospitals and other health care facilities operate. We believe that using the aforementioned company-specific data and other information enables us and our external actuaries to reasonably estimate (i) our ultimate indemnity losses and related loss expenses and (ii) the projected timing of the corresponding payments. Therefore, we further believe that discounting our self-insured professional liability reserves is appropriate.

Given the number of factors used to establish our reserves for self-insured professional liability risks, we believe that there is limited benefit to isolating any individual assumption or parameter from the detail computational process and calculating the impact of changing that single item. Instead, we believe that the sensitivity of the estimates of such reserves is best reflected in the selected actuarial confidence level used in the computations. In our actuarial modeling, we consistently used the central estimate, which generally approximates a confidence level at the 50th percentile. Utilizing a confidence level higher than the central estimate, while not representative of our best estimate, would reflect a reasonably likely outcome for the ultimate resolution of our known and incurred but not reported indemnity claims and related expenses. For example, using a statistical confidence level at the 70th percentile in our actuarial model would increase our discounted net reserves by approximately $23.0 million, or 10.7%.

Our reserves for self-insured professional liability risks are periodically reviewed and adjustments thereto are recorded as more information about claim trends becomes known to us. Although the ultimate settlement of these liabilities may vary from our estimates due to, among other things, their inherently complex, long-term and subjective nature, we believe that the amounts included in the consolidated financial statements are adequate and reasonable. However, if actual losses and loss expenses exceed our projections of claim activity and/or the projected claim payment duration differs from our estimates, our reserves could be materially impacted.

Other Self-Insured Programs

We provide (i) income continuance to, and reimburse certain health care costs of, our disabled employees (collectively, “workers’ compensation”) and (ii) health and welfare benefits to our employees, their spouses and certain beneficiaries. Such employee benefit programs are primarily self-insured; however, we purchase stop-loss insurance policies from unrelated third parties to mitigate our exposure to catastrophic events and individual years with high levels of benefit claim activity. We record estimated liabilities for both reported and incurred but not reported workers’ compensation and health and welfare claims based on historical loss experience and other information provided by our third party administrators. The long-term liabilities for workers’ compensation are determined using actuarially-based techniques and methodologies and are discounted to their estimated present values. We select a discount rate that represents a risk-free interest rate correlating to the period when such benefits are projected to be paid. As of December 31, 2011, a 25 basis point increase or decrease in the discount rate would have changed our net workers’ compensation liability by approximately $0.5 million (our net liability considers discounted receivables for amounts that are estimated to be recoverable under stop loss insurance policies). Although there can be no assurances, we believe that the net liabilities included in the consolidated financial statements for these self-insured programs are adequate and reasonable. If the actual costs of these programs exceed our projections and/or the projected period over which workers’ compensation benefits will be paid differs from our estimates, the net liabilities could be materially adversely affected.

Loss Contingencies

We regularly review the status of our legal and regulatory matters and assess the potential financial exposure thereof. If the potential loss from any claim, lawsuit or regulatory proceeding is considered probable and the amount can be reasonably estimated, we record a reserve. Attorneys’ fees and other costs of defending our company in respect of claims, lawsuits and regulatory proceedings are expensed in the period such fees and costs are incurred, except for those amounts relating to our professional liability risks, which are discussed at Note 1(h) to the Consolidated Financial Statements in Item 8. Significant judgment is required when determining probability and whether an exposure is reasonably estimable. Predicting the final resolution of claims, lawsuits and regulatory matters and estimating financial exposure requires consideration of substantial uncertainties and, therefore, the actual costs thereof may vary significantly from our estimates. When making determinations of likely outcomes of legal and regulatory matters and the related financial exposure, we consider many factors, including, but not limited to, the nature of the claim (including unasserted claims), the availability of insurance, our experience with similar types of claims, the jurisdiction where the matter is being adjudicated, input from in-house and external legal counsel, the likelihood of resolution through alternative dispute resolution or other means and the current status of the matter. As additional information becomes available, we reassess our potential liability and we may revise and adjust our estimates at that time. Adjustments to reserves reflect the status of negotiations, settlements, rulings, advice of legal counsel and other relevant information. Changes in our estimates of financial exposure for legal matters and other loss contingencies could have a material impact on our consolidated financial position and results of operations. See Note 13 to the Consolidated Financial Statements in Item 8 for information regarding our material legal matters and other loss contingencies.

Recent Accounting Standards Updates

See Note 1(e) and Note 12 to the Consolidated Financial Statements in Item 8 for a discussion of recent accounting standards updates that we adopted during the year ended December 31, 2011 or that we will adopt during the quarter ending March 31, 2012. We do not believe that such new accounting guidance had or will have a material impact on us.

Results of Operations

2011 Overview

The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements and the accompanying notes in Item 8.

As of December 31, 2011, we operated 66 hospitals by and through our subsidiaries with a total of 10,330 licensed beds in non-urban communities in Alabama, Arkansas, Florida, Georgia, Kentucky, Mississippi, Missouri, North Carolina, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Washington and West Virginia. See Note 10 to the Consolidated Financial Statements in Item 8 for information about one of our Tennessee-based hospitals with a lease agreement that will expire in May 2012 and will not be renewed. Also, see Note 15 for information about our pending acquisition of an 80% equity interest in each of five Oklahoma-based general acute care hospitals and their related health care operations, which we plan to complete during the quarter ending June 30, 2012. The operating results of hospitals and other ancillary health care businesses that we acquire are included in our consolidated financial statements subsequent to the date of acquisition.

Unless specifically indicated otherwise, the following discussion excludes our discontinued operations, which are identified at Note 10 to the Consolidated Financial Statements in Item 8. Such discontinued operations were not material to our consolidated results of operations during the years presented herein, other than the following items: (i) a 2010 loss of approximately $12.1 million from the sale of Riley Hospital in Meridian, Mississippi and its related health care operations; (ii) 2011, 2010 and 2009 long-lived asset and goodwill impairment charges of $3.6 million, $8.4 million and $4.6 million, respectively; and (iii) a 2009 gain of $10.4 million from the sale of equity interests in a limited liability company that owned and operated two of our general acute care hospitals.

During March 2010, the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 (collectively, the “Health Care Reform Act”) were signed into law by President Obama. The primary goals of the Health Care Reform Act are to: (i) provide coverage by January 1, 2014 to an estimated 32 to 34 million Americans who currently do not have health insurance; (ii) reform the health care delivery system to improve quality; and (iii) lower the overall costs of providing health care. To accomplish the goal of expanding coverage, the new legislation mandates that all Americans maintain a minimum level of health care coverage. To that end, the Health Care Reform Act expands Medicaid coverage, provides federal subsidies to assist low-income individuals when they obtain health insurance and establishes insurance exchanges through which individuals and small employers can purchase health insurance. Health care cost savings under the Health Care Reform Act are expected to come from: (i) reductions in Medicare and Medicaid reimbursement payments to health care providers, including hospital operators; (ii) initiatives to reduce fraud, waste and abuse in government reimbursement programs; and (iii) other reforms to federal and state reimbursement systems. Although certain aspects of the Health Care Reform Act have already become effective, it will be several years before most of the far-reaching and innovative provisions of the new legislation are fully implemented. While we continue to evaluate the provisions of the Health Care Reform Act, its overall effect on our business cannot be reasonably determined at the present time because, among other things, the new legislation is very broad in scope and there exist uncertainties regarding the interpretation and future implementation of many of the regulations mandated under the Health Care Reform Act. Additionally, the Health Care Reform Act remains subject to significant legislative debate, including possible repeal and/or amendment, and there are substantial legal challenges to various aspects of the law that have been made on constitutional grounds, including an appeal currently pending before the United States Supreme Court (a ruling is expected by July 2012). For further discussion of the Health Care Reform Act and its possible impact on our business and results of operations, see “Business – Sources of Revenue” in Item 1 of Part I and “Risk Factors” in Item 1A of Part I.

During the year ended December 31, 2011, which we refer to as the 2011 Calendar Year, we experienced growth in our net revenue before the provision for doubtful accounts over the year ended December 31, 2010, which we refer to as the 2010 Calendar Year, of approximately 14.0%. Such growth principally resulted from: (i) our acquisition of a 60% equity interest in each of three Florida-based general acute care hospitals with a total of 139 licensed beds and certain related health care operations (collectively, “Shands”) in July 2010; (ii) our acquisition of two Florida-based general acute care hospitals with a total of 413 licensed beds and certain related health care operations (collectively, “Wuesthoff”) in October 2010; (iii) our acquisition of a 95% equity interest in a Mississippi-based general acute care hospital with a total of 112 licensed beds and certain related health care operations (collectively, “Tri-Lakes”) in May 2011; (iv) our acquisition of six Tennessee-based general acute care hospitals and other ancillary health care operations with a total of 882 licensed beds (collectively, the “Mercy Hospitals”) on September 30, 2011; (v) increased surgical volume attributable to physician recruitment and market service development (e.g., ambulatory surgical centers, robotic surgical systems, etc.) at certain of our hospitals and other health care facilities; (vi) more emergency room visits, which we believe were attributable, in part, to our dedicated focus on emergency room operations; and (vii) improvements in reimbursement rates that resulted primarily from renegotiated agreements with certain commercial health insurance providers. During the 2011 Calendar Year, we recorded a first time benefit of approximately $40.0 million from the meaningful use measurement standard under various Medicare and Medicaid Healthcare Information Technology incentive programs (collectively, the “HCIT Programs”). Items that adversely affected our profitability during the 2011 Calendar Year included: (i) increases in interest expense and costs for government investigations; (ii) $24.6 million of write-offs of deferred debt issuance costs and related other attributable to a debt restructuring that we completed on November 18, 2011 (the “2011 Debt Restructuring”); and (iii) expenses attributable to our acquisition of the Mercy Hospitals and related restructuring activities. Overall, our income from continuing operations increased during the 2011 Calendar Year by $20.6 million, or 11.1%.

Our strategic operational objectives include increasing patient volume and operating margins, while decreasing uninsured/underinsured patient levels and the provision for doubtful accounts. Our specific plans include, among other things, utilizing experienced local and regional management teams, modifying physician employment agreements, renegotiating payor and vendor contracts and developing action plans responsive to feedback from patient, physician and employee satisfaction surveys. Based on the needs of the communities that we serve, we also seek opportunities for market service development, including establishing ambulatory surgical centers, urgent care centers, cardiac cath labs, angiography suites and orthopedic, cardiology and neurology/neurosurgery centers of excellence. Furthermore, we are investing significant resources in physician recruitment and retention (primary care physicians and specialists), emergency room operations, advanced robotic surgical systems, replacement hospital construction and other capital projects. For example, we continue to implement ER Extra®, which is our signature patient-centered emergency room program that is designed to reduce patient wait times, enhance patient satisfaction and improve the quality and scope of patient assessments. During 2011, we also opened a hospital that we built to replace Madison County Medical Center in Canton, Mississippi and deployed new MAKOplasty® and da Vinci® robotic surgical systems at many of our hospitals. We believe that our strategic initiatives, coupled with appropriate executive management oversight, centralized support and innovative marketing campaigns, will enhance patient, physician and employee satisfaction, improve clinical outcomes and ultimately yield increased surgical volume, emergency room visits and admissions. Additionally, as we consider potential acquisitions, joint ventures and partnerships in 2012 and beyond, we believe that continually improving our existing operations provides us with a fundamentally sound infrastructure upon which we can add hospitals and other ancillary health care businesses.

We have also taken steps that we believe are necessary to achieve industry leadership in clinical quality. Our vision is to be the highest rated health care provider of any hospital system in the country, as measured by Medicare. With our knowledgeable and experienced clinical affairs leadership supporting this critical quality initiative, we measure key performance objectives, maintain accountability for achieving those objectives and recognize the leaders whose quality indicators and clinical outcomes demonstrate improvement. As most recently reported by the Centers for Medicare and Medicaid Services, all four of our core measure care areas have dramatically improved since the commencement of our clinical quality initiatives and we now rank second in core measures amongst for-profit hospital systems. Additionally, The Joint Commission, a leading independent not-for-profit organization that accredits and certifies health care organizations in the United States, recently named nearly 60% of our hospitals as Top Performers on Key Quality Measures, which compares to a nationwide achievement rate of approximately 14%. The Joint Commission aggregated certain evidence-based accountability data from 2010, including core measurement performance data, to determine the top performers.

Outpatient services continue to play an important role in the delivery of health care in our markets, with approximately half of our net revenue before the provision for doubtful accounts generated on an outpatient basis. Recognizing the importance of these services, we have improved many of our health care facilities to accommodate the outpatient needs of the communities that they serve. We have also invested substantial capital in many of our hospitals and physician practices during the past several years, resulting in improvements and enhancements to our diagnostic imaging and ambulatory surgical services.

During the past several years, various economic and other factors have resulted in a large number of uninsured and underinsured patients seeking health care in the United States. Self-pay admissions as a percent of total admissions at our hospitals were approximately 6.7% and 7.1% during the 2011 Calendar Year and the 2010 Calendar Year, respectively. We continue to take various measures to address the impact of uninsured and underinsured patients on our business. Additionally, one of the primary goals of the Health Care Reform Act is to provide health insurance coverage to more Americans. Nevertheless, there can be no assurances that our self-pay admissions will not grow in future periods, especially in light of the prolonged downturn in the economy and correspondingly higher levels of unemployment in many of the markets served by our hospitals. Therefore, we regularly evaluate our self-pay policies and programs and consider changes or modifications as circumstances warrant.

2011 Calendar Year Compared to the 2010 Calendar Year

The tables below summarize our operating results for the 2011 Calendar Year and the 2010 Calendar Year. Hospitals that were owned/leased and operated by us for one year or more as of December 31, 2011 are referred to as same 2011 hospitals. For all year-over-year comparative discussions herein, the operating results of our same 2011 hospitals are only considered to the extent that there was a similar period of operation in both years.

	Years Ended December 31,
	2011		2010
	Amount	Percent of Net Revenue	Amount	Percent of Net Revenue
	(in thousands)		(in thousands)

Net revenue before the provision for doubtful accounts	$5,804,451		$5,092,166
Provision for doubtful accounts	(716,856)		(624,753)

Net revenue	5,087,595	100.0%	4,467,413	100.0%

Salaries and benefits	2,302,844	45.3	2,016,967	45.1
Supplies	776,598	15.3	703,426	15.7
Rent expense	154,279	3.0	122,983	2.8
Other operating expenses	1,067,980	21.0	892,465	20.0
Medicare and Medicaid HCIT incentive payments	(39,982)	(0.8)	—	—
Depreciation and amortization	267,900	5.3	241,873	5.4
Interest expense	222,747	4.4	211,673	4.7
Write-offs of deferred debt issuance costs and related other	24,595	0.4	—	—
Other	(1,771)	—	(8,797)	(0.2)

	4,775,190	93.9	4,180,590	93.5

Income from continuing operations before income taxes	312,405	6.1	286,823	6.5
Provision for income taxes	(106,071)	(2.0)	(101,049)	(2.3)

Income from continuing operations	$206,334	4.1%	$185,774	4.2%

2011 Calendar Year Compared to the 2010 Calendar Year (continued)

	Years Ended December 31,				Percent Change
	2011	2010	Change

Same 2011 Hospitals*
Occupancy	42.1%	43.9%	(180	) bps**	n/a
Patient days	1,300,722	1,350,697	(49,975)		(3.7)%
Admissions	311,053	323,917	(12,864)		(4.0)%
Adjusted admissions †	581,056	586,060	(5,004)		(0.9)%
Emergency room visits	1,430,193	1,413,831	16,362		1.2%
Surgeries	316,298	314,564	1,734		0.6%
Outpatient revenue percent ¿	51.6%	50.0%	160	bps	n/a
Inpatient revenue percent ¿	48.4%	50.0%	(160	) bps	n/a

Total Hospitals
Occupancy	42.8%	43.9%	(110	) bps	n/a
Patient days	1,424,500	1,350,697	73,803		5.5%
Admissions	338,637	323,917	14,720		4.5%
Adjusted admissions †	635,934	586,060	49,874		8.5%
Emergency room visits	1,562,028	1,413,831	148,197		10.5%
Surgeries	342,421	314,564	27,857		8.9%
Outpatient revenue percent ¿	51.9%	50.0%	190	bps	n/a
Inpatient revenue percent ¿	48.1%	50.0%	(190	) bps	n/a

*	Includes acquired hospitals to the extent we operated them for comparable periods
**	basis points
†	Admissions adjusted for outpatient volume
¿	Determined by reference to net revenue before the provision for doubtful accounts

Net revenue before the provision for doubtful accounts during the 2011 Calendar Year was approximately $5,804.5 million as compared to $5,092.2 million during the 2010 Calendar Year. This change represented an increase of $712.3 million, or 14.0%. Our same 2011 hospitals provided $243.3 million, or 34.2%, of the increase in net revenue before the provision for doubtful accounts as a result of: (i) increased outpatient and surgical volume from, among other things, market service development activities; (ii) an increase in emergency room visits; and (iii) improvements in reimbursement rates. These items were partially offset by a decrease in hospital admissions, which was primarily due to a reduction in admissions of uninsured patients and certain weather-related disruptions. The remaining 2011 increase of $469.0 million in our net revenue before the provision for doubtful accounts was due to our acquisitions of: (i) Shands in July 2010; (ii) Wuesthoff in October 2010; (iii) Tri-Lakes in May 2011; and (iv) the Mercy Hospitals in September 2011.

Net revenue before the provision for doubtful accounts per adjusted admission increased approximately 5.0% during the 2011 Calendar Year as compared to the 2010 Calendar Year. The factors contributing to such change included higher patient acuity, increased surgical volume and the favorable effects of renegotiated agreements with certain commercial health insurance providers.

Our provision for doubtful accounts during the 2011 Calendar Year increased 10 basis points to 12.4% of net revenue before the provision for doubtful accounts as compared to 12.3% of net revenue before the provision for doubtful accounts during the 2010 Calendar Year. This change was primarily due to amounts considered to be patient responsibility (e.g., deductibles, co-payments, other amounts not covered by insurance, etc.).

Our consistently applied accounting policy is that accounts written off as charity and indigent care are not recognized in net revenue before the provision for doubtful accounts and, accordingly, such amounts have no impact on our provision for doubtful accounts. However, as a measure of our fiscal performance, we routinely aggregate amounts pertaining to our (i) provision for doubtful accounts, (ii) uninsured self-pay patient discounts and (iii) foregone/unrecognized revenue for charity and indigent care and divide the resulting total by the sum of our (i) net revenue before the provision for doubtful accounts, (ii) uninsured self-pay patient discounts and (iii) foregone/unrecognized revenue for charity and indigent care. We believe that this fiscal measure, which we refer to as our Uncompensated Patient Care Percentage, provides us with key information regarding the aggregate level of patient care for which we do not receive remuneration. During the 2011 Calendar Year and the 2010 Calendar Year, our Uncompensated Patient Care Percentage was 25.6% and 25.2%, respectively. This 40 basis point increase during the 2011 Calendar Year primarily reflects greater uninsured self-pay patient revenue discounts, partially offset by a decline in self-pay patients in the mix of patients that we serve.

Salaries and benefits as a percent of net revenue after the provision for doubtful accounts (hereinafter referred to as “net revenue”) increased to 45.3% during the 2011 Calendar Year from 45.1% during the 2010 Calendar Year. During the 2011 Calendar Year, increased costs for routine salary and wage increases and disproportionately higher salaries and benefits at our recent acquisitions (including restructuring activities at the Mercy Hospitals) were mostly offset by cost containment measures such as flexible staffing and new hire limitations.

Supplies as a percent of net revenue decreased from 15.7% during the 2010 Calendar Year to 15.3% during the 2011 Calendar Year. This decrease was primarily due to improved pricing and greater discounts from our group purchasing agreement and a favorable change in our surgical volume mix during the 2011 Calendar Year.

Rent expense as a percent of net revenue increased during the 2011 Calendar Year as compared to the 2010 Calendar Year while depreciation and amortization expense as a percent of net revenue declined. In recent years, we have entered into more operating lease arrangements. As our use of operating leases has increased, depreciation and amortization expense has declined and rent expense has increased. Additionally, certain of our hospital buildings reached the end of their depreciable lives during 2010, which further reduced depreciation and amortization expense in 2011.

Other operating expenses as a percent of net revenue increased from 20.0% during the 2010 Calendar Year to 21.0% during the 2011 Calendar Year. This increase was primarily due to the costs associated with: (i) the acquisition of the Mercy Hospitals; (ii) restructuring activities at the Mercy Hospitals; and (iii) certain government investigations. See Notes 4 and 13 to the Consolidated Financial Statements in Item 8 for information regarding our recent acquisitions and our ongoing government investigations, respectively. Also contributing to the 2011 increase in other operating expenses were: (i) higher state-mandated provider taxes and increased repairs and maintenance costs during the 2011 Calendar Year; (ii) certain services at our hospitals that have been recently outsourced and/or contracted to third parties; and (iii) disproportionately higher costs at our recent acquisitions.

During the 2011 Calendar Year, we recognized a first time benefit of approximately $40.0 million under the meaningful use measurement standard of the HCIT Programs.

Interest expense increased from approximately $211.7 million during the 2010 Calendar Year to $222.7 million during the 2011 Calendar Year. Such increase was primarily due to non-cash interest expense of $16.4 million attributable to our interest rate swap contract (i.e., accumulated other comprehensive loss amortization and net fair value adjustment expense) that was recognized after the 2011 Debt Restructuring on November 18, 2011. This increase was partially offset by a lower overall effective interest rate on our former $2.75 billion seven-year term loan because less of the outstanding balance thereunder was covered by our interest rate swap contract. We also maintained a lower average outstanding principal balance on such term loan during the 2011 Calendar Year as compared to the 2010 Calendar Year and recorded a greater amount of capitalized interest during the 2011 Calendar Year. See “Liquidity, Capital Resources and Capital Expenditures” below and Note 2 to the Consolidated Financial Statements in Item 8 for information regarding our long-term debt arrangements and interest rate swap contract.

As a result of the 2011 Debt Restructuring, we wrote-off approximately $24.0 million of deferred debt issuance costs and incurred $0.6 million of related costs. See Note 2 to the Consolidated Financial Statements in Item 8 for information regarding our long-term debt and the 2011 Debt Restructuring.

Our effective income tax rates were approximately 34.0% and 35.2% during the 2011 Calendar Year and the 2010 Calendar Year, respectively. Net income attributable to noncontrolling interests, which is not tax-effected in our consolidated financial statements, reduced our effective income tax rates by approximately 290 basis points and 230 basis points during the 2011 Calendar Year and the 2010 Calendar Year, respectively. Also, see Note 6 to the Consolidated Financial Statements in Item 8 for further information regarding our effective income tax rates.

2010 Calendar Year Compared to the 2009 Calendar Year

The tables below summarize our operating results for the 2010 Calendar Year and the year ended December 31, 2009, which we refer to as the 2009 Calendar Year. Hospitals that were owned/leased and operated by us for one year or more as of December 31, 2010 are referred to as same 2010 hospitals. For all year-over-year comparative discussions herein, the operating results of our same 2010 hospitals are only considered to the extent that there was a similar period of operation in both years.

	Years Ended December 31,
	2010		2009
		Percent			Percent
		of Net			of Net
	Amount	Revenue	Amount		Revenue
	(in thousands)		(in thousands)

Net revenue before the provision for doubtful accounts	$5,092,166		$4,536,106
Provision for doubtful accounts	(624,753)		(553,639)

Net revenue	4,467,413	100.0%	3,982,467		100.0%

Salaries and benefits	2,016,967	45.1	1,779,440		44.7
Supplies	703,426	15.7	637,663		16.0
Rent expense	122,983	2.8	100,990		2.5
Other operating expenses	892,465	20.0	788,051		19.8
Depreciation and amortization	241,873	5.4	234,883		5.9
Interest expense	211,673	4.7	217,938		5.5
Gains on early extinguishment of debt, net	—	—	(16,202)		(0.4)
Write-offs of deferred debt issuance costs	—	—	444		—
Other	(8,797)	(0.2)	(4,980)		(0.1)

	4,180,590	93.5	3,738,227		93.9

Income from continuing operations before income taxes	286,823	6.5	244,240		6.1
Provision for income taxes	(101,049)	(2.3)	(82,937)		(2.0)

Income from continuing operations	$185,774	4.2%	$161,303		4.1%

	Years Ended December 31,				Percent
	2010	2009	Change		Change

Same 2010 Hospitals*
Occupancy	43.6%	45.3%	(170	) bps**	n/a
Patient days	1,243,275	1,281,093	(37,818)		(3.0)%
Admissions	301,127	306,184	(5,057)		(1.7)%
Adjusted admissions †	542,628	533,101	9,527		1.8%
Emergency room visits	1,312,705	1,352,044	(39,339)		(2.9)%
Surgeries	294,999	281,285	13,714		4.9%
Outpatient revenue percent ¿	50.1%	48.5%	160	bps	n/a
Inpatient revenue percent ¿	49.9%	51.5%	(160	) bps	n/a

Total Hospitals
Occupancy	43.9%	45.3%	(140	) bps	n/a
Patient days	1,350,697	1,281,093	69,604		5.4%
Admissions	323,917	306,184	17,733		5.8%
Adjusted admissions †	586,060	533,101	52,959		9.9%
Emergency room visits	1,413,831	1,352,044	61,787		4.6%
Surgeries	314,564	281,285	33,279		11.8%
Outpatient revenue percent ¿	50.0%	48.5%	150	bps	n/a
Inpatient revenue percent ¿	50.0%	51.5%	(150	) bps	n/a

*	Includes acquired hospitals to the extent we operated them for comparable periods
**	basis points
†	Admissions adjusted for outpatient volume
¿	Determined by reference to net revenue before the provision for doubtful accounts

Net revenue before the provision for doubtful accounts during the 2010 Calendar Year was approximately $5,092.2 million as compared to $4,536.1 million during the 2009 Calendar Year. This change represented an increase of $556.1 million, or 12.3%. Our same 2010 hospitals provided $182.7 million, or 32.9%, of the increase in net revenue before the provision for doubtful accounts as a result of increased surgical volume attributable to physician recruitment and market service development, as well as improvements in reimbursement rates. These items were partially offset by decreases in hospital admissions and emergency room visits, as well as unfavorable movement in our payor mix. Among other things, hospital admissions and emergency room visits declined in 2010 due to (i) fewer births at our hospitals and (ii) a less severe 2010 flu season as compared to 2009 when there was an outbreak of H1N1 influenza (“swine flu”) in the United States. The remaining 2010 increase of $373.4 million in our net revenue before the provision for doubtful accounts was due to our acquisitions of: (i) the 492-bed Sparks Health System (“Sparks”) in Fort Smith, Arkansas in December 2009; (ii) Shands in July 2010; and (iii) Wuesthoff in October 2010.

Net revenue before the provision for doubtful accounts per adjusted admission increased approximately 2.1% during the 2010 Calendar Year as compared to the 2009 Calendar Year. The factors contributing to such change included increased patient acuity and the favorable effects of renegotiated agreements with certain commercial health insurance providers, partially offset by the unfavorable movement in our payor mix during the 2010 Calendar Year.

Our provision for doubtful accounts during the 2010 Calendar Year increased 10 basis points to 12.3% of net revenue before the provision for doubtful accounts as compared to 12.2% of net revenue before the provision for doubtful accounts during the 2009 Calendar Year. This change was primarily due to an increase in uninsured patients in the mix of patients that we serve (approximately 7.1% and 7.0% of total hospital admissions during the 2010 Calendar Year and the 2009 Calendar Year, respectively), which can be attributed, in part, to the prolonged downturn in the economy and correspondingly higher levels of unemployment. During the 2010 Calendar Year and the 2009 Calendar Year, our Uncompensated Patient Care Percentage, which is described above under the heading “2011 Calendar Year Compared to the 2010 Calendar Year,” was 25.2% and 24.3%, respectively. This 90 basis point increase during the 2010 Calendar Year primarily reflects greater uninsured self-pay patient revenue discounts and unfavorable movement in our payor mix.

Salaries and benefits as a percent of net revenue after the provision for doubtful accounts (hereinafter referred to as “net revenue”) increased to 45.1% during the 2010 Calendar Year from 44.7% during the 2009 Calendar Year. This increase was primarily due to disproportionately higher salaries and benefits at our 2010 and 2009 acquisitions.

Supplies as a percent of net revenue decreased from 16.0% during the 2009 Calendar Year to 15.7% during the 2010 Calendar Year. This decrease was primarily due to improved pricing and greater discounts from our group purchasing agreement and a favorable change in our surgical volume mix during the 2010 Calendar Year.

Rent expense as a percent of net revenue increased during the 2010 Calendar Year as compared to the 2009 Calendar Year while depreciation and amortization expense as a percent of net revenue declined. See above under the heading “2011 Calendar Year Compared to the 2010 Calendar Year” for the factors contributing to these changes.

Other operating expenses as a percent of net revenue increased from 19.8% during the 2009 Calendar Year to 20.0% during the 2010 Calendar Year. This change was primarily due to an increase in attorneys’ fees and disproportionately higher operating expenses at our recent acquisitions.

Interest expense decreased from approximately $217.9 million during the 2009 Calendar Year to $211.7 million during the 2010 Calendar Year. Such decrease was primarily due to a lower overall effective interest rate on our former $2.75 billion seven-year term loan because less of the outstanding balance thereunder was covered by our interest rate swap contract. We also maintained lower average outstanding principal balances on such term loan and our convertible debt securities during the 2010 Calendar Year as compared to the 2009 Calendar Year. These reductions in interest expense were partially offset by a lesser amount of capitalized interest during the 2010 Calendar Year. See Note 2 to the Consolidated Financial Statements in Item 8 for information regarding our long-term debt arrangements.

During the 2009 Calendar Year, we repurchased certain of our convertible debt securities, which yielded a net gain on the early extinguishment of debt of approximately $16.2 million. See Note 2(c) to the Consolidated Financial Statements in Item 8 for information regarding our convertible debt repurchases.

Our effective income tax rates were approximately 35.2% and 34.0% during the 2010 Calendar Year and the 2009 Calendar Year, respectively. Net income attributable to noncontrolling interests, which is not tax-effected in our consolidated financial statements, reduced our effective income tax rates by approximately 230 basis points and 380 basis points during the 2010 Calendar Year and the 2009 Calendar Year, respectively. Also, see Note 6 to the Consolidated Financial Statements in Item 8 for further information regarding our effective income tax rates.

Liquidity, Capital Resources and Capital Expenditures

Liquidity

Our cash flows from continuing operating activities provide the primary source of cash for our ongoing business needs. Additionally, at December 31, 2011 approximately $81.7 million of our available-for-sale securities and $400.3 million of borrowing capacity under our new $500.0 million long-term revolving credit facility were available for, among other things, general business purposes and acquisitions. As discussed at Note 15 to the Consolidated Financial Statements in Item 8, we plan to fund the pending acquisition of an 80% equity interest in each of five Oklahoma-based general acute care hospitals and certain related health care operations with available cash balances and proceeds from sales of available-for-sale securities. We believe that our various sources of cash are adequate to meet our foreseeable operating, capital expenditure, business acquisition and debt service needs.

Below is a summary of our recent cash flow activity (in thousands).

	Years Ended December 31,
	2011	2010	2009

Sources (uses) of cash and cash equivalents:
Operating activities	$544,022	$434,691	$434,576
Investing activities	(976,011)	(393,653)	(357,253)
Financing activities	401,223	(49,483)	(127,451)
Discontinued operations	(6,903)	4,239	12,532

Net decrease in cash and cash equivalents	$(37,669)	$(4,206)	$(37,596)

2011 Calendar Year Cash Flows Compared to the 2010 Calendar Year Cash Flows

Operating Activities

Our cash flows from continuing operating activities increased approximately $109.3 million, or 25.2%, during the 2011 Calendar Year as compared to the 2010 Calendar Year. This increase primarily related to: (i) improved profitability, including our receipt of $38.3 million under the meaningful use measurement standard of the HCIT Programs; (ii) reductions in both our interest payments and our net federal and state income tax payments during the 2011 Calendar Year when compared to the 2010 Calendar Year; and (iii) increases in our accounts payable, accrued expenses and other liabilities, which were primarily due to our recent acquisitions. Partially offsetting the abovementioned favorable developments during the 2011 Calendar Year was an increase in accounts receivable at the Mercy Hospitals, which we acquired on September 30, 2011.

Prospectively, we believe that our cash flows from continuing operating activities will be adversely impacted through the middle of 2012 by delayed cash collections on accounts receivable at the Mercy Hospitals; however, our new $500.0 million long-term revolving credit facility, which is described under “Capital Resources” below and Note 2 to the Consolidated Financial Statements in Item 8, is available to provide post-acquisition working capital, if necessary, while we await approvals to bill and collect under the Medicare and Medicaid provider numbers that we assumed (see further discussion below under “Days Sales Outstanding”). We also believe that the professional and other costs of our ongoing government investigations, while difficult to predict, will continue and will vary throughout the duration of such investigations. Those costs will be paid with our cash flows from continuing operating activities. See Note 13 to the Consolidated Financial Statements in Item 8 for information regarding such government investigations. Although subject to change due to a variety of factors beyond our control, we project that during the year ending December 31, 2012 (i) we will pay $87.0 million to the counterparties of our interest rate swap contract, which is discussed at Note 2(a) to the Consolidated Financial Statements in Item 8, and (ii) we will receive additional reimbursement under the meaningful use measurement standard of the HCIT Programs ranging from $90 million to $120 million.

Investing Activities

Cash used in investing activities during the 2011 Calendar Year included: (i) approximately $302.0 million of additions to property, plant and equipment, consisting primarily of new medical equipment (including $20.7 million to purchase da Vinci® robotic surgical systems), information technology hardware and software upgrades, renovation and expansion projects at certain of our facilities and replacement hospital construction (including a hospital that opened in May 2011 to replace Madison County Medical Center in Canton, Mississippi and a new 250-bed hospital that is currently under construction and will ultimately replace our south campus facility at Poplar Bluff Regional Medical Center in Poplar Bluff, Missouri); (ii) $520.0 million to acquire the six Mercy Hospitals; (iii) $38.8 million to acquire a 95% equity interest in a Mississippi-based hospital (Tri-Lakes); (iv) $23.3 million to acquire ten ancillary health care businesses; and (v) a $35.3 million increase in our restricted funds. See Note 4 to the Consolidated Financial Statements in Item 8 for information regarding our recent acquisitions. Excluding the available-for-sale securities in restricted funds, we had a net cash outlay of $64.2 million from buying and selling such securities during the 2011 Calendar Year. These 2011 cash outlays were partially offset by (i) $4.9 million of proceeds from the sales of the remaining real property at Gulf Coast Medical Center, our closed hospital facility in Biloxi, Mississippi, and certain assets at Fishermen’s Hospital in Marathon, Florida and (ii) $2.8 million of proceeds from sales of assets and insurance recoveries.

Cash used in investing activities during the 2010 Calendar Year included: (i) approximately $209.1 million of additions to property, plant and equipment, consisting primarily of new medical equipment, information technology hardware and software upgrades, renovation and expansion projects at certain of our facilities and construction of a hospital to replace Madison County Medical Center; (ii) $152.0 million for the acquisition of two Florida-based hospitals (Wuesthoff); (iii) $21.5 million to acquire a 60% equity interest in each of three Florida-based hospitals (Shands); (iv) $18.0 million to acquire six ancillary health care businesses; and (v) a $5.8 million increase in our restricted funds. Excluding the available-for-sale securities in restricted funds, we had a net cash outlay of $16.8 million from buying and selling such securities during the 2010 Calendar Year. These 2010 cash outlays were partially offset by (i) $26.4 million of proceeds from the sale of Riley Hospital in Meridian, Mississippi, which is discussed at Note 10 to the Consolidated Financial Statements in Item 8, and (ii) $3.2 million of proceeds from sales of assets and insurance recoveries.

Financing Activities

During the 2011 Calendar Year, we received approximately $389.2 million of cash proceeds from a syndicate of banks, including $29.2 million under a then existing revolving credit facility to: (i) finance the acquisition of seven Tennessee-based general acute care hospitals and other ancillary health care operations from Catholic Health Partners and its subsidiary Mercy Health Partners, Inc.; (ii) pay certain closing costs of a credit agreement, which is described at Note 2(d) to the Consolidated Financial Statements in Item 8; and (iii) provide start-up working capital to certain of our subsidiaries that are affiliated with the newly acquired hospitals. In connection with the 2011 Debt Restructuring, we received $2,967.8 million of proceeds from new debt arrangements, which was primarily used to repay all of the principal and accrued interest outstanding under certain of our then existing debt agreements. As a result of the 2011 Debt Restructuring and normal recurring activity, our aggregate principal payments on long-term debt and capital lease obligations were $2,869.4 million during the 2011 Calendar Year. We also paid $75.1 million for debt issuance costs related to our new credit agreements and $28.3 million to noncontrolling shareholders primarily for recurring distributions. During the 2011 Calendar Year our cash provided by continuing financing activities also included (i) $14.1 million of cash proceeds from exercises of stock options and (ii) $3.0 million of excess income tax benefits from our stock-based compensation arrangements. See Notes 2 and 3 to the Consolidated Financial Statements in Item 8 for information regarding our long-term debt arrangements and capital lease obligations, respectively.

During the 2010 Calendar Year, we made principal payments on long-term debt and capital lease obligations of approximately $40.1 million. We also paid $20.6 million to noncontrolling shareholders primarily for recurring distributions. Partially offsetting these cash outlays were (i) $7.5 million of cash proceeds from exercises of stock options and (ii) $2.5 million that we received from noncontrolling shareholders to acquire minority equity interests in one of our joint ventures.

Discontinued Operations

Cash used by our discontinued operations during the 2011 Calendar Year was approximately $6.9 million, including $12.4 million of purchase price allocated from the abovementioned Mercy Health Partners, Inc. acquisition. The cash provided by our discontinued operations during the 2010 Calendar Year was $4.2 million. We do not believe that the exclusion of such amounts from our consolidated cash flows in future periods will have a material effect on our liquidity or financial position. See Note 10 to the Consolidated Financial Statements in Item 8 for information regarding our discontinued operations.

2010 Calendar Year Cash Flows Compared to the 2009 Calendar Year Cash Flows

Operating Activities

Our cash flows from continuing operating activities were approximately the same amount during the 2010 Calendar Year and the 2009 Calendar Year. However, we experienced increased cash flows during the 2010 Calendar Year from (i) improved operating profitability and (ii) increases in our liabilities during the 2010 Calendar Year that were primarily due to the timing of vendor payments. Offsetting these items were (i) income taxes (i.e., net federal and state income tax payments of $56.7 million and $1.7 million during the 2010 Calendar Year and the 2009 Calendar Year, respectively) and (ii) an increase in accounts receivable from the hospital acquisitions that we completed during 2010.

Investing Activities

Cash used in investing activities during the 2010 Calendar Year included: (i) approximately $209.1 million of additions to property, plant and equipment, consisting primarily of new medical equipment, information technology hardware and software upgrades, renovation and expansion projects at certain of our facilities and construction of a hospital to replace Madison County Medical Center in Canton, Mississippi; (ii) $152.0 million for the acquisition of two Florida-based hospitals (Wuesthoff); (iii) $21.5 million to acquire a 60% equity interest in each of three Florida-based hospitals (Shands); (iv) $18.0 million to acquire six ancillary health care businesses; and (v) a $5.8 million increase in our restricted funds. See Note 4 to the Consolidated Financial Statements in Item 8 for information regarding our recent acquisitions. Excluding the available-for-sale securities in restricted funds, we had a net cash outlay of $16.8 million from buying and selling such securities during the 2010 Calendar Year. These 2010 cash outlays were partially offset by (i) $26.4 million of proceeds from the sale of Riley Hospital in Meridian, Mississippi, which is discussed at Note 10 to the Consolidated Financial Statements in Item 8, and (ii) $3.2 million of proceeds from sales of assets and insurance recoveries.

Cash used in investing activities during the 2009 Calendar Year included (i) approximately $198.9 million of additions to property, plant and equipment, consisting primarily of renovation and expansion projects at certain of our facilities, and (ii) $138.2 million for the acquisition of a health system in Fort Smith, Arkansas (Sparks). Excluding the available-for-sale securities in restricted funds, we had a net cash outlay of $36.5 million from buying and selling such securities during the 2009 Calendar Year. These 2009 cash outlays were partially offset by a decrease in restricted funds of $11.6 million and $5.4 million of proceeds from sales of assets.

Financing Activities

During the 2010 Calendar Year, we made principal payments on long-term debt and capital lease obligations of approximately $40.1 million. We also paid $20.6 million to noncontrolling shareholders primarily for recurring distributions. Partially offsetting these cash outlays were (i) $7.5 million of cash proceeds from exercises of stock options and (ii) $2.5 million that we received from noncontrolling shareholders to acquire minority equity interests in one of our joint ventures. See Notes 2 and 3 to the Consolidated Financial Statements in Item 8 for information regarding our long-term debt arrangements and capital lease obligations, respectively.

During the 2009 Calendar Year, we borrowed and repaid $38.0 million under our then existing revolving credit facility to fund the acquisition of Sparks. Furthermore, we made principal payments on our other long-term debt and capital lease obligations of approximately $89.1 million, including mandatory and other prepayments of $43.4 million on certain then existing bank term loan indebtedness. During the 2009 Calendar Year, we also paid (i) $67.7 million to repurchase certain of our 3.75% Convertible Senior Subordinated Notes due 2028 in the open market and (ii) $35.4 million to noncontrolling shareholders, including distributions of $19.6 million from our joint venture in North Carolina and South Carolina and $6.2 million in connection with the restructuring of such joint venture. These 2009 cash outlays were partially offset by $54.8 million that we received from noncontrolling shareholders to acquire minority equity interests in our joint ventures and cash proceeds from exercises of stock options of $9.7 million. See Note 4 to the Consolidated Financial Statements in Item 8 for information regarding our joint venture activity.

Discontinued Operations

Cash provided by our discontinued operations during the 2010 Calendar Year and the 2009 Calendar Year was approximately $4.2 million and $12.5 million, respectively. We do not believe that the exclusion of such amounts from our consolidated cash flows in future periods will have a material effect on our liquidity or financial position. See Note 10 to the Consolidated Financial Statements in Item 8 for information regarding our discontinued operations.

Days Sales Outstanding

To calculate days sales outstanding, or DSO, we initially divide quarterly net revenue before the provision for doubtful accounts by the number of days in the quarter. The result is divided into the net patient accounts receivable balance at the end of the quarter to obtain our DSO. We believe that this statistic is an important measure of collections on our accounts receivable, as well as our liquidity. Our DSO was 51 days at December 31, 2011, which compares to 52 days at September 30, 2011 and 49 days at December 31, 2010.

At December 31, 2011, we were in the process of obtaining the necessary approvals for our Medicare and Medicaid provider numbers for the Mercy Hospitals and their related ancillary health care operations, which we acquired on September 30, 2011. While the necessary approvals are pending, we are unable to bill for the services that we provided at those facilities, which caused our accounts receivable to grow and correspondingly increased our DSO by approximately two days at December 31, 2011. See Note 4 to the Consolidated Financial Statements in Item 8 for information regarding our acquisition of the Mercy Hospitals. Our DSO at December 31, 2011 was also adversely impacted by certain ongoing system and billing conversions that affect our accounts receivable software applications.

Income Taxes

Other than certain state net operating loss carryforwards, we believe that it is more likely than not that reversals of existing taxable temporary differences, future taxable income and carrybacks will allow us to realize the deferred tax assets that are recognized in our consolidated balance sheets.

Effect of Legislative and Regulatory Action on Liquidity

The Medicare and Medicaid reimbursement programs are subject to change as a result of legislative and regulatory actions. Within the statutory framework of those programs, numerous areas are subject to administrative rulings, interpretations and discretion that could affect payments made to us. In the future, federal and/or state governments might (i) reduce the funds available under those programs to close budget gaps or reduce deficit spending or (ii) require more stringent utilization and quality reviews of hospital facilities, either of which could have a material adverse effect on our future revenue and liquidity. Additionally, the implementation of the Health Care Reform Act, which dramatically affects the financing and delivery of health care services in the United States, and/or the continued prevalence of managed care health plans could have an adverse effect on our future revenue and liquidity. For further discussion of the Health Care Reform Act and its possible impact on our business and results of operations, see “Business – Sources of Revenue” in Item 1 of Part I and “Risk Factors” in Item 1A of Part I.

Capital Resources

Senior Secured Credit Facilities. As more fully described at Note 2 to the Consolidated Financial Statements in Item 8, we completed the 2011 Debt Restructuring on November 18, 2011, which included, among other things, new variable rate senior secured credit facilities with a syndicate of banks (the “New Credit Facilities”). The New Credit Facilities consist of: (i) a $500.0 million five-year revolving credit facility (the “New Revolving Credit Agreement”); (ii) a $725.0 million five-year term loan (the “New Term Loan A”); and (iii) a $1.4 billion seven-year term loan (the “New Term Loan B”). We used the net proceeds from the term loans under the New Credit Facilities, together with the net proceeds from the sale of our 7.375% Senior Notes due 2020, to repay all of the principal and accrued interest outstanding under certain of our then existing debt agreements.

We can elect whether interest on borrowings under the New Credit Facilities is calculated using LIBOR or the Prime Rate (as defined in the loan agreement) as its base rate; however, the base rate for the New Term Loan B is subject to a floor of 1.0% when the LIBOR option is selected. The effective interest rate, which fluctuates with changes in the underlying base rates, includes a spread above the base rate that we select. The amount of the interest rate spread is predicated on, among other things, our Consolidated Leverage Ratio (as defined in the loan agreement). We can elect differing interest rates for each of the debt instruments that comprise the New Credit Facilities. Interest is payable in arrears at the end of a calendar quarter or on the date that the selected interest duration period ends.

Beginning on March 31, 2012, the New Term Loan A will be repaid in equal quarterly installments in an aggregate annual amount equal to 7.5% of the principal amount thereof in each of the first two years of such facility, 10.0% in the third year, 15.0% in the fourth year and 60.0% in the fifth year. The New Term Loan B requires quarterly principal payments of $3.5 million, beginning on March 31, 2012, and a balloon payment for the remaining outstanding balance at the end of the facility’s seventh year. We have the right to prepay amounts outstanding under the New Credit Facilities at any time without penalty, other than a prepayment of the New Term Loan B, which is subject to a prepayment premium during the first year of the loan agreement. At December 31, 2011, the effective interest rates on the New Term Loan A and the New Term Loan B were 3.2% and 4.5%, respectively. Those rates remained unchanged as of February 17, 2012.

Throughout the New Revolving Credit Agreement’s five-year term, we are obligated to pay commitment fees based on the amounts available for borrowing. The New Revolving Credit Agreement provides that we can borrow, on a revolving basis, up to an aggregate of $500.0 million, as adjusted for outstanding standby letters of credit of up to $75.0 million. We did not borrow under the New Revolving Credit Agreement during the period from November 18, 2011 to December 31, 2011. Although there were no amounts outstanding under the New Revolving Credit Agreement on February 17, 2012, standby letters of credit in favor of third parties of approximately $51.9 million reduced the amount available for borrowing thereunder to $448.1 million on such date. Our effective interest rate on the variable rate New Revolving Credit Agreement was approximately 3.2% on February 17, 2012.

The New Credit Facilities are generally subject to mandatory prepayment in amounts equal to: (i) 100% of the net cash proceeds received from certain asset sales, including insurance recoveries and condemnation events, subject to reinvestment provisions and the ratable offer requirements of other pari passu secured debt; (ii) 100% of the net cash proceeds from our issuance of certain new debt; and (iii) 50% of our Excess Cash Flow (as defined in the loan agreement) with step-downs of such percentage based on our Consolidated Leverage Ratio.

We intend to fund the required principal payments under the term loans of the New Credit Facilities and the related interest with available cash balances, cash provided by operating activities, proceeds from sales of available-for-sale securities and, if necessary, borrowings under the New Revolving Credit Agreement.

Demand Promissory Note. We maintain a $10.0 million secured demand promissory note in favor of a bank for use as a working capital line of credit in conjunction with our cash management program. Pursuant to the terms and conditions of the demand promissory note, we may borrow, on a revolving basis, up to the principal face amount of the note. All principal and accrued interest under the demand promissory note will be immediately due and payable upon the bank’s written demand. We did not borrow under this credit facility during the 2011 Calendar Year. The demand promissory note’s effective interest rate on February 17, 2012 was approximately 2.5%; however, there were no amounts outstanding thereunder on such date.

7.375% Senior Notes due 2020. As more fully described at Note 2(b) to the Consolidated Financial Statements in Item 8, on November 18, 2011 we completed a private placement of $875.0 million in aggregate principal amount of 7.375% Senior Notes due 2020 (the “2020 Senior Notes”). We used the net proceeds from this debt offering, together with the net proceeds from the term loans under the New Credit Facilities, to repay all of the principal and accrued interest outstanding under certain of our then existing debt agreements. The 2020 Senior Notes are senior unsecured debt obligations that bear interest at the rate of 7.375% per annum, payable semi-annually in arrears on January 15 and July 15 of each year, beginning on July 15, 2012. The 2020 Senior Notes mature on January 15, 2020 at which time the entire $875.0 million of principal is due and payable. At any time on or after January 15, 2016, the 2020 Senior Notes are redeemable at our option, in whole or in part, at the redemption prices set forth in the related indenture, plus accrued and unpaid interest. Prior to January 15, 2016, we may redeem the 2020 Senior Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus a “make-whole” premium and accrued and unpaid interest. Prior to January 15, 2015, we may also redeem up to 35% of the original principal amount of the 2020 Senior Notes with the proceeds from certain equity offerings at a redemption price of 107.375% of the principal amount of the notes being redeemed, plus accrued and unpaid interest.

We intend to fund the required semi-annual interest payments under the 2020 Senior Notes with available cash balances, cash provided by operating activities, proceeds from sales of available-for-sale securities and, if necessary, borrowings under the New Revolving Credit Agreement.

Debt Covenants

The New Credit Facilities and the indentures governing our convertible debt securities, the 2020 Senior Notes and our 6.125% Senior Notes due 2016 contain covenants that, among other things, require us to maintain compliance with certain financial ratios. At December 31, 2011, we were in compliance with all of the covenants contained in those debt agreements. Although there can be no assurances, we believe that we will continue to be in compliance with all of our debt covenants. Should we fail to comply with one or more of our debt covenants in the future and are unable to remedy the matter, an event of default may result. In that circumstance, we would seek a waiver from our lenders or renegotiate the related debt agreement; however, such renegotiations could, among other things, subject us to higher interest and financing costs on our debt obligations and our credit ratings could be adversely affected.

Dividends

The New Credit Facilities and the indentures for certain of our other debt agreements restrict our ability to pay cash dividends.

Standby Letters of Credit

As of February 17, 2012, we maintained approximately $54.1 million of standby letters of credit in favor of third parties with various expiration dates through February 21, 2013. Should any or all of these letters of credit be drawn upon, we intend to satisfy such obligations with available cash balances, cash provided by operating activities, proceeds from sales of available-for-sale securities and, if necessary, borrowings under the New Revolving Credit Agreement.

Interest Rate Swap Contract

As required by a former credit facility, we entered into a seven-year receive variable/pay fixed interest rate swap contract during February 2007. As part of the 2011 Debt Restructuring, such credit facility was terminated but the interest rate swap contract was not. Although we are exposed to financial risk in the event of nonperformance by one or more of the counterparties to the contract, we do not anticipate nonperformance because our interest rate swap contract is in a liability position and would require us to make settlement payments to the counterparties in the event of a contract termination. The interest rate swap contract provides for us to pay interest at a fixed rate of 6.7445% on the contract’s notional amount, which was originally expected to reasonably approximate the declining principal balance of a term loan under the former credit facility. At December 31, 2011, the notional amount of the interest rate swap contract was approximately $2,027.4 million. The estimated fair value of our liability for the interest rate swap contract on such date was $162.3 million and we project that $87.0 million will be payable to the counterparties during the year ending December 31, 2012. However, our aggregate payments through the contract’s expiration in February 2014, as well as the specific timing thereof, are subject to change based on, among other things, future LIBOR rates. See Note 5 to the Consolidated Financial Statements in Item 8 for information regarding the estimated fair value of our interest rate swap contract.

Net interest payable or receivable is settled between us and the counterparties at the end of each calendar quarter. We intend to fund any net interest payable to the counterparties with available cash balances, cash provided by operating activities, proceeds from sales of available-for-sale securities and, if necessary, borrowings under the New Revolving Credit Agreement.

Capital Expenditures and Other

We believe that capital expenditures for property, plant and equipment will range from 4.5% to 5.5% of our net revenue before the provision for doubtful accounts for the year ending December 31, 2012, which is within the capital expenditure limitations of the New Credit Facilities. As of December 31, 2011, we had started: (i) construction of a 250-bed general acute care hospital to ultimately replace the south campus facility at Poplar Bluff Regional Medical Center in Poplar Bluff, Missouri; (ii) several hospital renovation and expansion projects; and (iii) various information technology hardware and software upgrades. Additionally, we estimate that the remaining cost to build and equip a replacement hospital for Walton Regional Medical Center in Monroe, Georgia will range from $20 million to $25 million. We are currently obligated to complete construction of this replacement hospital no later than December 31, 2012. We do not believe that any of our construction, renovation and/or expansion projects are individually significant or that they represent, in the aggregate, a material commitment of our resources.

Part of our strategic business plan calls for us to acquire hospitals and other ancillary health care businesses in non-urban communities that are aligned with our business model, available at a reasonable price and otherwise meet our strict acquisition criteria. We fund acquisitions, replacement hospital construction and other recurring capital expenditures with available cash balances, cash provided by operating activities, proceeds from sales of available-for-sale securities, amounts available under revolving credit agreements and proceeds from long-term debt issuances, or a combination thereof. Specifically, we plan to fund the acquisition of an 80% equity interest in each of five Oklahoma-based general acute care hospitals and certain related health care operations with available cash balances and proceeds from sales of available-for-sale securities. This pending acquisition, which we expect to close during the quarter ending June 30, 2012, is discussed at Note 15 to the Consolidated Financial Statements in Item 8.

Divestitures of Idle Property and Other

We intend to sell (i) the Woman’s Center at Dallas Regional Medical Center, which was a specialty women’s hospital in Mesquite, Texas that we closed on June 1, 2008, and (ii) the former Riverside hospital campus that we acquired from Mercy Health Partners, Inc. on September 30, 2011. We are also exploring various alternatives for St. Mary’s Medical Center of Scott County wherein the hospital’s lease agreement expires in May 2012 and will not be renewed. However, the timing of such divestitures has not yet been determined. We intend to use the proceeds from any transactions involving the abovementioned facilities for general business purposes. See Note 10 to the Consolidated Financial Statements in Item 8 for information about the three facilities that we intend to divest.

Contractual Obligations and Off-Balance Sheet Arrangements

Except as set forth in the table below, we do not have any off-balance sheet arrangements.

As of December 31, 2011, we had recorded approximately (i) $200.6 million for redeemable equity securities and (ii) $39.1 million as a liability for unrecognized income tax benefits and related interest and penalties. We excluded these amounts from the table below due to the uncertainty of the amounts to be paid, if any, as well as the timing of such payments. We also excluded $215.6 million of net professional liability risk reserves (including $40.4 million in current liabilities) from the table below because we do not characterize such reserves as contractual obligations and the unpaid settled claim amount at December 31, 2011 was not significant.

As of December 31, 2011, contractual obligations for each of the next five years ending December 31 and thereafter (including principal and interest) and other commitments are summarized in the table below. Interest rates at December 31, 2011 were used in the table to estimate interest payments on variable rate debt.

	Payments Due by Year Ending December 31,
Contractual Obligations	2012	2013	2014	2015	2016	Thereafter
	(in thousands)

Long-term debt (a)	$249,435	$246,752	$350,391	$290,579	$991,054	$2,520,413
Capital leases	22,722	17,468	15,934	15,678	12,013	95,417
Operating leases (b)	125,645	103,195	76,639	59,859	39,470	111,650
Interest rate swap contract	86,975	64,501	10,831	—	—	—
Physician commitments (c)	19,260	10,945	—	—	—	—
Other	200	200	200	200	200	600

Total contractual obligations	$504,237	$443,061	$453,995	$366,316	$1,042,737	$2,728,080

Other Commitments Not Recorded on our Consolidated Balance Sheet	Commitment Expiration by Year Ending December 31,
	2012	2013	2014	2015	2016	Thereafter
	(in thousands)

Letters of credit (d)	$104,401	$—	$—	$—	$—	$—
Physician commitments (c)	26,394	16,357	—	—	—	—
Other (e)	161,191	34,830	2,000	—	—	—

Total commitments	$291,986	$51,187	$2,000	$—	$—	$—

(a)	For purposes of the above table, we assumed that we would repurchase our 3.75% Convertible Senior Subordinated Notes due 2028 on May 1, 2014 because the noteholders can unilaterally exercise their contractual right to require us to repurchase some or all of their notes on such date.
(b)	Amounts relate to obligations under operating leases for real property, real property master leases and equipment. The real property master leases are leases for buildings near our hospitals for which we guarantee a certain level of rental income to the owners of the property. We sublease space in these buildings to unrelated third parties. Future operating lease obligations are not recorded in our consolidated balance sheets.
(c)	See Note 1(e) and Note 13 to the Consolidated Financial Statements in Item 8 for information regarding physician and physician group guarantees and commitments.
(d)	Amount relates to outstanding letters of credit that principally serve as security for our workers’ compensation self-insurance program and deposits for certain utility companies.
(e)	Other includes: (i) construction costs to build replacement hospitals for both Walton Regional Medical Center in Monroe, Georgia and the south campus facility at Poplar Bluff Regional Medical Center in Poplar Bluff, Missouri; (ii) purchase commitments for supplies; and (iii) other miscellaneous commitments.

Impact of Inflation

The health care industry is labor intensive and subject to wage and related employee benefit expense increases, especially during periods of inflation and when there exists a shortage of skilled labor. A skilled nursing staff shortage throughout the health care industry has existed for the past several years and has caused nursing salaries to increase. We have addressed our nursing staff needs by increasing wages, improving hospital working conditions and fostering relationships with local nursing schools. We do not believe that the inflationary trend in nursing salaries or the nursing shortage will have an adverse effect on our results of operations.

Suppliers, utility companies and other vendors pass their cost increases to us in the form of higher prices. We believe that we have been able to partially offset increases in our operating costs by increasing prices, achieving quantity discounts for purchases through our group purchasing agreement and efficiently utilizing our resources. Although we have implemented cost control measures to curb increases in operating costs, we cannot predict our ability to recover or offset future cost increases from our many vendors.

Item 8.	Financial Statements and Supplementary Data.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Health Management Associates, Inc.

We have audited the accompanying consolidated balance sheets of Health Management Associates, Inc. as of December 31, 2011 and 2010, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2011. Our audits also included the financial statement schedule listed in the Index at Item 15. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Health Management Associates, Inc. at December 31, 2011 and 2010, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 12 to the consolidated financial statements, the Company changed the presentation of net revenue and the provision for doubtful accounts on its consolidated statements of income as a result of the adoption of the amendments to the FASB Accounting Standards Codification resulting from FASB Accounting Standards Update No. 2011-07, Presentation and Disclosure of Patient Service Revenue, Provision for Bad Debts, and the Allowance for Doubtful Accounts for Certain Health Care Entities.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Health Management Associates, Inc.’s internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 27, 2012 expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP

Certified Public Accountants

Miami, Florida

February 27, 2012,

except for Notes 12 and 16, as to which the date is August 10, 2012

HEALTH MANAGEMENT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	Years Ended December 31,
	2011	2010	2009

Net revenue before the provision for doubtful accounts	$5,804,451	$5,092,166	$4,536,106
Provision for doubtful accounts	(716,856)	(624,753)	(553,639)

Net revenue	5,087,595	4,467,413	3,982,467

Salaries and benefits	2,302,844	2,016,967	1,779,440
Supplies	776,598	703,426	637,663
Rent expense	154,279	122,983	100,990
Other operating expenses	1,067,980	892,465	788,051
Medicare and Medicaid HCIT incentive payments	(39,982)	—	—
Depreciation and amortization	267,900	241,873	234,883
Interest expense	222,747	211,673	217,938
Gains on early extinguishment of debt, net	—	—	(16,202)
Write-offs of deferred debt issuance costs and related other	24,595	—	444
Other	(1,771)	(8,797)	(4,980)

	4,775,190	4,180,590	3,738,227

Income from continuing operations before income taxes	312,405	286,823	244,240
Provision for income taxes	(106,071)	(101,049)	(82,937)

Income from continuing operations	206,334	185,774	161,303
Income (loss) from discontinued operations, including gains/losses on disposals, net of income taxes (see Notes 4 and 10)	(2,409)	(13,526)	2,638

Consolidated net income	203,925	172,248	163,941
Net income attributable to noncontrolling interests	(25,215)	(22,179)	(25,759)

Net income attributable to Health Management Associates, Inc.	$178,710	$150,069	$138,182

Earnings (loss) per share attributable to Health Management Associates, Inc. common stockholders:
Basic
Continuing operations	$0.72	$0.66	$0.55
Discontinued operations	(0.01)	(0.05)	0.01

Net income	$0.71	$0.61	$0.56

Diluted
Continuing operations	$0.71	$0.65	$0.55
Discontinued operations	(0.01)	(0.05)	0.01

Net income	$0.70	$0.60	$0.56

Weighted average number of shares outstanding:
Basic	251,541	248,272	245,381

Diluted	255,037	251,106	246,965

See accompanying notes.

HEALTH MANAGEMENT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands)

	Years Ended December 31,
	2011	2010	2009

Consolidated net income	$203,925	$172,248	$163,941
Components of other comprehensive income (loss) before income taxes attributable to:
Interest rate swap contract
Changes in fair value	47,735	(17,646)	85,923
Reclassification adjustments for amortization of expense into net income	10,384	—	—

Net activity attributable to the interest rate swap contract	58,119	(17,646)	85,923

Available-for-sale securities
Unrealized gains (losses) on available-for-sale securities, net	(117)	2,473	2,086
Adjustments for net (gains) losses reclassified into net income	(1,020)	(2,143)	—

Net activity attributable to available-for-sale securities	(1,137)	330	2,086

Other comprehensive income (loss) before income taxes	56,982	(17,316)	88,009
Income tax (expense) benefit related to items of other comprehensive income (loss)	(21,298)	6,434	(38,337)

Other comprehensive income (loss), net	35,684	(10,882)	49,672

Total consolidated comprehensive income	239,609	161,366	213,613
Total comprehensive income attributable to noncontrolling interests	(25,215)	(22,179)	(25,759)

Total comprehensive income attributable to Health Management Associates, Inc. common stockholders	$214,394	$139,187	$187,854

See accompanying notes.

HEALTH MANAGEMENT ASSOCIATES, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	December 31,
	2011	2010

ASSETS
Current assets:
Cash and cash equivalents	$64,143	$101,812
Available-for-sale securities	122,277	57,327
Accounts receivable, less allowances for doubtful accounts of $578,972 and $495,486 at December 31, 2011 and 2010, respectively	903,517	759,131
Supplies, at cost (first-in, first-out method)	156,529	137,214
Prepaid expenses	59,066	46,867
Prepaid and recoverable income taxes	61,756	44,961
Restricted funds	28,289	39,684
Assets of discontinued operations	14,561	11,384

Total current assets	1,410,138	1,198,380

Property, plant and equipment:
Land and improvements	249,842	201,278
Buildings and improvements	2,848,185	2,431,910
Leasehold improvements	259,048	200,538
Equipment	1,565,236	1,332,064
Construction in progress	164,185	99,645

	5,086,496	4,265,435
Accumulated depreciation and amortization	(1,823,324)	(1,602,488)

Net property, plant and equipment	3,263,172	2,662,947

Restricted funds	96,244	51,067
Goodwill	999,380	909,470
Deferred charges and other assets	235,255	88,221

Total assets	$6,004,189	$4,910,085

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable	$198,120	$172,501
Accrued payroll and related taxes	80,281	83,286
Accrued expenses and other liabilities	368,790	226,125
Due to third party payors	20,658	11,921
Deferred income taxes	50,466	27,052
Current maturities of long-term debt and capital lease obligations	85,509	34,745

Total current liabilities	803,824	555,630

Deferred income taxes	234,080	157,177
Long-term debt and capital lease obligations, less current maturities	3,489,489	2,983,719
Other long-term liabilities	491,037	478,586

Total liabilities	5,018,430	4,175,112

Redeemable equity securities	200,643	201,487

Stockholders’ equity:
Health Management Associates, Inc. equity:
Preferred stock, $0.01 par value, 5,000 shares authorized, none issued	—	—
Common stock, Class A, $0.01 par value, 750,000 shares authorized, 254,156 shares and 250,880 shares issued at December 31, 2011 and 2010, respectively	2,542	2,509
Accumulated other comprehensive income (loss), net of income taxes	(95,440)	(131,124)
Additional paid-in capital	156,859	123,040
Retained earnings	705,180	526,470

Total Health Management Associates, Inc. stockholders’ equity	769,141	520,895
Noncontrolling interests	15,975	12,591

Total stockholders’ equity	785,116	533,486

Total liabilities and stockholders’ equity	$6,004,189	$4,910,085

See accompanying notes.

HEALTH MANAGEMENT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

Years Ended December 31, 2011, 2010 and 2009

(in thousands)

	Health Management Associates, Inc.
			Accumulated
			Other	Additional			Total
	Common Stock		Comprehensive	Paid-in	Retained	Noncontrolling	Stockholders’
	Shares	Par Value	Income (Loss), Net	Capital	Earnings	Interests	Equity

Balances at January 1, 2009	244,221	$2,442	$(169,914)	$108,374	$238,219	$106,690	$285,811

Net income	—	—	—	—	138,182	25,759	163,941
Unrealized gains (losses) on available-for-sale securities and reclassifications into net income, net	—	—	1,351	—	—	—	1,351
Change in fair value of interest rate swap contract and amortization of expense into net income, net	—	—	48,321	—	—	—	48,321
Exercises of stock options and related tax matters	1,632	16	—	10,734	—	—	10,750
Issuances of deferred stock and restricted stock and related tax matters	2,664	27	—	(1,376)	—	—	(1,349)
Stock-based compensation expense	—	—	—	10,867	—	—	10,867
Distributions to noncontrolling shareholders	—	—	—	—	—	(29,227)	(29,227)
Incremental costs of certain transactions with noncontrolling shareholders	—	—	—	(1,054)	—	—	(1,054)
Restructuring of a joint venture with Novant Health, Inc., net (see Note 4)	—	—	—	(31,014)	—	(28,206)	(59,220)
Reclassification to redeemable equity securities	—	—	—	—	—	(68,571)	(68,571)

Balances at December 31, 2009	248,517	2,485	(120,242)	96,531	376,401	6,445	361,620

Net income	—	—	—	—	150,069	22,179	172,248
Unrealized gains (losses) on available-for-sale securities and reclassifications into net income, net	—	—	221	—	—	—	221
Change in fair value of interest rate swap contract and amortization of expense into net income, net	—	—	(11,103)	—	—	—	(11,103)
Exercises of stock options and related tax matters	1,094	11	—	11,328	—	—	11,339
Issuances of deferred stock and restricted stock and related tax matters	1,269	13	—	(3,185)	—	—	(3,172)
Stock-based compensation expense	—	—	—	18,366	—	—	18,366
Distributions to noncontrolling shareholders	—	—	—	—	—	(19,598)	(19,598)
Noncontrolling shareholder interests in an acquired business	—	—	—	—	—	3,565	3,565

Balances at December 31, 2010	250,880	2,509	(131,124)	123,040	526,470	12,591	533,486

Net income	—	—	—	—	178,710	25,215	203,925
Unrealized gains (losses) on available-for-sale securities and reclassifications into net income, net	—	—	(741)	—	—	—	(741)
Change in fair value of interest rate swap contract and amortization of expense into net income, net	—	—	36,425	—	—	—	36,425
Exercises of stock options and related tax matters	1,563	16	—	16,237	—	—	16,253
Issuances of deferred stock and restricted stock and related tax matters	1,713	17	—	(7,587)	—	—	(7,570)
Stock-based compensation expense	—	—	—	25,169	—	—	25,169
Distributions to noncontrolling shareholders	—	—	—	—	—	(25,394)	(25,394)
Noncontrolling shareholder interests in acquired businesses	—	—	—	—	—	3,563	3,563

Balances at December 31, 2011	254,156	$2,542	$(95,440)	$156,859	$705,180	$15,975	$785,116

See accompanying notes.

HEALTH MANAGEMENT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2011	2010	2009

Cash flows from operating activities:
Consolidated net income	$203,925	$172,248	$163,941
Adjustments to reconcile consolidated net income to net cash provided by continuing operating activities:
Depreciation and amortization	274,526	248,583	241,683
Amortization related to interest rate swap contract	10,384	—	—
Fair value adjustment related to interest rate swap contract	5,979	—	—
Provision for doubtful accounts	716,856	624,753	553,639
Stock-based compensation expense	25,169	18,366	10,867
Losses (gains) on sales of assets, net	1,325	(711)	(1,228)
Gains on sales of available-for-sale securities, net	(518)	(4,328)	(1,384)
Gain on early extinguishment of debt, net	—	—	(16,202)
Write-offs of deferred debt issuance costs	24,045	—	444
Deferred income tax expense	79,159	20,311	90,467
Changes in assets and liabilities of continuing operations, net of the effects of acquisitions:
Accounts receivable	(870,898)	(731,607)	(595,780)
Supplies	(3,108)	(14,250)	(3,917)
Prepaid expenses	(8,271)	(6,393)	(348)
Prepaid and recoverable income taxes	(18,987)	31,020	881
Deferred charges and other long-term assets	(5,785)	5,382	(12,025)
Accounts payable	23,380	31,699	(21,296)
Accrued expenses and other liabilities	87,431	27,370	27,690
Equity compensation excess income tax benefits	(2,999)	(1,278)	(218)
(Income) loss from discontinued operations, net	2,409	13,526	(2,638)

Net cash provided by continuing operating activities	544,022	434,691	434,576

Cash flows from investing activities:
Acquisitions of hospitals and other ancillary health care businesses	(582,090)	(191,454)	(138,764)
Additions to property, plant and equipment	(302,046)	(209,108)	(198,878)
Proceeds from sales of assets and insurance recoveries	2,765	3,150	5,326
Proceeds from sales of discontinued operations	4,851	26,360	—
Purchases of available-for-sale securities	(1,385,580)	(921,724)	(86,527)
Proceeds from sales of available-for-sale securities	1,321,398	904,881	50,000
Decrease (increase) in restricted funds, net	(35,309)	(5,758)	11,590

Net cash used in continuing investing activities	(976,011)	(393,653)	(357,253)

See accompanying notes.

HEALTH MANAGEMENT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

(in thousands)

	Years Ended December 31,
	2011	2010	2009

Cash flows from financing activities:
Proceeds from long-term borrowings	$3,356,970	$—	$38,000
Principal payments on debt and capital lease obligations	(2,869,380)	(40,147)	(127,073)
Payments of debt issuance costs	(75,149)	—	—
Repurchases of convertible debt securities in the open market	—	—	(67,714)
Proceeds from exercises of stock options	14,067	7,469	9,699
Cash received from noncontrolling shareholders, net of certain costs	—	2,547	54,796
Cash payments to noncontrolling shareholders	(28,284)	(20,630)	(35,377)
Equity compensation excess income tax benefits	2,999	1,278	218

Net cash provided by (used in) continuing financing activities	401,223	(49,483)	(127,451)

Net decrease in cash and cash equivalents before discontinued operations	(30,766)	(8,445)	(50,128)
Net increases (decreases) in cash and cash equivalents from discontinued operations:
Operating activities	5,991	5,672	14,593
Investing activities (see Note 10)	(12,894)	(1,433)	(1,503)
Financing activities	—	—	(558)

Net decrease in cash and cash equivalents	(37,669)	(4,206)	(37,596)
Cash and cash equivalents at the beginning of the year	101,812	106,018	143,614

Cash and cash equivalents at the end of the year	$64,143	$101,812	$106,018

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest, net of amounts capitalized	$188,734	$204,576	$204,718

Income taxes	$50,651	$69,443	$32,124

See accompanying notes.

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011

1.	Business and Summary of Significant Accounting Policies

Health Management Associates, Inc. by and through its subsidiaries (collectively, the “Company”) provides health care services to patients in hospitals and other health care facilities in non-urban communities located primarily in the southeastern United States. As of December 31, 2011, the Company operated 66 hospitals in fifteen states with a total of 10,330 licensed beds. At such date, twenty-two of the Company’s hospitals were located in Florida and ten hospitals were located in each of Mississippi and Tennessee. See Note 10 for information about one of the Company’s Tennessee-based hospitals with a lease agreement that will expire in May 2012 and will not be renewed. Also, see Note 15 for acquisition activity subsequent to December 31, 2011.

Unless specifically indicated otherwise, all amounts and percentages presented in the notes below are exclusive of the Company’s discontinued operations, which are identified at Note 10.

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Certain amounts in the consolidated financial statements have been reclassified in prior years to conform to the current year presentation. Such reclassifications primarily related to discontinued operations. Also, see Note 12 for certain changes in the presentation of the consolidated statements of income in respect of new accounting guidance for net revenue and the provision for doubtful accounts.

The Company consistently applies the accounting policies described below.

a.	Principles of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are controlled by the Company through majority voting control. All significant intercompany accounts and transactions have been eliminated. The Company uses the equity method of accounting for investments in entities in which it exhibits significant influence, but not control, and has an ownership interest ranging from 20% to 50%.

For consolidation and variable interest entity disclosure purposes, management evaluates circumstances where the Company has ownership, contractual or other financial interests that may result in its (i) ability to direct the activities of an entity that most significantly impact such entity’s economic performance and/or (ii) obligation to absorb the losses of, or the right to receive the benefits from, an entity that could potentially be significant to that entity; however, no such arrangements that would be material to the Company’s consolidated financial position or results of operations have been identified.

b.	Cash and cash equivalents

Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less. The Company’s cash equivalents primarily consist of investment grade financial instruments.

c.	Available-for-sale securities

The Company’s investments in debt securities and shares in publicly traded stocks and mutual funds have been designated by management as available-for-sale securities, as defined by GAAP. The estimated fair values of such securities are based on quoted market prices and pricing valuation models. Changes in temporary unrealized gains and losses are recorded as adjustments to other comprehensive income, net of income taxes. Periodically, management performs an evaluative assessment of individual securities to determine whether declines in fair value are other-than-temporary. Management considers various quantitative, qualitative and judgmental factors when performing its evaluation, including, but not limited to, the nature of the security being analyzed and the length of time and extent to which a security’s fair value is below its historical cost. The weighted average cost method is used to calculate the historical cost basis of securities that are sold. Also, see Notes 5 and 11 for more information regarding the Company’s available-for-sale securities.

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

1.	Business and Summary of Significant Accounting Policies (continued)

d.	Property, plant and equipment

Property, plant and equipment are stated at cost and include major expenditures that extend an asset’s useful life. Ordinary repair and maintenance costs (e.g., medical equipment adjustments, painting, cleaning, etc.) are expensed as incurred. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the underlying assets. Estimated useful lives for buildings and improvements range from fifteen to forty years and for equipment range from three to fifteen years. Leasehold improvements, capital lease assets and other assets of a similar nature are amortized on a straight-line basis over the shorter of the term of the respective lease or the useful life of the underlying asset. Depreciation expense was approximately $219.3 million, $207.2 million and $202.8 million during the years ended December 31, 2011, 2010 and 2009, respectively.

e.	Deferred debt issuance costs, goodwill and other long-lived assets

Deferred debt issuance costs. Deferred charges and other assets include deferred debt issuance costs that are being amortized over the estimated economic life of the related debt using the effective interest method. A rollforward of the Company’s deferred debt issuance costs is presented in the table below (in thousands).

	Years Ended December 31,
	2011	2010	2009

Balances at the beginning of the year	$48,515	$48,515	$50,520
Costs associated with the issuance of long-term debt	75,149	—	—
Write-offs, primarily in connection with a debt refinancing (see Note 2)	(56,463)	—	(444)
Repurchases of convertible debt securities	—	—	(1,561)

Balances at the end of the year	$67,201	$48,515	$48,515

Accumulated amortization of deferred debt issuance costs was approximately $3.1 million and $27.9 million at December 31, 2011 and 2010, respectively. Amortization of deferred debt issuance costs was $7.6 million, $7.1 million and $7.6 million during the years ended December 31, 2011, 2010 and 2009, respectively. Future amortization of deferred debt issuance costs is expected to approximate $11.3 million, $11.0 million, $10.5 million, $9.9 million and $8.4 million during the years ending December 31, 2012, 2013, 2014, 2015 and 2016, respectively.

Goodwill. GAAP calls for goodwill (i.e., the excess of cost over acquired net assets) and intangible assets with indefinite useful lives to be tested for impairment annually and whenever circumstances indicate that a possible impairment might exist. When performing goodwill impairment tests prior to 2011, management initially compared the estimated fair values of each reporting unit’s net assets, including allocated home office net assets, to the corresponding carrying amounts on the Company’s consolidated balance sheet. The estimated fair values of the Company’s reporting units were determined using a market approach methodology based on revenue multiples. Management also considered a valuation methodology using discounted cash flows and a market approach valuation methodology based on comparable transactions. If the estimated fair value of a reporting unit’s net assets was less than the balance sheet carrying amount, management determined the implied fair value of the reporting unit’s goodwill, compared such fair value to the corresponding carrying amount and, if necessary, recorded a goodwill impairment charge.

During September 2011, the Financial Accounting Standards Board amended the accounting standards in GAAP as they relate to the annual test for goodwill impairment (the “Goodwill Update”). The Goodwill Update allows, but does not require, an initial assessment of qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount for the purpose of determining if detailed quantitative goodwill impairment testing is necessary. Public companies were required to adopt the provisions of the Goodwill Update during interim and annual periods beginning after December 15, 2011; however, early adoption was permitted. Management elected to early adopt the Goodwill Update in connection with the Company’s annual goodwill impairment testing on October 1, 2011. The Company’s adoption of the Goodwill Update did not have a material impact on its annual goodwill impairment testing or the results therefrom. Specifically, the qualitative factors reviewed by management did not reveal any circumstances whereby detailed quantitative goodwill impairment testing was necessary at the reporting unit level. There were no goodwill impairment charges in continuing operations during the years ended December 31, 2011, 2010 and 2009.

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

1.	Business and Summary of Significant Accounting Policies (continued)

Reporting units are one level below the operating segment level (see Note 1(m)). However, after consideration of the relevant GAAP aggregation rules, management determined that the Company’s goodwill impairment testing should be performed at the divisional operating level. Goodwill is discretely allocated to the Company’s reporting units (i.e., each hospital’s goodwill is included as a component of the aggregate reporting unit goodwill being evaluated during the impairment analysis).

Physician and Physician Group Guarantees. Deferred charges and other assets include estimated physician and physician group guarantee costs, which aggregated approximately $88.0 million and $60.7 million at December 31, 2011 and 2010, respectively. Such amounts are being amortized over the required service periods of the underlying contractual arrangements. The corresponding accumulated amortization was $38.8 million and $30.9 million at December 31, 2011 and 2010, respectively. Amortization expense related to estimated physician and physician group guarantee costs was $29.2 million, $21.7 million and $21.3 million during the years ended December 31, 2011, 2010 and 2009, respectively. Based on the December 31, 2011 balances, future amortization expense is expected to be $37.0 million, $10.0 million and $2.2 million during the years ending December 31, 2012, 2013 and 2014, respectively. See Note 13 for further information regarding physician and physician group guarantees.

Intangible Assets. Included in deferred charges and other assets at December 31, 2011 were intangible assets of approximately $51.2 million relating to contractual rights to operate hospitals and other health care facilities and non-compete arrangements, net of $2.0 million of accumulated amortization. See Note 4 for information about these intangible assets that were acquired during 2011. Future amortization of such assets is expected to approximate $7.9 million, $7.9 million, $7.9 million, $7.1 million and $4.2 million during the years ending December 31, 2012, 2013, 2014, 2015 and 2016, respectively.

Impairment of Long-lived Assets. When events, circumstances or operating results indicate that the carrying values of long-lived assets and/or identifiable intangible assets (excluding goodwill) that are expected to be held and used might be impaired, management prepares projections of the undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the projections indicate that the recorded amounts are not expected to be recoverable, such long-lived assets are reduced to their estimated fair values, as determined by management through various discrete valuation analyses, and the Company records an impairment charge. Long-lived assets to be disposed of are reported at the lower of their carrying amount or estimated fair value, less costs to sell. The estimates of fair value are based on recent sales of similar assets, market analyses, pending disposition transactions and market responses based on discussions with, and offers received from, potential buyers.

There were no long-lived asset impairment charges that were material to the Company’s continuing operations during the years ended December 31, 2011, 2010 and 2009. During the years ended December 31, 2011, 2010 and 2009, the Company recorded long-lived asset and goodwill impairment charges of approximately $3.6 million, $8.4 million and $4.6 million, respectively, in discontinued operations (see Note 10).

f.	Net revenue, cost of revenue and related other

Net Revenue. The Company records gross patient service charges on the accrual basis in the period that the services are rendered. Net revenue before the provision for doubtful accounts represents gross patient service charges less provisions for contractual adjustments. Approximately 40%, 41% and 41% of such net revenue during the years ended December 31, 2011, 2010 and 2009, respectively, related to services rendered to patients covered by Medicare and various state Medicaid programs. Payments for services rendered to patients covered by these programs are generally less than billed charges and, therefore, provisions for contractual adjustments are made to reduce patient charges to the estimated cash receipts based on each program’s principles of payment/reimbursement (i.e., either prospectively determined or retrospectively determined costs). Final settlements under these programs are subject to administrative review and audit and, accordingly, the Company periodically provides reserves for the adjustments that may ultimately result therefrom. Such adjustments were not material to the Company’s consolidated results of operations during the years presented herein. Laws, rules and regulations governing the Medicare and Medicaid programs are extremely complex and subject to interpretation. As a result, estimates recorded in the consolidated financial statements and disclosed in the accompanying notes may change in the future and such changes in estimates, if any, will be recorded in the Company’s operating results in the period they are identified by management. Revenue and receivables from government programs are significant to the Company’s operations; however, management does not believe that there are substantive credit risks associated with such programs. There are no other concentrations of revenue or accounts receivable with any individual payor that subject the Company to significant credit or other risks.

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

1.	Business and Summary of Significant Accounting Policies (continued)

Estimates for contractual allowances under managed care health plans are primarily based on the payment terms of contractual arrangements, such as predetermined rates per diagnosis, per diem rates or discounted fee for service rates.

Net revenue before the provision for doubtful accounts is presented net of provisions for contractual adjustments and uninsured patient discounts. The Company’s provisions for contractual adjustments were approximately $19,433 million, $15,612 million and $12,589 million during the years ended December 31, 2011, 2010 and 2009, respectively. In the ordinary course of business, the Company provides services to patients who are financially unable to pay for their care. Accounts identified as charity and indigent care are not recognized in net revenue before the provision for doubtful accounts. The Company maintains a uniform policy whereby patient account balances are characterized as charity and indigent care only if the patient meets certain percentages of the federal poverty level guidelines. Local hospital personnel and the Company’s collection agencies pursue payments on accounts receivable from patients who do not meet such criteria. Management monitors the levels of charity and indigent care provided by the Company’s hospitals and other health care facilities and the procedures employed to identify and account for those patients. Most states include an estimate of charity and indigent care costs in the determination of a hospital’s eligibility for Medicaid disproportionate share payments.

Uncompensated Patient Care. To quantify the overall impact of, and trends related to, uninsured accounts, management believes that it is beneficial to view the Company’s: (i) foregone/unrecognized revenue for charity and indigent care; (ii) uninsured self-pay patient discounts (i.e., the Company discounts its gross charges to uninsured patients for non-elective procedures by 60% or more); and (iii) provision for doubtful accounts, which is collectively referred to herein as “uncompensated patient care,” in combination rather than separately. Management estimates the costs of the Company’s uncompensated patient care using a cost-to-charge ratio that is calculated by dividing patient care costs by gross patient charges. Those costs include select direct and indirect costs such as salaries and benefits, supplies, depreciation and amortization, rent and other operating expenses. The table below sets forth the estimated costs of the Company’s uncompensated patient care (in thousands).

	Years Ended December 31,
	2011	2010	2009

Charity and indigent care foregone/unrecognized revenue (based on established rates)	$91,927	$88,797	$79,459
Uninsured self-pay patient discounts	939,763	789,370	641,911
Provision for doubtful accounts	716,856	624,753	553,639

	1,748,546	1,502,920	1,275,009
Cost-to-charge ratio	21.8%	22.3%	22.1%

Estimated costs of uncompensated patient care	$381,183	$335,151	$281,777

Cost of Revenue. The presentation of costs and expenses in the Company’s consolidated statements of income does not differentiate between costs of revenue and other costs because substantially all of such costs and expenses are related to providing health care services. Furthermore, management believes that the natural classification of expenses is the most meaningful presentation of the Company’s operations. Amounts that could be classified as general and administrative expenses include the costs of the Company’s home office, which were approximately $168.8 million, $138.7 million and $117.7 million during the years ended December 2011, 2010 and 2009, respectively.

g.	Accounts receivable and allowances for doubtful accounts

The Company grants credit without requiring collateral from its patients, most of whom live near the Company’s hospitals and are insured under third party payor agreements. In certain circumstances, the Company charges interest on past due accounts receivable (delinquent accounts are identified by reference to contractual or other payment terms); however, such interest amounts were not material to the years presented herein. The credit risk for non-governmental accounts receivable is limited due to the large number of insurance companies and other payors that provide payment and reimbursement for patient services. Accounts receivable are reported net of estimated allowances for doubtful accounts.

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

1.	Business and Summary of Significant Accounting Policies (continued)

Collection of accounts receivable from third party payors and patients is the Company’s primary source of cash and is therefore critical to its successful operating performance. Accordingly, management closely monitors the Company’s cash collection trends and the aging of accounts receivable. Collection risks principally relate to uninsured patient accounts and patient accounts for which the primary insurance payor has paid but patient responsibility amounts (generally deductibles and co-payments) remain outstanding. Provisions for doubtful accounts are primarily estimated based on cash collection analyses by payor classification and accounts receivable aging reports. When considering the adequacy of allowances for doubtful accounts, the Company’s accounts receivable balances are routinely reviewed in conjunction with historical collection rates, health care industry trends/indicators and other business and economic conditions that might reasonably be expected to affect the collectibility of patient accounts. Accounts receivable are written off after collection efforts have been pursued in accordance with the Company’s policies and procedures. Accounts written off as uncollectible are deducted from the allowance for doubtful accounts and subsequent recoveries are netted against the provision for doubtful accounts. Changes in payor mix, general economic conditions or federal and state government health care coverage could each have a material adverse effect on the Company’s accounts receivable collections, cash flows and results of operations.

h.	Professional liability claims

Reserves for self-insured professional liability indemnity claims and related expenses, including attorneys’ fees and other related costs of litigation that have been incurred and will be incurred in the future, are determined using actuarially-based techniques and methodologies. The data used to develop such reserves is based on asserted and unasserted claim information that has been accumulated by the Company’s incident reporting system, historical loss payment patterns and industry trends. Such long-term liabilities have been discounted to their estimated present values. Management selects a discount rate that represents a risk-free interest rate correlating to the period when the claims are projected to be paid. The Company’s discounted reserves at December 31, 2010 did not include any amounts for estimated losses that were expected to be covered by reinsurance policies; however, see Note 12 for new accounting guidance that the Company adopted effective January 1, 2011.

The reserves for self-insured professional liability claims and expenses are periodically reviewed and adjustments thereto are recorded as more information about claim trends becomes known to management. Adjustments to the reserves are recognized in the Company’s operating results in the period that the change in estimate is identified. See Note 13 for further discussion of the Company’s professional liability risks and related matters.

i.	Self-insured workers’ compensation and health and welfare programs

The Company provides (i) income continuance to, and reimburses certain health care costs of, its disabled employees (collectively, “workers’ compensation”) and (ii) health and welfare benefits to its employees, their spouses and certain beneficiaries. While such employee benefit programs are primarily self-insured, stop-loss insurance policies are maintained in amounts deemed appropriate by management. Nevertheless, there can be no assurances that the amount of stop-loss insurance coverage will be adequate for such Company programs.

The Company records estimated liabilities for both reported and incurred but not reported workers’ compensation and health and welfare claims based on historical loss experience and other information provided by the Company’s third party administrators. The long-term liabilities for workers’ compensation are determined using actuarially-based techniques and methodologies and are discounted to their estimated present values. Management selects a discount rate that represents a risk-free interest rate correlating to the period when such benefits are projected to be paid. The Company’s liabilities at December 31, 2010 for workers’ compensation and health and welfare benefits did not include any amounts for benefits that were expected to be covered by stop-loss policies; however, see Note 12 for new accounting guidance that the Company adopted effective January 1, 2011. Although there can be no assurances, management believes that the liabilities included in the Company’s consolidated financial statements for these self-insured programs are adequate and reasonable. If the actual costs of these programs exceed management’s estimates, the liabilities could be materially adversely affected.

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

1.	Business and Summary of Significant Accounting Policies (continued)

j.	Fair value of financial instruments

Cash and cash equivalents, net accounts receivable, accounts payable and accrued expenses and other liabilities are reflected in the consolidated balance sheets at their estimated fair values primarily due to their short-term nature. The estimated fair values of long-term debt and available-for-sale securities, which are disclosed at Notes 2 and 5, respectively, were primarily determined by reference to quoted market prices, pricing valuation models and/or bid and ask prices in the relevant market. Additionally, see Note 5 regarding the estimated fair value of the Company’s interest rate swap contract, including valuation methods and significant assumptions.

k.	Noncontrolling interests in consolidated entities and redeemable equity securities

The consolidated financial statements include all assets, liabilities, revenue and expenses of certain entities that are controlled by the Company but not wholly owned. The Company records noncontrolling interests and redeemable equity securities to reflect the ownership interests and other rights of the noncontrolling shareholders. The sale of a noncontrolling interest, where control of the affected entity is retained, is treated as an equity transaction. Moreover, direct and incremental costs of transactions with noncontrolling shareholders that change the ownership percentage of Health Management Associates, Inc. in a consolidated entity are considered part of the related equity transaction if control is maintained by the parent.

Redeemable equity securities with redemption features that are not solely within the Company’s control are classified outside of permanent equity. Those securities are initially recorded at their estimated fair value on the date of issuance. Securities that are currently redeemable or redeemable after the passage of time are adjusted to their redemption value as changes occur. If it is unlikely that a redeemable equity security will ever require redemption (e.g., management does not expect that a triggering contingency will occur, etc.), then subsequent adjustments to the initially recorded amount will only be recognized in the period that a redemption becomes probable. See Note 4 for further information regarding the Company’s redeemable equity securities.

l.	Income taxes

Deferred income tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to apply to taxable income in the periods in which the underlying deferred tax asset or liability is expected to be realized or settled. Management must make estimates when recording the Company’s provision for income taxes, including conclusions regarding deferred tax assets and deferred tax liabilities, as well as valuation allowances that might be required to offset deferred tax assets. Management estimates valuation allowances to reduce deferred tax assets to the amounts it believes are more likely than not to be realized in future periods. When establishing valuation allowances, management considers all relevant information, including ongoing tax planning strategies. Management adjusts valuation allowance estimates and records the impact of such changes in the Company’s income tax provision in the period that management determines that the probability of deferred tax asset realization has changed.

The Company operates in multiple states with varying tax laws and is subject to both federal and state audits of its tax filings. Management estimates tax reserves to adequately provide for audit adjustments, if any. Actual audit results could vary from the estimates recorded by the Company. Recorded tax reserves and the changes therein were not material to the Company’s consolidated financial position or its results of operations during the years presented herein.

See Note 6 for further information regarding income taxes.

m.	Segment reporting

GAAP requires that a company with publicly traded debt or equity securities report annual and interim financial and other information about its reportable operating segments. Operating segments are components of an enterprise for which separate financial information is available and such information is evaluated regularly by the chief operating decision maker when deciding how to allocate resources and assess performance. GAAP allows

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

1.	Business and Summary of Significant Accounting Policies (continued)

aggregation of similar operating segments into a single operating segment if the businesses have comparable economic characteristics and are otherwise considered alike. The Company’s operating segments, which provide health care services to patients in owned and leased facilities, offer comparable services, have the same types of patients, operate in a consistent manner and have similar economic and regulatory characteristics. Accordingly, such operating segments have been aggregated into a single reportable segment.

n.	Discontinued operations

GAAP requires that a component of an entity be reported as discontinued operations if, among other things, such component: (i) has been disposed of or is classified as held for sale; (ii) has operations and cash flows that can be clearly distinguished from the rest of the reporting entity; and (iii) will be eliminated from the ongoing operations of the reporting entity. In the period that a component of the Company meets such criteria, its results of operations and cash flows for current and prior periods are reclassified to discontinued operations and the assets and liabilities of the related disposal group are segregated on the consolidated balance sheet. See Note 10 for information regarding the Company’s discontinued operations.

o.	Loss contingencies

Management regularly reviews the status of the Company’s legal and regulatory matters and assesses the potential financial exposure thereof. If the potential loss from any claim, lawsuit or regulatory proceeding is considered probable and the amount can be reasonably estimated, the Company records a reserve. Significant judgment is required when determining probability and whether an exposure is reasonably estimable. The actual costs resulting from the final resolution of claims, lawsuits and regulatory matters may vary significantly from management’s estimates because, among other things, estimating such financial exposure requires consideration of substantial uncertainties. Changes in the estimates of financial exposure for legal matters and other loss contingencies could have a material impact on the Company’s consolidated financial position and results of operations. Attorneys’ fees and other costs of defending the Company in respect of claims, lawsuits and regulatory proceedings are expensed in the period such fees and costs are incurred, except as noted above at Note 1(h).

See Note 13 for information regarding the Company’s material legal matters and other loss contingencies.

2.	Long-Term Debt

The table below summarizes the Company’s long-term debt and capital lease obligations (in thousands).

	December 31,
	2011	2010

Revolving credit facilities (a)	$—	$—
Bank borrowings (a):
New Term Loan A	725,000	—
New Term Loan B, net of a discount of approximately $13,742 at December 31, 2011	1,386,258	—
Predecessor Term Loan	—	2,481,434
7.375% Senior Notes due 2020 (b)	875,000	—
6.125% Senior Notes due 2016, net of discounts of approximately $1,584 and $1,953 at December 31, 2011 and 2010, respectively (b)	398,416	398,047
3.75% Convertible Senior Subordinated Notes due 2028, net of discounts of approximately $9,802 and $13,352 at December 31, 2011 and 2010, respectively (c)	81,648	78,098
Installment notes and other unsecured long-term debt at interest rates ranging from 4.2% to 7.5%, payable through 2025	4,264	5,184
Capital lease obligations (see Note 3)	104,412	55,701

Long-term debt and capital lease obligations	3,574,998	3,018,464
Less current maturities	(85,509)	(34,745)

Long-term debt and capital lease obligations, less current maturities	$3,489,489	$2,983,719

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

2.	Long-Term Debt (continued)

a.	Bank Borrowings and Revolving Credit Facilities

New 2011 Bank Borrowings. On November 18, 2011, the Company completed a restructuring of its long-term debt (the “2011 Debt Restructuring”), which included, among other things, new variable rate senior secured credit facilities with a syndicate of banks (the “New Credit Facilities”). The New Credit Facilities consist of: (i) a $500.0 million five-year revolving credit facility (the “New Revolving Credit Agreement”); (ii) a $725.0 million five-year term loan (the “New Term Loan A”); and (iii) a $1.4 billion seven-year term loan (the “New Term Loan B”). The New Term Loan B was subject to an original issue discount of 1.0%. The Company used the net proceeds from the term loans under the New Credit Facilities, together with the net proceeds from the sale of its 7.375% Senior Notes due 2020, to repay all amounts outstanding under the Predecessor Credit Facilities and the Knoxville Credit Agreement (both of which are defined below).

The Company can elect whether interest on borrowings under the New Credit Facilities is calculated using LIBOR or the Prime Rate (as defined in the loan agreement) as its base rate; however, the base rate for the New Term Loan B is subject to a floor of 1.0% when the LIBOR option is selected. The effective interest rate, which fluctuates with changes in the underlying base rates, includes a spread above the base rate selected by the Company. The amount of the interest rate spread is predicated on, among other things, the Company’s Consolidated Leverage Ratio (as defined in the loan agreement). The Company can elect differing interest rates for each of the debt instruments that comprise the New Credit Facilities. Interest is payable in arrears at the end of a calendar quarter or on the date that the selected interest duration period ends.

Beginning on March 31, 2012, the New Term Loan A will be repaid in equal quarterly installments in an aggregate annual amount equal to 7.5% of the principal amount thereof in each of the first two years of such facility, 10.0% in the third year, 15.0% in the fourth year and 60.0% in the fifth year. The New Term Loan B requires quarterly principal payments of $3.5 million, beginning on March 31, 2012, and a balloon payment for the remaining outstanding balance at the end of the facility’s seventh year. The Company has the right to prepay amounts outstanding under the New Credit Facilities at any time without penalty, other than a prepayment of the New Term Loan B, which is subject to a prepayment premium during the first year of the loan agreement equal to 1.0% of the principal amount prepaid. At December 31, 2011, the effective interest rates on the New Term Loan A and the New Term Loan B were 3.2% and 4.5%, respectively. Those rates remained unchanged as of February 17, 2012.

Throughout the New Revolving Credit Agreement’s five-year term, the Company is obligated to pay commitment fees based on the amounts available for borrowing. The New Revolving Credit Agreement provides that the Company can borrow, on a revolving basis, up to an aggregate of $500.0 million, as adjusted for outstanding standby letters of credit of up to $75.0 million. As of February 17, 2012, standby letters of credit in favor of third parties of approximately $51.9 million reduced the amount available for borrowing under the New Revolving Credit Agreement to $448.1 million on such date. Although there were no amounts outstanding on either date, the effective interest rate on the variable rate New Revolving Credit Agreement was approximately 3.3% and 3.2% on December 31, 2011 and February 17, 2012, respectively.

The New Credit Facilities provide for a springing maturity of all amounts then outstanding to the date that is 91 days prior to the maturity date of the 2016 Senior Notes (as defined below) unless (i) the 2016 Senior Notes are first refinanced in full or (ii) the Company has liquidity at a predetermined date equal to $200 million, plus the then outstanding principal amount of the 2016 Senior Notes. The New Credit Facilities are also generally subject to mandatory prepayment in amounts equal to: (i) 100% of the net cash proceeds received from certain asset sales, including insurance recoveries and condemnation events, subject to reinvestment provisions and the ratable offer requirements of other pari passu secured debt; (ii) 100% of the net cash proceeds from the Company’s issuance of certain new debt; and (iii) 50% of the Company’s Excess Cash Flow (as defined in the loan agreement) with step-downs of such percentage based on the Company’s Consolidated Leverage Ratio.

The Company’s obligations under the New Credit Facilities are guaranteed on a joint and several basis by all of the Company’s material domestic wholly owned subsidiaries (other than certain exempted subsidiaries). As discussed below, the same subsidiaries also provide certain guarantees with respect to the Company’s obligations under the 2016 Senior Notes and the 7.375% Senior Notes due 2020. Additionally, the obligations under the New Credit Facilities, as well as those of the 2016 Senior Notes and the Demand Note (as defined below), are secured on a pari passu basis by a substantial portion of the Company’s assets (primarily those of the subsidiary guarantors under the New Credit Facilities). As a result, approximately $526.7 million, $92.4 million and $1,957.8 million of the Company’s net accounts receivable, supplies, and net property, plant and equipment, respectively, as presented in its consolidated balance sheet at December 31, 2011, collateralize the aforementioned credit facilities.

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

2.	Long-Term Debt (continued)

The agreements underlying the New Credit Facilities contain covenants that, without prior consent of the lenders, limit certain of the Company’s activities, including those relating to mergers; consolidations; the ability to secure additional indebtedness; sales, transfers and other dispositions of property and assets; capital expenditures; providing new guarantees; investing in joint ventures; and granting additional security interests. The New Credit Facilities also contain customary events of default and related cure provisions. Additionally, the Company is required to comply with certain financial covenants on a quarterly basis and its ability to pay cash dividends is subject to certain restrictions.

Predecessor Bank Borrowings. On March 1, 2007, the Company completed a recapitalization of its balance sheet, which included, among other things, $3.25 billion in new variable rate senior secured credit facilities with a syndicate of banks (the “Predecessor Credit Facilities”) that closed on February 16, 2007. The Predecessor Credit Facilities consisted of a seven-year $2.75 billion term loan (the “Predecessor Term Loan”) and a $500.0 million six-year revolving credit facility (the “Predecessor Revolving Credit Agreement”). As part of the 2011 Debt Restructuring, the Company terminated the Predecessor Credit Facilities and repaid all of the principal and accrued interest outstanding thereunder on November 18, 2011.

The Predecessor Term Loan required (i) quarterly principal payments to amortize approximately 1% of the loan’s face value during each year of the loan’s term and (ii) a balloon payment for the remaining outstanding loan balance at the end of the agreement. The Company was also required to repay principal under the Predecessor Term Loan in an amount that was as much as 50% of its annual Excess Cash Flow, as such term was defined in the Predecessor Credit Facilities’ loan agreement. Based on the annual Excess Cash Flow requirements of the Predecessor Credit Facilities, the Company made principal payments under the Predecessor Term Loan of approximately $18.4 million during the year ended December 31, 2009. The Company also prepaid $25.0 million of principal under the Predecessor Term Loan during such year. There were no annual Excess Cash Flow principal payments under the Predecessor Term Loan that were required during the years ended December 31, 2011 and 2010. In connection with the early termination of the Predecessor Credit Facilities and principal payments under the Predecessor Term Loan in advance of their original scheduled maturities, the Company wrote-off deferred debt issuance costs, net of accumulated amortization, of $13.6 million and $0.4 million during the years ended December 31, 2011 and 2009, respectively.

The Company could elect whether interest on the Predecessor Credit Facilities, which was payable quarterly in arrears, was calculated using LIBOR or prime as its base rate. The effective interest rate included a spread above the base rate selected by the Company and was subject to modification in certain circumstances. Additionally, the Company could elect differing base interest rates for the Predecessor Term Loan and the Predecessor Revolving Credit Agreement. Under the Predecessor Revolving Credit Agreement, the Company was also obligated to pay commitment fees based on the amounts available for borrowing. During February 2007, as required by the Predecessor Credit Facilities, the Company entered into a seven-year receive variable/pay fixed interest rate swap contract. The interest rate swap contract was not terminated as part of the 2011 Debt Restructuring. Although the Company is exposed to financial risk in the event of nonperformance by one or more of the counterparties to the contract, management does not anticipate nonperformance because the interest rate swap contract is in a liability position and would require the Company to make settlement payments to the counterparties in the event of a contract termination. The interest rate swap contract provides for the Company to pay interest at a fixed rate of 6.7445% on the contract’s notional amount, which was originally expected to reasonably approximate the declining principal balance of the Predecessor Term Loan. At December 31, 2011, the notional amount of the Company’s interest rate swap contract was approximately $2,027.4 million. Management projects that $87.0 million will be payable to the counterparties during the year ending December 31, 2012; however, the aggregate payments through the contract’s expiration in February 2014, as well as the specific timing thereof, are subject to change based on, among other things, future LIBOR rates. See Note 5 for discussion of the estimated fair value of the Company’s interest rate swap contract, including valuation methods and significant assumptions, and Note 11 for the accounting afforded the interest rate swap contract.

Demand Promissory Note. On July 14, 2009, the Company executed a $10.0 million secured demand promissory note in favor of a bank (the “Demand Note”). Pursuant to the terms and conditions of the Demand Note, the Company may borrow, on a revolving basis, up to the principal face amount of the note. Such borrowings, if any, will be secured on a pari passu basis with the New Credit Facilities and the 2016 Senior Notes. All principal and accrued interest under the Demand Note will be immediately due and payable upon the bank’s written demand. Interest will be payable monthly and determined using a LIBOR-based rate, plus 2.0%. Although there were no amounts outstanding on December 31, 2011 and February 17, 2012, the effective interest rate on the Demand Note was approximately 2.6% and 2.5%, respectively, on those dates.

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

2.	Long-Term Debt (continued)

b.	Senior Debt Securities

2020 Senior Notes. On November 18, 2011, the Company completed a private placement of $875.0 million in aggregate principal amount of 7.375% Senior Notes due 2020 (the “2020 Senior Notes”) at an issue price of 100% to qualified institutional buyers under Rule 144A of the Securities Act of 1933 and to persons outside the United States in accordance with Regulation S thereunder. The Company used the net proceeds from this debt offering, together with the net proceeds from the term loans under the New Credit Facilities, to repay all amounts outstanding under the Predecessor Credit Facilities and the Knoxville Credit Agreement (as defined below).

The 2020 Senior Notes are senior unsecured debt obligations that bear interest at the rate of 7.375% per annum, payable semi-annually in arrears on January 15 and July 15 of each year, beginning on July 15, 2012. The 2020 Senior Notes mature on January 15, 2020 at which time the entire $875.0 million of principal is due and payable. At any time on or after January 15, 2016, the 2020 Senior Notes are redeemable at the Company’s option, in whole or in part, at the redemption prices set forth in the related indenture, plus accrued and unpaid interest. Prior to January 15, 2016, the Company may redeem the 2020 Senior Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus a “make-whole” premium and accrued and unpaid interest. Prior to January 15, 2015, the Company may also redeem up to 35% of the original principal amount of the 2020 Senior Notes with the proceeds from certain equity offerings at a redemption price of 107.375% of the principal amount of the notes being redeemed, plus accrued and unpaid interest.

Among other things, the indenture that governs the 2020 Senior Notes limits and restricts the ability of Health Management Associates, Inc. and certain of its subsidiaries to: (i) incur additional indebtedness; (ii) pay dividends or make other distributions or repurchase or redeem capital stock; (iii) prepay, redeem or repurchase certain debt; (iv) make loans and investments; (v) consolidate, merge or sell all or substantially all of their assets; (vi) incur liens; (vii) enter into transactions with affiliates; and (viii) enter into sale-leaseback transactions. Each of the aforementioned limitations and restrictions are subject to exceptions and qualifications. Upon the occurrence of a change of control, as defined in the indenture, each holder of a 2020 Senior Note will have the right to require the Company to repurchase all or a part of such holder’s notes at a purchase price equal to 101% of the principal amount of the notes being repurchased, plus accrued and unpaid interest. Additionally, the Company may be required to use the proceeds from certain asset dispositions to repurchase 2020 Senior Notes at 100% of their principal amount, plus accrued and unpaid interest. The indenture governing the 2020 Senior Notes contains covenants, terms, events of default and related cure provisions that are customary in agreements used in connection with similar transactions.

The 2020 Senior Notes, although unsecured, are guaranteed on a joint and several basis by the same Company subsidiaries that are borrowers and/or guarantors under the New Credit Facilities and the 2016 Senior Notes (as defined below). The 2020 Senior Notes: (i) rank equally in right of payment with all of the Company’s and its subsidiary guarantors’ existing and future senior unsecured indebtedness; (ii) rank senior in right of payment to all of the Company’s and its subsidiary guarantors’ existing and future subordinated indebtedness; (iii) are effectively subordinated to all of the Company’s and its subsidiary guarantors’ existing and future secured indebtedness, to the extent of the value of the pledged assets; and (iv) are structurally subordinated to all of the existing and future liabilities of each of the Company’s subsidiaries that do not guarantee the 2020 Senior Notes.

In connection with the sale of the 2020 Senior Notes, the Company entered into a Registration Rights Agreement, pursuant to which it will: (i) file a registration statement with the Securities and Exchange Commission with respect to a registered offer to exchange the 2020 Senior Notes for publicly registered notes of the Company (the “Exchange Notes”) that will have terms substantially identical, in all material respects, to the 2020 Senior Notes and (ii) cause such registration statement to be declared effective on or before November 16, 2012. Upon the registration statement being declared effective, the Company will offer the Exchange Notes to holders of the 2020 Senior Notes in exchange for the surrender of their existing notes. In certain instances, the Company may also be required by the Registration Rights Agreement to file a shelf registration statement with the Securities and Exchange Commission for the resale of the 2020 Senior Notes. If the Company fails to meet its obligations under the Registration Rights Agreement, the interest rate on the 2020 Senior Notes will increase by 0.25% per annum for the first 90 day period following such failure and will increase by an additional 0.25% per annum for each subsequent 90 day period that the Company fails to meet its obligations, up to a maximum of 1.00% per annum.

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

2.	Long-Term Debt (continued)

2016 Senior Notes. On April 21, 2006, the Company completed the sale of $400.0 million of 6.125% Senior Notes due 2016 (the “2016 Senior Notes”). The 2016 Senior Notes (i) mature on April 15, 2016 at which time the entire $400.0 million of principal is due and payable and (ii) bear interest at a fixed rate of 6.125% per annum, payable semi-annually in arrears on April 15 and October 15. As a result of the 2011 Debt Restructuring, the 2016 Senior Notes are secured on a pari passu basis with the New Credit Facilities and the Demand Note.

If any of the Company’s subsidiaries are required to issue a guaranty in favor of the lenders under any credit facility ranking equal with the 2016 Senior Notes, such subsidiaries are also required, under the terms of the 2016 Senior Notes, to issue a guaranty for the benefit of the holders of the 2016 Senior Notes on substantially the same terms and conditions. As a result of the 2011 Debt Restructuring and the guarantees provided thereunder, the Company’s material domestic wholly owned subsidiaries (other than certain exempted subsidiaries) have provided guarantees of payment to the holders of the 2016 Senior Notes on a basis similar to the guarantees provided under the New Credit Facilities.

In connection with the sale of the 2016 Senior Notes, the Company entered into an indenture that governs such notes. The 2016 Senior Notes (and such other debt securities that may be issued from time to time under the indenture) are subject to certain covenants, which include, among other things, limitations and restrictions on: (i) the incurrence of debt secured by liens against the Company and its subsidiaries; (ii) the incurrence of subsidiary debt; (iii) sale lease-back transactions; and (iv) certain consolidations, mergers and transfers of assets. Each of the aforementioned limitations and restrictions are subject to certain contractual exceptions. The indenture governing the 2016 Senior Notes contains covenants, terms, events of default and related cure provisions that are customary in agreements used in connection with similar transactions.

c.	Convertible Senior Subordinated Notes

On May 21, 2008, the Company completed a private placement of $250.0 million of its 3.75% Convertible Senior Subordinated Notes due 2028 (the “2028 Notes”) to qualified institutional buyers under Rule 144A of the Securities Act of 1933. The 2028 Notes are general unsecured obligations that are subordinated in right of payment to all of the Company’s existing and future senior indebtedness. The 2028 Notes mature on May 1, 2028 and bear interest at a fixed rate of 3.75% per annum, payable semi-annually in arrears on May 1 and November 1. The Company can redeem the 2028 Notes for cash at any time on or after May 1, 2014, in whole or in part, at a “Redemption Price” equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest. Holders of the 2028 Notes have the right to require the Company to repurchase some or all of their notes for cash at the Redemption Price on May 1, 2014, May 1, 2018 and May 1, 2023. If the Company undergoes a Fundamental Change (as defined in the indenture governing the 2028 Notes) at any time prior to May 1, 2014, holders of the 2028 Notes will have the right to require the Company to repurchase some or all of their notes for cash at the Redemption Price.

Upon the occurrence of certain events, which are described below, the 2028 Notes become convertible into cash and, in select situations, shares of the Company’s common stock at a predetermined conversion rate that is subject to mandatory adjustment in some circumstances. The 2028 Notes are convertible at the option of the holders at the applicable “Conversion Rate” on any day prior to the scheduled trading day immediately preceding November 1, 2027 under the following circumstances: (i) if during any fiscal quarter the last reported sales price of the Company’s common stock for at least twenty trading days during the period of thirty consecutive trading days ending on the last trading day of the previous fiscal quarter is greater than or equal to 130% of the “Conversion Price” per share of the Company’s common stock on each such trading day; (ii) if the Company calls the 2028 Notes for redemption; (iii) if during the five business-day period after any five consecutive trading day period (i.e., the measurement period) in which the trading price per note for each day of the measurement period is less than 98% of the product of the last reported sales price of the Company’s common stock and the applicable Conversion Rate on each such day; or (iv) upon the occurrence of specified transactions, including, among other things, certain distributions to the Company’s stockholders. The 2028 Notes are also convertible at the option of the noteholders at any time from November 1, 2027 through the third scheduled trading day immediately preceding their maturity date.

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

2.	Long-Term Debt (continued)

Upon the issuance of the 2028 Notes, the Conversion Rate was initially set at 85.034 shares of the Company’s common stock per $1,000 principal amount of such notes. The corresponding Conversion Price was initially set at $11.76 per share of the Company’s common stock. Both the Conversion Rate and the Conversion Price are subject to mandatory adjustment upon the occurrence of certain events that are identified in the indenture governing the 2028 Notes. Noteholders are entitled to receive additional shares or cash upon the conversion of their notes if (i) the volume-weighted average price of the Company’s common stock during an Observation Period (as defined in the indenture governing the 2028 Notes) is greater than the Conversion Price or (ii) certain Fundamental Changes occur prior to May 1, 2014. The indenture governing the 2028 Notes contains covenants, terms, events of default and related cure provisions that are customary in agreements used in connection with similar transactions.

During the year ended December 31, 2009, the Company used cash on hand to repurchase approximately $108.6 million of principal face amount 2028 Notes. Such notes were repurchased in the open market at approximately 62.4% of their principal face amount, plus accrued and unpaid interest. In connection with such 2028 Note repurchases, the Company recorded a net gain on the early extinguishment of debt of $16.2 million. Prior to 2009, the Company repurchased $50.0 million of principal face amount 2028 Notes in the open market.

When the 2028 Notes were originally issued, the Company recorded a debt discount of approximately $58.1 million and an after-tax increase to additional paid-in capital of $34.0 million. The outstanding 2028 Notes at December 31, 2011 (principal face amount of $91.4 million) were recorded net of debt discounts of $9.8 million. The Company is amortizing the debt discount over a remaining period of 2.3 years using an effective interest rate of approximately 8.8%. The Company recorded interest expense of $7.3 million, $7.0 million and $7.8 million on the 2028 Notes during the years ended December 31, 2011, 2010 and 2009, respectively.

d.	Acquisition-Related Borrowings

On September 30, 2011, one of the Company’s wholly owned subsidiaries, Knoxville HMA Holdings, LLC (“HMA Knoxville”), and certain subsidiaries of HMA Knoxville entered into a credit agreement with a syndicate of banks (the “Knoxville Credit Agreement”). HMA Knoxville entered into the Knoxville Credit Agreement to facilitate its September 30, 2011 acquisition of substantially all of the assets of seven general acute care hospitals and certain related ancillary health care operations in east Tennessee. See Note 4 for information regarding this acquisition. In connection with the 2011 Debt Restructuring, the Knoxville Credit Agreement was terminated on November 18, 2011 and (i) all of the principal and accrued interest outstanding thereunder was repaid and (ii) HMA Knoxville wrote-off deferred debt issuance costs, net of accumulated amortization, of approximately $10.4 million. The Knoxville Credit Agreement consisted of a $360.0 million term loan and a $150.0 million revolving credit facility.

The full amount of the term loan was borrowed by HMA Knoxville on September 30, 2011 and that amount was included as part of the total cash consideration paid to complete the abovementioned acquisition. Borrowings under the revolving credit facility could only be used by HMA Knoxville for its working capital and general corporate purposes. The revolving credit facility allowed HMA Knoxville to borrow, on a revolving basis, up to an aggregate of $150.0 million, as adjusted for outstanding standby letters of credit of up to $5.0 million. HMA Knoxville borrowed approximately $29.2 million under the revolving credit facility through November 18, 2011. Such amount was used to pay closing costs associated with the Knoxville Credit Agreement and provide start-up working capital to HMA Knoxville and its subsidiaries. HMA Knoxville could elect whether interest on the Knoxville Credit Agreement was calculated using LIBOR or prime as its base rate. The effective interest rate included a spread above the base rate selected by HMA Knoxville.

Other. The estimated fair values of the Company’s long-term debt instruments, determined by reference to quoted market prices and/or bid and ask prices in the relevant market, are summarized in the table below (in thousands).

	December 31,
	2011	2010

New Term Loan A	$708,688	$—
New Term Loan B	1,393,000	—
Predecessor Term Loan	—	2,448,211
2016 Senior Notes	416,000	405,000
2020 Senior Notes	910,000	—
2028 Notes	94,391	109,543

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

2.	Long-Term Debt (continued)

The estimated fair values of the Company’s other long-term debt instruments reasonably approximate their carrying amounts in the consolidated balance sheets. See Note 1(j) and Note 5 for discussion of the estimated fair values of the Company’s other financial instruments, including valuation methods and significant assumptions.

At December 31, 2011, the Company was in compliance with all of the covenants contained in its debt agreements. Moreover, at such date, the Company had reserved a sufficient number of shares of its common stock to satisfy the potential conversion of some or all of the 2028 Notes.

Capitalized interest was approximately $6.0 million, $2.7 million and $4.8 million during the years ended December 31, 2011, 2010 and 2009, respectively.

Scheduled maturities of long-term debt, exclusive of capital lease obligations, for the next five years ending December 31 and thereafter are summarized in the table below (in thousands).

2012	$69,522
2013	69,546
2014	178,165
2015	122,967
2016	849,221
Thereafter	2,206,293

$3,495,714

For purposes of the above table, it was assumed that the 2028 Notes will be repurchased on May 1, 2014 because the noteholders can unilaterally exercise their contractual rights to require the Company to repurchase some or all of their notes on such date.

3.	Leases

The Company leases real property, equipment and vehicles under cancelable and non-cancelable leases. Certain of the Company’s lease agreements provide standard renewal options and recurring escalations of lease payments for, among other things, increases in the lessors’ maintenance costs and taxes. Future minimum operating and capital lease payments for the next five years ending December 31 and thereafter, including amounts relating to leased hospitals, are summarized in the table below (in thousands).

	Operating			Capital
	Real Property	Real Property Master Leases	Equipment	Real Property and Equipment	Totals

2012	$37,545	$19,252	$68,848	$22,722	$148,367
2013	30,787	17,581	54,827	17,468	120,663
2014	25,755	13,731	37,153	15,934	92,573
2015	21,987	13,219	24,653	15,678	75,537
2016	19,210	11,251	9,009	12,013	51,483
Thereafter	67,539	39,171	4,940	95,417	207,067

Total minimum payments	$202,823	$114,205	$199,430	179,232	$695,690

Less amounts representing interest				(74,820)

Present value of minimum lease payments				$104,412

The Company has entered into several real property master leases with unrelated entities in the ordinary course of business. These leases are for buildings on or near hospital properties that are either subleased to unrelated third parties or used by the local hospital in its daily operations. The Company also owns medical office buildings that are leased to unrelated third parties or used for internal purposes.

Including acquisition transactions, the Company entered into capital leases for real property and equipment of approximately $63.3 million, $12.6 million and $3.0 million during the years ended December 31, 2011, 2010 and 2009, respectively. Amortization expense pertaining to property, plant and equipment under capital lease arrangements is included with depreciation and amortization expense in the consolidated statements of income.

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

3.	Leases (continued)

The table below summarizes the Company’s assets under capital lease arrangements and other assets that are directly related to the Company’s leasing activities (e.g., leasehold improvements, contractual rights to operate hospitals, etc.), including a non-cash real property addition of approximately $22.5 million at a Company hospital during the year ended December 31, 2010.

	December 31,
	2011	2010
	(in thousands)

Property, plant and equipment under capital lease arrangements and other capitalized assets relating to leasing activities	$1,265,758	$1,124,185
Accumulated depreciation and amortization	(572,111)	(522,432)

Net book value	$693,647	$601,753

4.	Acquisitions, Joint Ventures and Other Activity

Acquisition Activity. The acquisitions described below, as well as the pending acquisition discussed at Note 15, are in furtherance of the part of the Company’s business strategy that calls for the acquisition of hospitals and other ancillary health care businesses in non-urban communities. The Company’s acquisitions are typically financed using a combination of available cash balances, proceeds from sales of available-for-sale securities, borrowings under revolving credit agreements and other long-term financing arrangements.

2011 Acquisitions. On September 30, 2011, a subsidiary of the Company, Knoxville HMA Holdings, LLC (“HMA Knoxville”), acquired from Catholic Health Partners and its subsidiary Mercy Health Partners, Inc. (“Mercy”) substantially all of the assets of Mercy’s seven general acute care hospitals in east Tennessee. Those hospitals are as follows:

•	Mercy Medical Center St. Mary’s in Knoxville (401 licensed beds);

•	Mercy Medical Center North in Powell (108 licensed beds);

•	Mercy Medical Center West in Knoxville (101 licensed beds);

•	St. Mary’s Jefferson Memorial Hospital in Jefferson City (58 licensed beds);

•	St. Mary’s Medical Center of Campbell County in LaFollette (66 licensed beds);

•	St. Mary’s Medical Center of Scott County in Oneida (25 licensed beds); and

•	Baptist Hospital of Cocke County in Newport (74 licensed beds).

HMA Knoxville also acquired (i) substantially all of Mercy’s ancillary health care operations that are affiliated with the aforementioned Tennessee-based hospitals (collectively those ancillary facilities are licensed to operate 74 beds) and (ii) Mercy’s former Riverside hospital campus (which is licensed to operate 293 beds). The Company’s east Tennessee hospital and health care network is now collectively referred to as Tennova Healthcare. See Note 10 for information regarding the Company’s treatment of St. Mary’s Medical Center of Scott County and the former Riverside hospital campus as discontinued operations on the date of acquisition. The total purchase price for this acquisition was approximately $532.4 million in cash. Additionally, HMA Knoxville assumed certain long-term lease obligations and will make maintenance and capital expenditures at the acquired hospitals. This acquisition was financed with available cash balances, which included the proceeds from sales of available-for-sale securities, and bank financing, which is described at Note 2(d).

Effective May 1, 2011, one of the Company’s subsidiaries acquired a 95% equity interest in a company that owns and operates Tri-Lakes Medical Center, a 112-bed general acute care hospital in Batesville, Mississippi, and certain related health care operations. The total purchase price for the Company’s 95% equity interest was approximately $38.8 million in cash. During the year ended December 31, 2011, certain of the Company’s subsidiaries also acquired ten ancillary health care businesses for aggregate cash consideration of $23.3 million.

2010 Acquisitions. Effective October 1, 2010, certain subsidiaries of the Company acquired from Wuesthoff Health Systems, Inc. the following general acute care hospitals and certain related health care operations: (i) 298-bed Wuesthoff Medical Center in Rockledge, Florida; and (ii) 115-bed Wuesthoff Medical Center in Melbourne, Florida. The total purchase price for this acquisition was approximately $152.0 million in cash.

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

4.	Acquisitions, Joint Ventures and Other Activity (continued)

Effective July 1, 2010, certain subsidiaries of the Company acquired from Shands HealthCare a 60% equity interest in each of the following general acute care hospitals and certain related health care operations: (i) 99-bed Shands Lake Shore hospital in Lake City, Florida; (ii) 15-bed Shands Live Oak hospital in Live Oak, Florida; and (iii) 25-bed Shands Starke hospital in Starke, Florida. Shands HealthCare or one of its affiliates continues to hold a 40% equity interest in each of these hospitals and any related health care operations. The total purchase price for the Company’s 60% equity interests in these three hospitals was approximately $21.5 million in cash. One of the Company’s subsidiaries also entered into a lease extension for Shands Lake Shore hospital through June 30, 2040. Under the related operating agreements, Shands HealthCare may require the Company to purchase its 40% equity interest in one or more of the three abovementioned hospitals if the Company experiences a change of control. The purchase price in this regard would be set at the fair market value of the equity interests being acquired.

During the year ended December 31, 2010, certain subsidiaries of the Company also acquired six ancillary health care businesses, including one in which the Company held a pre-acquisition minority equity interest, through: (i) the issuance of subsidiary equity securities valued at approximately $3.1 million; (ii) the payment of cash consideration of $18.0 million; and (iii) the assumption of a capital lease agreement.

2009 Acquisitions. Effective December 1, 2009, certain subsidiaries of the Company acquired the Sparks Health System in Fort Smith, Arkansas, which included, among other things, a 492-bed general acute care hospital, physician practices and other related health care operations. The total purchase price for this acquisition was approximately $138.2 million in cash. Additionally, effective September 30, 2009, a subsidiary of the Company issued equity securities valued at approximately $9.2 million to acquire certain ancillary health care businesses.

Other. The Company’s acquisitions are accounted for using the purchase method of accounting. The Company uses estimated exit price fair values as of the date of acquisition to (i) allocate the related purchase price to the assets acquired and liabilities assumed and (ii) record noncontrolling interests. Management uses a variety of techniques to estimate exit price fair values, including, but not limited to, valuation methodologies that derive fair values using a market approach based on comparable transactions and an approach based on depreciated replacement cost. The Company recorded incremental goodwill during each of the years ended December 31, 2011, 2010 and 2009 because the final negotiated purchase price in certain completed acquisitions exceeded the fair value of the net tangible and intangible assets acquired. Most of the goodwill that was added in 2011 and 2010 is expected to be tax deductible whereas the goodwill added in 2009 is generally non-deductible.

The Company incurred approximately $5.0 million, $0.9 million and $0.3 million of acquisition-related costs that were included in other operating expenses in the consolidated statements of income during the years ended December 31, 2011, 2010 and 2009, respectively. Amounts paid for acquisition-related costs are included in net cash provided by continuing operating activities in the consolidated statements of cash flows.

The table below summarizes the purchase price allocations for the acquisitions that were completed during the three-year period ended December 31, 2011; however, in some cases, such purchase price allocations are preliminary and remain subject to future refinement as the Company gathers supplemental information.

	Years Ended December 31,
	2011	2010	2009
	(in thousands)

Assets acquired:
Current and other assets	$25,762	$10,643	$—
Property, plant and equipment	499,900	190,364	139,645
Intangible and other long-term assets	59,606	—	—
Goodwill	89,910	27,305	7,733

Total assets acquired	675,178	228,312	147,378

Liabilities assumed:
Current liabilities	(13,725)	(1,395)	—
Capital lease obligations and related other	(61,307)	(11,690)	—

Total liabilities assumed	(75,032)	(13,085)	—

Net assets acquired	$600,146	$215,227	$147,378

During the three months ended December 31, 2011, the Company updated its acquisition accounting for the Mercy acquisition. Among other things, the Company recorded entries during that period to adjust the September 30, 2011 balances to (i) increase property, plant and equipment and other long-term liabilities by approximately $33.6 million and $19.2 million, respectively, and (ii) reduce goodwill by $12.8 million.

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

4.	Acquisitions, Joint Ventures and Other Activity (continued)

The intangible assets that were acquired during 2011 as part of the Company’s acquisitions were primarily contractual rights to operate hospitals and other health care facilities (approximately $43.9 million, including $1.1 million allocated to discontinued operations) and non-compete arrangements ($8.4 million). The Company amortizes those intangible assets on a straight-line basis with no residual value over the remaining terms of the related contracts. The weighted average future amortization periods for the intangible assets acquired during the year ended December 31, 2011 are 7.7 years and 4.8 years for the contractual operating rights and non-compete arrangements, respectively.

A rollforward of the Company’s goodwill is summarized in the table below (in thousands).

	Years Ended December 31,
	2011	2010

Balances at the beginning of the year	$909,470	$881,365
Current year acquisition activity	89,910	27,305
Adjustments for prior period acquisitions, including income tax matters, net	—	800

Balances at the end of the year	$999,380	$909,470

The operating results of entities acquired by the Company’s subsidiaries are included in the Company’s consolidated financial statements from the date of acquisition. If an acquired entity was subsequently sold, closed or is being held for sale, its operations are included in discontinued operations, which are discussed at Note 10.

The table below sets forth certain combined pro forma financial information as if the Mercy acquisition had closed on January 1, 2010 (in thousands, except per share data).

	Years Ended December 31,
	2011	2010

Net revenue before the provision for doubtful accounts	$6,294,419	$5,708,518
Consolidated net income	207,518	174,679
Net income attributable to Health Management Associates, Inc.	182,303	152,500
Earnings per share attributable to Health Management Associates, Inc. common stockholders:
Basic	$0.72	$0.61
Diluted	0.71	0.61

The 2011 pro forma amounts for net income and earnings per share in the above table have been adjusted to exclude approximately $4.8 million of acquisition-related expenses for the abovementioned Mercy acquisition. However, there were no 2011 or 2010 pro forma adjustments made to reflect potential cost reductions or operating efficiencies. Accordingly, the combined pro forma financial information is for comparative purposes only and is not necessarily indicative of the results that the Company would have experienced if the Mercy acquisition had actually occurred on January 1, 2010 or that may occur in the future. During the three months ended December 31, 2011, the Mercy hospitals and their related health care entities (i.e., Tennova Healthcare) contributed $152.5 million and $4.0 million of net revenue before the provision for doubtful accounts to continuing operations and discontinued operations, respectively. During that same period, Tennova Healthcare’s losses from continuing operations and discontinued operations were $1.6 million and $1.7 million, respectively. Included in Tennova Healthcare’s other operating expenses from continuing operations during the three months ended December 31, 2011 was $12.9 million of restructuring costs, consisting primarily of severance pay and related health and welfare benefits.

Joint Ventures and Redeemable Equity Securities. As of December 31, 2011, the Company had established joint ventures to own/lease and operate 28 of its hospitals. Local physicians and/or other health care entities own minority equity interests in each of the joint ventures and participate in the related hospital’s governance. The Company owns a majority of the equity interests in each joint venture and manages the related hospital’s day-to-day operations.

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

4.	Acquisitions, Joint Ventures and Other Activity (continued)

Novant Health, Inc. Prior to January 1, 2009, Novant Health, Inc. and one or more of its affiliates (collectively, “Novant”) acquired from the Company (i) a 27% equity interest in a limited liability company that then owned/leased and operated the Company’s seven general acute care hospitals in North Carolina and South Carolina (the “Carolina Joint Venture”) and (ii) certain property, plant and equipment of the physician practices that were affiliated with those hospitals. Novant also assumed full operational and fiscal responsibility for such physician practices; however, the Company was required to partially subsidize the related losses, if any, for a period of up to three years in an amount not to exceed $4.0 million per annum (the “Physician Subsidy”). Effective October 1, 2009, the Carolina Joint Venture was restructured as described below, resulting in a gain of approximately $10.4 million ($0.03 per diluted share) that has been included in discontinued operations under gains (losses) on sales of assets and related other. The portion of the gain attributable to the remeasurement of the Company’s retained interest in each of Franklin Regional Medical Center and Upstate Carolina Medical Center was nominal. The realized gain was determined after allocating $14.3 million of goodwill to those hospitals.

(i)	all of the equity interests in Davis Regional Medical Center in Statesville, North Carolina, Sandhills Regional Medical Center in Hamlet, North Carolina, Carolina Pines Regional Medical Center in Hartsville, South Carolina and Chester Regional Medical Center in Chester, South Carolina were distributed from the Carolina Joint Venture to the Company;

(ii)	Franklin Regional Medical Center in Louisburg, North Carolina and Upstate Carolina Medical Center in Gaffney, South Carolina continue to be owned by the Carolina Joint Venture; however, Novant now manages both hospitals and receives 99% of the net profits, net losses, free cash flow and capital accounts of those hospitals (effectively reducing the Company’s interest in each hospital from 73% to 1%);

(iii)	Lake Norman Regional Medical Center in Mooresville, North Carolina continues to be owned by the Carolina Joint Venture and managed by the Company (subject to certain management rights expressly delegated to Novant); however, Novant now receives 30% of the net profits, net losses, free cash flow and capital accounts of the hospital (effectively a 3% increase in Novant’s interest in the hospital);

(iv)	the Company paid Novant approximately $7.6 million, which included the purchase of certain assets used by physicians previously employed by Novant who returned to the Company’s employment. Additionally, the Company agreed to make ten annual installment payments of $200,000 to Novant, the first of which was in January 2010;

(v)	Novant may require the Company to purchase its 30% interest in Lake Norman Regional Medical Center for the greater of $150.0 million or the fair market value of such interest in the hospital. This right is contingent on a change of control (excluding certain changes of control wherein the Company’s senior executive management team is retained); and

(vi)	the Company’s remaining Physician Subsidy obligation, if any, was cancelled.

As a result of the Carolina Joint Venture restructuring, Franklin Regional Medical Center and Upstate Carolina Medical Center have been included in discontinued operations (see Note 10).

Redeemable Equity Securities and Other. When completing a joint venture transaction, the Company subsidiary that is a party to the joint venture customarily issues equity securities that provide the noncontrolling shareholders with a unilateral right to require the Company’s subsidiary to redeem such securities (typically at the lower of the original investment or fair market value). As recorded in the consolidated balance sheets, redeemable equity securities represent (i) the minimum amounts that can be unilaterally redeemed for cash by noncontrolling shareholders in respect of their subsidiary equity holdings and (ii) the initial unadjusted estimated fair values of certain contingent rights held by Novant and Shands HealthCare, which are described above. As of December 31, 2011 and through February 17, 2012, the mandatory redemptions requested by noncontrolling shareholders in respect of their subsidiary equity holdings have been nominal.

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

4.	Acquisitions, Joint Ventures and Other Activity (continued)

A rollforward of the Company’s redeemable equity securities is summarized in the table below (in thousands).

	Years Ended December 31,
	2011	2010	2009

Balances at the beginning of the year	$201,487	$182,473	$48,868
Noncontrolling shareholder interests in an acquired business	2,046	—	—
Investments by noncontrolling shareholders	—	5,679	65,063
Purchases of subsidiary shares from and distributions to noncontrolling shareholders	(2,890)	(1,032)	(29)
Estimated fair values of noncontrolling shareholders’ contingent rights	—	14,367	68,571

Balances at the end of the year	$200,643	$201,487	$182,473

Management believes it is not probable that the contingent rights of Novant and Shands HealthCare will vest because there are no circumstances known to management that would trigger the requisite change of control provision with either party. Accordingly, insofar as the contingent rights are concerned, the carrying values of the related redeemable equity securities have not been adjusted since being initially recorded.

The table below presents certain information regarding the changes in the ownership interests of Health Management Associates, Inc. in its consolidated subsidiaries as a result of the abovementioned 2009 joint venture activity (in thousands). No similar disclosures are required for the years ended December 31, 2011 and 2010.

Net income attributable to Health Management Associates, Inc.	$138,182
Changes in the additional paid-in capital of Health Management Associates, Inc. due to:
Sale of subsidiary shares to a noncontrolling shareholder	2,019
Purchase of subsidiary shares from a noncontrolling shareholder	(6,594)
Incremental costs of certain transactions with noncontrolling shareholders	(1,054)

Net transfers to a noncontrolling shareholder and related other	(5,629)

Change from net income attributable to Health Management Associates, Inc., net transfers to a noncontrolling shareholder and related other	$132,553

5.	Fair Value Measurements, Available-For-Sale Securities and Restricted Funds

General. GAAP defines fair value as the amount that would be received for an asset or paid to transfer a liability (i.e., an exit price) in the principal market for the asset or liability in an orderly transaction between market participants on the measurement date. GAAP also establishes a hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. GAAP describes the following three levels of inputs that may be used:

Level 1:	Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets and liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2:	Observable prices that are based on inputs not quoted on active markets but corroborated by market data.

Level 3:	Unobservable inputs when there is little or no market data available, thereby requiring an entity to develop its own assumptions. The fair value hierarchy gives the lowest priority to Level 3 inputs.

Transfers between levels within the fair value hierarchy are recognized by the Company on the date of the change in circumstances that requires such transfer. The table below summarizes the estimated fair values of the Company’s financial assets (liabilities) as of December 31, 2011 (in thousands).

	Level 1	Level 2	Level 3	Totals

Available-for-sale securities, including those in restricted funds	$216,535	$30,275	$—	$246,810

Interest rate swap contract	$—	$(162,307)	$—	$(162,307)

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

5.	Fair Value Measurements, Available-For-Sale Securities and Restricted Funds (continued)

The estimated fair value of the Company’s interest rate swap contract was determined using a model that considers various inputs and assumptions, including LIBOR swap rates, cash flow activity, forward yield curves and other relevant economic measures, all of which are observable market inputs that are classified under Level 2 of the fair value hierarchy. The model also incorporates valuation adjustments for credit risk. The table below summarizes the Company’s balance sheet classification of the estimated fair values of its interest rate swap contract liabilities (in thousands).

	December 31,
	2011	2010

Accrued expenses and other liabilities	$86,975	$—
Other long-term liabilities	75,332	215,473

Totals	$162,307	$215,473

The Company’s Level 2 available-for-sale securities primarily consist of bonds and notes issued by (i) the United States government and its agencies and (ii) domestic and foreign corporations. The estimated fair values of these securities are determined using various valuation techniques, including a multi-dimensional relational model that incorporates standard observable inputs and assumptions such as benchmark yields, reported trades, broker/dealer quotes, issuer spreads, benchmark securities, bids/offers and other pertinent reference data.

See Note 1(j) and Note 2 for discussion of the estimated fair values of the Company’s other financial instruments, including valuation methods.

Available-For-Sale Securities (including those in restricted funds). Supplemental information regarding the Company’s available-for-sale securities, which consisted of debt securities and shares in publicly traded stocks and mutual funds (all of which had no withdrawal restrictions), is set forth in the table below (in thousands).

		Gross	Gross
		Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Fair Values

As of December 31, 2011:
Debt securities and debt-based mutual funds
Government	$125,338	$1,164	$(25)	$126,477
Corporate	76,995	356	(708)	76,643
Equity securities and equity-based mutual funds
Domestic	26,220	2,354	(431)	28,143
International	15,446	304	(1,288)	14,462
Commodity-based fund	1,533	—	(448)	1,085

Totals	$245,532	$4,178	$(2,900)	$246,810

As of December 31, 2010:
Debt-based mutual funds
Government	$120,026	$326	$(308)	$120,044
Corporate	6,943	457	—	7,400
Equity-based mutual funds
Domestic	4,840	751	—	5,591
International	8,147	1,190	—	9,337

Totals	$139,956	$2,724	$(308)	$142,372

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

5.	Fair Value Measurements, Available-For-Sale Securities and Restricted Funds (continued)

As of December 31, 2011 and 2010, investments with aggregate estimated fair values of approximately $67.0 million (294 investments) and $64.5 million (five investments), respectively, generated the gross unrealized losses disclosed in the table on the preceding page. Due to recent declines in the value of such securities and/or the Company’s brief holding period (i.e., all such securities have been held for less than one year), as well as the Company’s ability to hold the securities for a reasonable period of time sufficient for a projected recovery of fair value, management concluded that other-than-temporary impairment charges were not necessary at either of the balance sheet dates. Management will continue to monitor and evaluate the recoverability of the Company’s available-for-sale securities.

As of December 31, 2011, the contractual maturities of debt securities held by the Company, excluding debt-based mutual fund holdings, are set forth in the table below. Expected maturities will differ from contractual maturities because the issuers of the debt securities may have the right to prepay their obligations without prepayment penalties.

	Amortized Cost Basis	Estimated Fair Value
	(in thousands)

Within 1 year	$—	$—
After 1 year and through year 5	6,265	6,209
After 5 years and through year 10	9,036	9,044
After 10 years	14,762	15,022

Gross realized gains and losses on sales of available-for-sale securities and other investment income, which includes interest and dividends, are summarized in the table below (in thousands).

	Years Ended December 31,
	2011	2010	2009

Realized gains	$1,694	$4,708	$1,384
Realized losses	(1,176)	(380)	—
Investment income	6,962	7,132	2,832

Restricted Funds. The Company’s restricted funds are held by a wholly owned captive insurance subsidiary that is domiciled in the Cayman Islands. The assets of such subsidiary are effectively limited to use in its proprietary operations. Restricted funds are primarily used to purchase reinsurance policies and pay professional liability indemnity losses and related loss expenses. The current and long-term classification of restricted funds is primarily based on the projected timing of professional liability claim payments. The table below summarizes the estimated fair values of the Company’s restricted funds (in thousands).

	December 31,
	2011	2010

Cash and cash equivalents	$—	$5,706
Available-for-sale securities	124,533	85,045

Totals	$124,533	$90,751

Supplemental information regarding the available-for-sale securities that are included in restricted funds is set forth in the table below (in thousands).

	Years Ended December 31,
	2011	2010	2009

Proceeds from sales	$46,325	$17,577	$4,600
Purchases	86,057	18,981	$72,117

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

6.	Income Taxes

The significant components of the Company’s income tax expense (benefit) are summarized in the table below (in thousands).

	Years Ended December 31,
	2011	2010	2009

Federal:
Current	$42,609	$54,207	$(6,946)
Deferred	61,055	27,808	78,900

Total federal	103,664	82,015	71,954

State:
Current	(15,697)	26,531	(584)
Deferred	18,104	(7,497)	11,567

Total state	2,407	19,034	10,983

Totals	$106,071	$101,049	$82,937

Reconciliations of the federal statutory rate to the Company’s effective income tax rates were as follows:

	Years Ended December 31,
	2011	2010	2009

Federal statutory income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal benefit	0.5	4.3	2.9
Noncontrolling interests	(2.9)	(2.3)	(3.8)
Tax credits	—	(2.6)	(0.6)
Other	1.4	0.8	0.5

Totals	34.0%	35.2%	34.0%

Net income attributable to noncontrolling interests, which is not tax-effected in the consolidated financial statements, reduces the Company’s effective income tax rates.

Tax-effected temporary differences that give rise to federal and state deferred income tax assets and liabilities are summarized in the table below (in thousands).

	December 31,
	2011	2010

Deferred income tax assets:
Interest rate swap contract	$63,001	$82,777
Accrued liabilities	50,001	41,551
Self-insured liabilities	41,843	31,186
State net operating loss and tax credit carryforwards	37,179	37,048
Other	27,788	29,669

Deferred income tax assets, before valuation allowances	219,812	222,231
Valuation allowances	(22,981)	(16,989)

Deferred income tax assets, net	196,831	205,242

Deferred income tax liabilities:
Property, plant and equipment	(84,587)	(55,021)
Goodwill	(84,101)	(72,494)
Allowance for doubtful accounts	(40,119)	(23,925)
Joint ventures	(234,206)	(201,782)
Deferred gains on the early extinguishment of debt	(13,801)	(13,937)
Convertible debt discount amortization	(3,406)	(4,746)
Deferred revenue	(9,693)	(8,036)
Prepaid expenses	(11,464)	(9,530)

Deferred income tax liabilities	(481,377)	(389,471)

Net deferred income tax liabilities	$(284,546)	$(184,229)

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

6.	Income Taxes (continued)

Valuation allowances are the result of state net operating loss carryforwards that management believes may not be fully realized due to uncertainty regarding the Company’s ability to generate sufficient future state taxable income. State net operating loss carryforwards aggregated approximately $883 million at December 31, 2011 and have expiration dates through December 31, 2031.

A rollforward of the Company’s unrecognized income tax benefits is presented below (in thousands).

	Years Ended December 31,
	2011	2010	2009

Balances at the beginning of the year	$36,129	$34,910	$28,520
Additions for tax positions of the current year	4,434	4,779	7,299
Additions for tax positions of prior years	9,209	3,407	1,736
Reductions for tax positions of prior years	(7,623)	(2,516)	—
Lapses of statutes of limitations	(6,164)	(4,084)	(2,156)
Settlements	(4,470)	(367)	(489)

Balances at the end of the year	$31,515	$36,129	$34,910

Included in the Company’s unrecognized income tax benefits at December 31, 2009 was approximately $0.4 million of tax positions for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. Other than interest and penalties, the disallowance of those deductions in the short-term would not affect the Company’s effective income tax rates but would accelerate payments to certain taxing authorities. There were no such unrecognized income tax benefits at December 31, 2011 and 2010.

The Company files numerous consolidated and separate federal and state income tax returns. With a few exceptions, there are no ongoing federal or state income tax examinations for periods before the year ended December 31, 2010. Management does not expect significant changes to the Company’s income tax reserves over the next year due to current audits and/or potential statute extensions.

The Company recognizes interest and penalties related to unrecognized income tax benefits in its provision for income taxes. During the years ended December 31, 2010 and 2009, the Company recognized approximately $1.8 million and $1.1 million, respectively, of net interest and penalties expense. The Company recognized a corresponding net benefit of $1.3 million during the year ended December 31, 2011 due to the reversal of certain previously established accrued expense balances. At December 31, 2011 and 2010, the Company had accrued $7.6 million and $8.9 million, respectively, for interest and penalties.

In the normal course of business, there may be differences between the Company’s income tax provision for financial reporting purposes and final settlements with taxing authorities. These differences, which principally relate to state income tax matters, are subject to interpretation pursuant to the applicable regulations. Management does not believe that the resolution of these differences will have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

7.	Earnings Per Share

Basic earnings per share is computed based on the weighted average number of outstanding common shares. Diluted earnings per share is computed based on the weighted average number of outstanding common shares plus the dilutive effect of common stock equivalents, primarily computed using the treasury stock method.

GAAP requires contingently convertible debt instruments, if dilutive, to be included in diluted earnings per share calculations, regardless of whether or not the market price trigger contained in the convertible debt instrument was met. The 2028 Notes, which are discussed at Note 2(c), were structured so that the common stock underlying those securities are not immediately included in the diluted earnings per share calculations.

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

7.	Earnings Per Share (continued)

The table below sets forth the computations of basic and diluted earnings (loss) per share for the common stockholders of Health Management Associates, Inc. (in thousands, except per share amounts).

	Years Ended December 31,
	2011	2010	2009
Numerators:
Income from continuing operations	$206,334	$185,774	$161,303
Income attributable to noncontrolling interests	(25,215)	(22,179)	(24,981)

Income from continuing operations attributable to Health Management Associates, Inc. common stockholders	181,119	163,595	136,322

Income (loss) from discontinued operations	(2,409)	(13,526)	2,638
Income from discontinued operations attributable to noncontrolling interests	—	—	(778)

Income (loss) from discontinued operations attributable to Health Management Associates, Inc. common stockholders	(2,409)	(13,526)	1,860

Net income attributable to Health Management Associates, Inc. common stockholders	$178,710	$150,069	$138,182

Denominators:
Denominator for basic earnings (loss) per share-weighted average number of outstanding common shares	251,541	248,272	245,381
Dilutive securities: stock-based compensation arrangements	3,496	2,834	1,584

Denominator for diluted earnings (loss) per share	255,037	251,106	246,965

Earnings (loss) per share:
Basic
Continuing operations	$0.72	$0.66	$0.55
Discontinued operations	(0.01)	(0.05)	0.01

Net income	$0.71	$0.61	$0.56

Diluted
Continuing operations	$0.71	$0.65	$0.55
Discontinued operations	(0.01)	(0.05)	0.01

Net income	$0.70	$0.60	$0.56

Securities excluded from diluted earnings (loss) per share because they were antidilutive or performance conditions were not met:
Stock options	4,042	6,673	10,033

Deferred stock and restricted stock	605	682	1,979

8.	Stock-Based Compensation

Background. The Health Management Associates, Inc. Amended and Restated 1996 Executive Incentive Compensation Plan (the “EICP”) permits the Company to grant stock awards to: (i) employees; (ii) independent directors serving on the Company’s Board of Directors; and (iii) non-employed physicians and clinicians who provide the Company with bona fide advisory or consulting services. The Company has granted non-qualified stock options and awarded other stock-based compensation to key employees and directors under the EICP or its predecessor plan; however, no stock awards have been granted to non-employed physicians and clinicians. The Health Management Associates, Inc. 2006 Outside Director Restricted Stock Award Plan (the “2006 Director Plan”) provided for annual issuances of restricted stock awards to independent directors; however, only a nominal amount of shares remain available for award under such plan. Accordingly, beginning January 1, 2011, annual deferred stock awards have been granted to independent directors under the EICP.

The Company has approximately 43.4 million shares of common stock authorized for stock-based compensation under all of its plans (12.0 million shares remained available for award at December 31, 2011). The Company’s policy is to issue new shares of common stock to satisfy stock option exercises and other stock-based compensation arrangements. If an award granted under a stock-based plan is forfeited, expires, terminates or is otherwise satisfied without delivery of shares of common stock to the plan participant, then the underlying shares will become available again for the benefit of employees, directors and non-employed physicians and clinicians.

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

8.	Stock-Based Compensation (continued)

General. GAAP requires that the fair value of all share-based payments to employees and directors be measured on their grant date and either recognized as expense in the income statement over the requisite service period or, if appropriate, capitalized and amortized. Compensation expense for the stock-based arrangements described below, which is recorded in salaries and benefits in the consolidated statements of income, was approximately $25.2 million, $18.4 million and $10.9 million during the years ended December 31, 2011, 2010 and 2009, respectively. Substantially all such expense relates to the Company’s deferred stock and restricted stock awards. The Company has not capitalized any stock-based compensation amounts. For awards with service-only vesting conditions, stock-based compensation expense is recognized on a straight-line basis over the requisite service period, which is generally aligned with the underlying stock-based award’s vesting period. If an award has either a performance or market vesting condition, stock-based compensation expense is recognized ratably from the service inception date to the vesting date for each tranche of the award. For stock-based arrangements with performance conditions as a prerequisite to vesting, compensation expense is not recognized until it is probable that the corresponding performance condition will be achieved. During the years ended December 31, 2011, 2010 and 2009, stock-based compensation expense yielded income tax benefits of $9.7 million, $7.1 million and $3.9 million, respectively, that have been recognized in the consolidated statements of income.

Cash receipts from all stock-based plans during the years ended December 31, 2011, 2010, and 2009 were approximately $14.1 million, $7.5 million and $9.7 million, respectively. Realized income tax benefits, including those pertaining to deferred stock and restricted stock awards for which the Company receives no cash proceeds upon issuance of the underlying common stock, were $11.0 million, $4.8 million and $3.0 million during the years ended December 31, 2011, 2010 and 2009, respectively

Deferred Stock and Restricted Stock Awards. Deferred stock is a right to receive shares of common stock upon fulfillment of specified conditions. Historically, the Company’s only deferred stock vesting condition has been continuous employment; however, a component of the 2011 and 2010 deferred stock awards to certain key managers also included a performance criterion based on the Company’s operating results. The Company provides deferred stock to its key employees through stock incentive awards that generally vest 20% to 25% per annum or 100% on the fourth grant anniversary date. At the completion of the vesting period, common stock is issued to the grantee.

Restricted stock represents shares of common stock that preserve the indicia of ownership for the holder but are subject to restrictions on transfer and risk of forfeiture until fulfillment of specified conditions. In addition to requiring continuous service as an employee, the annual vesting of senior executive officer restricted stock awards requires the satisfaction of certain predetermined performance objectives that are set by the Compensation Committee of the Board of Directors. The independent directors’ restricted stock awards and deferred stock awards under the 2006 Director Plan and the EICP, respectively, vest in four equal installments on January 1 of each year following the grant date, provided that the recipient remains an independent director on such dates or certain other conditions are met.

On March 11, 2008, the Compensation Committee approved and implemented a long-term incentive compensation program for certain senior executive officers (the “LTI Program”), which provides long-term incentive compensation in the form of cash payments and equity awards. Annual targeted incentive compensation awards under the LTI Program are expected to be granted as follows: (i) restricted stock that vests based on service; (ii) restricted stock that vests based on the satisfaction of performance criteria; and (iii) cash based on the satisfaction of the same performance criteria. The predetermined performance criterion that will be reviewed annually for vesting purposes is currently an operational fiscal measure of the Company that is defined in the grant award. Full vesting of awards under the LTI Program also requires continuous employment with the Company over a four-year period, with awards vesting 25% per annum. Based on the service and performance criteria under the LTI Program, approximately 715,000 shares of restricted stock vested after December 31, 2011.

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

8.	Stock-Based Compensation (continued)

Deferred stock and restricted stock activity for the Company’s stock-based compensation plans, inclusive of participants employed at discontinued operations, is summarized in the table below.

			Weighted Average Grant
	Shares		Date Fair Values
	Deferred	Restricted	Deferred	Restricted
	Stock	Stock	Stock	Stock
	(in thousands)

Balances at January 1, 2009 (non-vested)	5,008	569	$7.02	$6.25
Granted	135	1,317	5.64	1.76
Vested	(1,792)	(104)	6.46	7.34
Forfeited	(368)	(32)	7.71	5.27

Balances at December 31, 2009 (non-vested)	2,983	1,750	7.03	2.83
Granted	4,544	824	7.39	7.33
Vested	(879)	(480)	7.25	3.31
Forfeited	(432)	—	7.16	—

Balances at December 31, 2010 (non-vested)	6,216	2,094	7.25	4.45
Granted	4,139	505	9.63	9.67
Vested	(1,992)	(653)	7.67	4.33
Forfeited	(1,334)	—	7.95	—

Balances at December 31, 2011 (non-vested)	7,029	1,946	8.38	5.89

Subsequent to December 31, 2011, approximately 2.4 million shares of deferred stock vested upon completion of the requisite service and attainment of the 2011 performance criterion. The Company also granted new restricted stock awards and deferred stock awards to senior executive officers, key managers and independent directors. Underlying those awards were 7.6 million shares of the Company’s common stock that will vest 25% per annum if the individual remains an independent director or employee of the Company, subject to, in some circumstances, the satisfactory achievement of the 2012 LTI Program performance criterion.

The aggregate intrinsic values of deferred stock and restricted stock issued during the years ended December 31, 2011, 2010 and 2009 were approximately $25.6 million, $10.1 million and $5.6 million, respectively. The aggregate grant date fair values of deferred stock and restricted stock awards that vested during such years were $18.1 million, $8.0 million and $12.3 million, respectively.

Compensation expense for deferred stock and restricted stock awards is based on the fair value (i.e., market price) of the underlying stock on the date of grant, except for awards with a market condition (i.e., awards that require the attainment of certain predetermined market prices of the Company’s common stock as a vesting requirement). For awards with market conditions, management uses valuation methodologies to estimate their fair values. Because such awards have not been used by the Company in recent years, they had a nominal financial impact on the Company’s consolidated operating results during the years presented herein. At December 31, 2011, there was approximately $40.5 million of unrecognized compensation cost attributable to non-vested deferred stock and restricted stock awards. Such cost is expected to be recognized over the remaining requisite service period for each award, the weighted average of which is approximately 2.8 years.

Stock Options. All employee stock options have ten year terms and vest 25% on each grant anniversary date over four years of continuous employment with the Company. Stock options granted to the independent members of the Company’s Board of Directors have ten year terms and vest 25% on each grant anniversary date, provided that such individual remains an independent director on the vesting dates.

Stock-based compensation expense for stock options is based on the estimated fair values of the stock option awards on the date of grant as determined by the Black-Scholes option pricing model. At December 31, 2011, there was approximately $0.1 million of unrecognized compensation cost attributable to a non-vested employee stock option award that is expected to be recognized over the award’s remaining requisite service period of approximately 0.7 years. The aggregate grant date fair value of stock options that vested during each of the years ended December 31, 2011, 2010 and 2009 was $0.2 million. The aggregate intrinsic values of stock options exercised during the years ended December 31, 2011, 2010 and 2009 were $2.8 million, $2.2 million and $2.6 million, respectively.

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

8.	Stock-Based Compensation (continued)

Stock option activity for the Company’s stock-based compensation plans, inclusive of participants employed at discontinued operations, is summarized in the table below.

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Options	Prices	Terms (Years)	Values
	(in thousands)			(in thousands)
Outstanding at January 1, 2009	12,977	$8.48
Exercised	(1,632)	5.94
Terminated	(2,795)	7.29

Outstanding at December 31, 2009	8,550	9.38
Exercised	(1,094)	6.82
Terminated	(281)	10.20

Outstanding at December 31, 2010	7,175	9.74
Exercised	(1,563)	9.00
Terminated	(610)	10.59

Outstanding at December 31, 2011 (all are expected to vest)	5,002	$9.87	2.20	$1,310

Exercisable options at December 31, 2011	4,877	$10.01	2.10	$983

Except for 125,000 stock options with an exercise price of $4.75, all of the Company’s outstanding stock options at December 31, 2011 in the table below are currently exercisable.

Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Terms (Years)
	(in thousands)

$4.75	500	6.7
9.22	1,177	1.4
9.91	948	0.4
11.31	2,377	2.4

9.	Retirement Plans

The Company maintains defined contribution retirement plans that cover substantially all of its employees. Under those plans, the Company can elect to match a portion of employee contributions. During the period from January 1, 2009 through September 30, 2010, substantially all matching contributions were suspended. The total retirement plan matching contribution expense during the years ended December 31, 2011, 2010 and 2009 was approximately $9.2 million, $2.9 million and $1.2 million, respectively.

Additionally, the Company maintains a supplemental retirement plan for certain executive officers. Generally, that plan provides for annual payments after the attainment of normal retirement age (62) or early retirement age (55) in the case of one participant, if the individuals are still employed by the Company on those dates. Supplemental retirement plan payments generally continue for the remainder of the executive officer’s life.

10.	Discontinued Operations

The Company’s discontinued operations during the years presented herein included: (i) the 172-bed Woman’s Center at Dallas Regional Medical Center in Mesquite, Texas; (ii) 189-bed Gulf Coast Medical Center in Biloxi, Mississippi; (iii) 140-bed Riley Hospital in Meridian, Mississippi; (iv) 25-bed Fishermen’s Hospital in Marathon, Florida; (v) 70-bed Franklin Regional Medical Center in Louisburg, North Carolina; (vi) 125-bed Upstate Carolina Medical Center in Gaffney, South Carolina; (vii) 25-bed St. Mary’s Medical Center of Scott County in Oneida, Tennessee; (viii) a 293-bed idle hospital campus in Knoxville, Tennessee; and (ix) certain other health care operations affiliated with those hospitals. Note 4 discusses the Company’s divestiture of Franklin Regional Medical Center and Upstate Carolina Medical Center.

The operating results and cash flows of discontinued operations are included in the Company’s consolidated financial statements up to the date of disposition. Additionally, as required by GAAP, the operating results and cash flows of the abovementioned entities have been separately presented as discontinued operations in the Company’s consolidated financial statements. Because Fishermen’s Hospital became a discontinued operation subsequent to December 31, 2010, the Company’s 2010 and 2009 consolidated financial statements have been retroactively adjusted in accordance with GAAP to conform to the current year presentation.

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

10.	Discontinued Operations (continued)

The Company closed Gulf Coast Medical Center (“GCMC”) on January 1, 2008. On July 18, 2011, the remaining real property at GCMC was sold for cash consideration of approximately $3.4 million, less selling and other related costs. The resulting gain of $0.6 million has been included in discontinued operations during the year ended December 31, 2011. During the years ended December 31 2010 and 2009, the Company recorded long-lived asset impairment charges in respect of GCMC of $8.4 million and $2.2 million, respectively, to reduce the hospital’s assets to their estimated net realizable value.

During May 2011, one of the Company’s subsidiaries entered into a lease termination agreement for Fishermen’s Hospital that became effective on July 1, 2011. As part of the agreement, the hospital’s remaining equipment, as well as certain working capital items, were sold to the Company’s former lessor for $1.5 million in cash. The Fishermen’s Hospital lease termination resulted in a goodwill impairment charge of $3.6 million during the year ended December 31, 2011. Management decided not to renegotiate a new lease agreement for Fishermen’s Hospital, in large part, because recent operating results and future projections were below expectations.

On December 31, 2010, certain of the Company’s subsidiaries sold Riley Hospital and its related health care operations (collectively, “Riley Hospital”), which included the hospital’s supplies and long-lived assets (primarily property, plant and equipment). The selling price, which was paid in cash, was $24.0 million, plus a working capital adjustment. After allocating approximately $5.9 million of goodwill to the hospital, this divestiture resulted in a loss of $12.1 million during the year ended December 31, 2010. During the year ended December 31, 2011, discontinued operations included a post-closing working capital purchase price adjustment for Riley Hospital of $0.3 million that increased the Company’s loss on the sale of such hospital.

The Woman’s Center at Dallas Regional Medical Center (the “Woman’s Center”) was closed on June 1, 2008. Although management is currently evaluating various disposal alternatives for this idle facility, the timing of such divestiture has not yet been determined. Management concluded that the estimated fair value of the hospital’s long-lived assets, less costs to sell, was lower than the corresponding net book value of such assets. Accordingly, the Company recorded a long-lived asset impairment charge of approximately $2.4 million during the year ended December 31, 2009 to reduce the hospital’s long-lived assets to their estimated net realizable value.

As discussed at Note 4, a subsidiary of the Company acquired St. Mary’s Medical Center of Scott County (“SMMC”)” and the idle Riverside hospital campus (“Riverside”) from Mercy on September 30, 2011. The aggregate allocated purchase price for SMMC and Riverside was approximately $12.4 million and has been included in investing activities under discontinued operations in the Company’s consolidated statements of cash flows. SMMC is a leased facility with a lease agreement that expires in May 2012. For the same reason discussed above in respect of Fishermen’s Hospital, management does not intend to extend or otherwise modify the SMMC lease. Mercy closed the hospital at the Riverside location prior to the Company’s acquisition of the facility. Although management is currently evaluating various disposal alternatives for each of SMMC and Riverside, the timing of such divestitures has not yet been determined.

The table below sets forth the underlying details of the Company’s discontinued operations (in thousands).

	Years Ended December 31,
	2011	2010	2009

Net revenue before the provision for doubtful accounts	$17,615	$76,845	$151,236
Provision for doubtful accounts	(3,430)	(9,958)	(29,635)

Net revenue	14,185	66,887	121,601

Salaries and benefits	6,854	29,742	58,515
Depreciation and amortization	1,624	6,600	10,291
Other operating expenses	6,331	32,105	54,790
Long-lived asset and goodwill impairment charges	3,614	8,410	4,550
(Gains) losses on sales of assets and related other, net (see Note 4)	(304)	12,113	(10,428)

	18,119	88,970	117,718

Income (loss) before income taxes	(3,934)	(22,083)	3,883
Income tax benefit (expense)	1,525	8,557	(1,245)

Income (loss) from discontinued operations	$(2,409)	$(13,526)	$2,638

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

10.	Discontinued Operations (continued)

The table below summarizes the principal components of the Company’s assets of discontinued operations (in thousands).

	December 31,
	2011	2010

Supplies, prepaid expenses and other assets	$569	$1,082
Property, plant and equipment, net, and other	13,992	6,688
Goodwill	—	3,614

Total assets of discontinued operations	$14,561	$11,384

11.	Accumulated Other Comprehensive Income (Loss)

GAAP defines comprehensive income as the change in equity of a business enterprise from transactions and other events and circumstances that relate to non-owner sources. A rollforward of the Company’s accumulated other comprehensive income (loss) is presented in the table below (in thousands).

	Unrealized Gains (Losses) on Available-for-Sale Securities	Interest Rate Swap Contract	Totals

Balances at January 1, 2009, net of income taxes of $113,836	$—	$(169,914)	$(169,914)
Unrealized gains (losses) on available-for-sale securities, net of income taxes of $735	1,351	—	1,351
Change in fair value of interest rate swap contract, net of income taxes of $37,602	—	48,321	48,321

Balances at December 31, 2009, net of income taxes of $75,499	1,351	(121,593)	(120,242)
Unrealized gains (losses) on available-for-sale securities, net of income taxes of $859	1,614	—	1,614
Adjustments for net (gains) losses reclassified into net income, net of income taxes of $750	(1,393)	—	(1,393)
Change in fair value of interest rate swap contract, net of income taxes of $6,543	—	(11,103)	(11,103)

Balances at December 31, 2010, net of income taxes of $81,933	1,572	(132,696)	(131,124)
Unrealized gains (losses) on available-for-sale securities, net of income taxes of $39	(78)	—	(78)
Adjustments for net (gains) losses reclassified into net income, net of income taxes of $357	(663)	—	(663)
Change in fair value of interest rate swap contract, net of income taxes of $17,662	—	30,073	30,073
Reclassification adjustments for amortization of expense into net income, net of income taxes of $4,032	—	6,352	6,352

Balances at December 31, 2011, net of income taxes of $60,635	$831	$(96,271)	$(95,440)

Prior to the Company’s debt restructuring on November 18, 2011, which is discussed at Note 2, the Company’s interest rate swap contract had been a perfectly effective cash flow hedge instrument that was used to manage the risk of variable interest rate fluctuation on certain long-term debt. Changes in its estimated fair value were previously recognized as a component of other comprehensive income (loss). See Note 2(a) and Note 5 for further discussion of the interest rate swap contract. As a result of the Company’s debt restructuring, the interest rate swap contract is no longer an effective cash flow hedge instrument. Therefore, subsequent changes in its estimated fair value are no longer included in other comprehensive income (loss) but are recognized in the Company’s consolidated statements of income as interest expense. Future amortization of the accumulated other comprehensive loss attributable to the interest rate swap contract is expected to approximate $79.0 million, $70.3 million and $8.1 million during the years ending December 31, 2012, 2013 and 2014, respectively.

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

12.	Recent Accounting Standards Updates

During August 2010, the Financial Accounting Standards Board (the “FASB”) approved a change to certain accounting standards. That change prohibits health care entities from netting projected insurance recoveries against the related liabilities and/or reserves in their balance sheets (e.g., professional liability claims and expenses, workers’ compensation, health and welfare benefits, etc.). The modified accounting standard, which permitted early adoption, was required to be adopted for fiscal years and interim periods that began after December 15, 2010. Additionally, such accounting standard permitted adoption on either a prospective or retrospective basis. Effective January 1, 2011, the Company adopted the modified accounting standard on a prospective basis. The only impact of such adoption was an increase of approximately $15.4 million in the Company’s deferred charges and other assets and a corresponding increase in the related liabilities. That “gross-up” amount was $15.9 million at December 31, 2011. Management does not believe that retrospective application of the modified accounting standard to any period prior to January 1, 2011 would have resulted in a material change to any of the Company’s historical interim or annual consolidated financial statements.

During May 2011, the FASB amended and updated the accounting standards in GAAP as they relate to fair value measurement (the “Fair Value Update”). The Fair Value Update (i) expands and enhances GAAP’s current disclosures about fair value measurements and (ii) clarifies the FASB’s intent about the application of existing fair value measurement requirements in certain circumstances. Public companies were required to adopt the provisions of the Fair Value Update on a prospective basis during interim and annual periods that began after December 15, 2011. Early adoption of the amended accounting guidance was not permitted. There was no material impact from the Company’s adoption of the Fair Value Update on January 1, 2012.

During June 2011, the FASB amended and updated the accounting standards in GAAP regarding the presentation of comprehensive income (the “OCI Update”). Among other things, the OCI Update (i) eliminated the option to report total comprehensive income and its components in the statement of changes in stockholders’ equity and (ii) required the presentation of net income/loss, items of other comprehensive income and total comprehensive income in one continuous financial statement or two separate but consecutive financial statements. The OCI Update did not change the accounting for any items of other comprehensive income. Public companies were required to adopt the provisions of the OCI Update on a retrospective basis during interim and annual periods beginning after December 15, 2011. Early adoption of the OCI Update was permitted. The Company adopted the OCI Update, which only affects the presentation of the consolidated financial statements, during the year ended December 31, 2011.

During July 2011, the FASB amended and updated the accounting standards in GAAP regarding the income statement presentation and related disclosures of net revenue for health care entities (the “Net Revenue Update”). Among other things, the Net Revenue Update requires health care entities to (i) present the provision for doubtful accounts as a reduction of net patient service revenue in the income statement if the entity does not assess a patient’s ability to pay prior to rendering services or determine that collection of the related revenue is reasonably assured and (ii) provide enhanced footnote disclosures about major sources of revenue by payor and the activity in the allowance for doubtful accounts. The Net Revenue Update does not otherwise change the revenue recognition criteria for health care entities. Public companies were required to adopt the provisions of the Net Revenue Update during interim and annual periods beginning after December 15, 2011. The income statement presentation change must be adopted on a retrospective basis but the enhanced footnote disclosures may be adopted either retrospectively or prospectively. Early adoption of the Net Revenue Update was permitted. The income statement presentation required by the Net Revenue Update has been reflected in the accompanying consolidated financial statements for all of the years presented, as well as all reporting periods subsequent to December 31, 2011. The required enhanced footnote disclosures were adopted on January 1, 2012 on a prospective basis and have been reflected in the interim condensed consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2012 and June 30, 2012.

13.	Commitments and Contingencies

Renovation and Expansion Projects. As of December 31, 2011, the Company had started: (i) construction of a 250-bed general acute care hospital to ultimately replace the south campus facility at its Poplar Bluff Regional Medical Center in Poplar Bluff, Missouri; (ii) several hospital renovation and expansion projects; and (iii) various information technology hardware and software upgrades. Additionally, management estimates that the remaining cost to build and equip a replacement hospital for Walton Regional Medical Center in Monroe, Georgia will range from $20 million to $25 million. The Company is currently obligated to complete construction of this replacement hospital no later than December 31, 2012. Management does not believe that any of the Company’s construction, renovation and/or expansion projects are individually significant or that they represent, in the aggregate, a material commitment of the Company’s resources.

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

13.	Commitments and Contingencies (continued)

Standby Letters of Credit. At December 31, 2011, the Company maintained approximately $104.4 million of standby letters of credit in favor of third parties with various expiration dates through February 21, 2013; however, such amount was reduced to $54.1 million on February 17, 2012. The December 31, 2011 balance reflected a transitional period after completion of the 2011 Debt Restructuring.

Physician and Physician Group Guarantees. The Company is committed to providing financial assistance to physicians and physician groups practicing in the communities that its hospitals serve through certain recruiting arrangements and professional services agreements. At December 31, 2011, the Company was committed to non-cancelable guarantees of approximately $73.0 million under such arrangements. The actual amounts advanced will depend on the financial results of each physician’s and physician group’s private practice during the related contractual measurement period, which generally approximates one to two years. Amounts advanced under these agreements are considered to be loans. Provided that the physician or physician group continues to practice in the community served by the Company’s hospital, the loan is generally forgiven on a pro rata basis over a period of 12 to 24 months. Management believes that the recorded liabilities for physician and physician group guarantees of $30.2 million and $10.3 million at December 31, 2011 and 2010, respectively, are adequate and reasonable; however, there can be no assurances that the ultimate liability will not exceed management’s estimates. Estimated guarantee liabilities and the related intangible assets are predicated on historical payment patterns and an evaluation of the facts and circumstances germane to the specific contract under review. If the costs of these arrangements exceed management’s estimates, the liabilities could materially increase.

Professional Liability Risks. The Company uses its wholly owned captive insurance subsidiary and its risk retention group subsidiary, which are domiciled in the Cayman Islands and South Carolina, respectively, to self-insure a significant portion of its professional liability risks. Those subsidiaries, which are collectively referred to as the “Insurance Subsidiaries,” provide (i) claims-made coverage to all of the Company’s hospitals and other health care facilities and (ii) occurrence-basis coverage to most of the Company’s employed physicians. The employed physicians not covered by the Insurance Subsidiaries generally maintain claims-made policies with unrelated third party insurance companies. To mitigate the exposure of the program covering the Company’s hospitals and other health care facilities, the Insurance Subsidiaries buy claims-made reinsurance policies from unrelated third parties for claims above certain self-retention levels.

The Company’s discounted reserves for indemnity losses and related loss expenses, net of amounts estimated to be recoverable under reinsurance policies, were approximately $215.6 million and $180.9 million at December 31, 2011 and 2010, respectively. Such amounts were derived using a discount rate of 1.00% and a weighted average payment duration of approximately three years. A 50 basis point reduction in the discount rate during the year ended December 31, 2010, which was reflective of changes in market conditions, increased the Company’s net reserves by $2.4 million at December 31, 2010. See Note 12 for a change in GAAP that affected the Company’s balance sheet presentation of its discounted reserves for indemnity losses and related loss expenses. The Company’s undiscounted reserves for professional liability risks, net of amounts estimated to be recoverable under reinsurance policies, were $221.4 million and $185.8 million at December 31, 2011 and 2010, respectively. The Company included $40.4 million and $53.4 million in accrued expenses and other liabilities in the consolidated balance sheets at December 31, 2011 and 2010, respectively, to reflect the estimated loss and loss expense payments that are projected to be satisfied within one year of those balance sheet dates. The Company recorded total expenses for its professional liability risks of $66.3 million, $68.6 million and $60.5 million during the years ended December 31, 2011, 2010 and 2009, respectively. Such expenses, which include indemnity losses, related loss expenses, interest accretion on discounted reserves and cumulative adjustments for changes in the discount rate, were determined using actuarially-based techniques and methodologies and have been included in other operating expenses in the Company’s consolidated statements of income.

Considerable subjectivity, variability and judgment are inherent in professional liability risk estimates. Although management believes that the amounts included in the Company’s consolidated financial statements are adequate and reasonable, there can be no assurances that the ultimate liability for professional liability matters will not exceed management’s estimates. If actual indemnity losses and loss expenses exceed management’s projections of claim activity and/or the projected claim payment duration differs from management’s estimates, the Company’s reserves could be materially adversely affected. Additionally, there can be no assurances that the reinsurance policies procured by the Insurance Subsidiaries will be adequate for the Company’s professional liability profile.

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

13.	Commitments and Contingencies (continued)

Ascension Health Lawsuit. On February 14, 2006, Health Management Associates, Inc. (referred to as “Health Management” for the remainder of this Note 13) announced the termination of non-binding negotiations with Ascension Health (“Ascension”) and the withdrawal of a non-binding offer to acquire Ascension’s St. Joseph Hospital, a general acute care hospital in Augusta, Georgia. On June 8, 2007, certain Ascension subsidiaries filed a lawsuit against Health Management, entitled St. Joseph Hospital, Augusta, Georgia, Inc. et al. v. Health Management Associates, Inc., in Georgia Superior/State Court of Richmond County claiming that Health Management (i) breached an agreement to purchase St. Joseph Hospital and (ii) violated a confidentiality agreement. The plaintiffs claim at least $40 million in damages. Health Management removed the case to the U.S. District Court for the Southern District of Georgia, Augusta Division (No. 1:07-CV-00104). On July 13, 2010, the plaintiffs filed a motion for partial summary judgment and Health Management filed a motion for summary judgment. On March 30, 2011, Health Management’s motion for summary judgment was granted as to all of plaintiffs’ claims, except for the breach of confidentiality claim, and plaintiffs’ motion for partial summary judgment was denied. On June 15, 2011, the case was stayed pending resolution of the appellate process. On July 8, 2011, the plaintiffs filed a notice of appeal to the United States Court of Appeals for the Eleventh Circuit (Case Number: 11-13069). Oral argument is scheduled for the week of April 30, 2012.

Management does not believe there was a binding acquisition contract with Ascension or any of its subsidiaries and does not believe Health Management breached a confidentiality agreement. Accordingly, management will continue to vigorously defend Health Management against the allegations, including the pending appeal. Management does not believe that the final outcome of this matter will be material.

Medicare Billing Lawsuit. On January 11, 2010, Health Management and one of its subsidiaries were named in a qui tam lawsuit entitled United States of America ex rel. J. Michael Mastej v. Health Management Associates, Inc. et al. in the U.S. District Court for the Middle District of Florida, Tampa Division. The plaintiff’s complaint alleged that, among other things, the defendants erroneously submitted claims to Medicare and that those claims were falsely certified to be in compliance with Section 1877 of the Social Security Act of 1935 (commonly known as the “Stark law”) and the Anti-Kickback Statute. The plaintiff’s complaint further alleged that the defendants’ conduct violated the federal False Claims Act of 1863 (the “False Claims Act”). The plaintiff seeks recovery of all Medicare and Medicaid reimbursement that the defendants received as a result of the alleged false certifications and treble damages under the False Claims Act, as well as a civil penalty for each Medicare and Medicaid claim supported by such alleged false certifications. On August 18, 2010, the plaintiff filed a first amended complaint that was similar to the original complaint. On September 27, 2010, the defendants moved to dismiss the first amended complaint for failure to state a claim with the particularity required by Rule 9(b) of the Federal Rules of Civil Procedure and failure to state a claim upon which relief can be granted pursuant to Rule 12(b)(6) of those federal rules. On November 11, 2010, the plaintiff filed a memorandum of law in opposition to the defendants’ motion to dismiss. On February 23, 2011, the case was transferred to the U.S. District Court for the Middle District of Florida, Fort Myers Division (No. 2:11-cv-00089-JES-DNF). On May 5, 2011, the plaintiff filed a second amended complaint, which was similar to the first amended complaint. On May 17, 2011, the defendants moved to dismiss the second amended complaint on the same bases set forth in their earlier motion to dismiss. On February 16, 2012, the court granted the defendants’ motion to dismiss, without prejudice. The court’s order permits the plaintiff to file an amended complaint within 21 days. If the plaintiff amends the complaint, management will vigorously defend Health Management and its subsidiary against the allegations. Management does not believe that the final outcome of this matter will be material.

Governmental Matters. Several Health Management hospitals received letters during the second half of 2009 requesting information in connection with a U.S. Department of Justice (“DOJ”) investigation relating to kyphoplasty procedures. Kyphoplasty is a minimally invasive spinal procedure used to treat vertebral compression fractures. The DOJ is currently investigating hospitals and hospital operators in multiple states to determine whether certain Medicare claims for kyphoplasty were incorrect when billed as an inpatient service rather than as an outpatient service. Management believes that the DOJ’s investigation originated with a False Claims Act lawsuit against Kyphon, Inc., the company that developed the kyphoplasty procedure. The requested information has been provided to the DOJ and management is cooperating with the investigation. To date, the DOJ has not asserted any monetary or other claims against the Health Management hospitals in this matter. Based on the aggregate billings for inpatient kyphoplasty procedures during the period under review that were performed at the Health Management hospitals subject to the DOJ’s inquiry, management does not believe that the final outcome of this matter will be material.

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

13.	Commitments and Contingencies (continued)

During September 2010, Health Management received a letter from the DOJ indicating that an investigation was being conducted to determine whether certain Health Management hospitals improperly submitted claims for the implantation of implantable cardioverter defibrillators (“ICDs”). The DOJ’s investigation covers the period commencing with Medicare’s expansion of coverage for ICDs in 2003 to the present. The letter from the DOJ further indicates that the claims submitted by Health Management’s hospitals for ICDs and related services need to be reviewed to determine if Medicare coverage and payment was appropriate. During 2010, the DOJ sent similar letters and other requests to a large number of unrelated hospitals and hospital operators across the country as part of a nation-wide review of ICD billing under the Medicare program. Management has, and will continue to, cooperate with the DOJ in its ongoing investigation, which could potentially give rise to claims against Health Management and/or certain of its subsidiary hospitals under the False Claims Act or other statutes, regulations or laws. Additionally, management recently commenced an internal review of hospital medical records related to ICDs that are the subject of the DOJ investigation. To date, the DOJ has not asserted any monetary or other claims against Health Management or its hospitals in this matter and, at this time, management is unable to determine the potential impact, if any, that will result from the final resolution of the investigation.

The U.S. Department of Health and Human Services, Office of Inspector General (“HHS-OIG”) and the DOJ, including the Civil Division and U.S. Attorney’s Offices in the Eastern District of Pennsylvania, the Middle District of Florida, the Eastern District of Oklahoma, the Middle District of Tennessee, the Western District of North Carolina, the District of South Carolina and the Middle District of Georgia, are currently investigating Health Management and certain of its subsidiaries (HHS-OIG and the DOJ are collectively referred to as “Government Representatives”). Management believes that such investigations relate to the Anti-Kickback Statute, the Stark law and the False Claims Act and are focused on: (i) physician referrals, including financial arrangements with Health Management’s whole-hospital physician joint ventures; (ii) the medical necessity of emergency room tests and patient admissions, including whether Pro-Med software has led to any medically unnecessary tests or admissions; and (iii) the medical necessity of certain surgical procedures. Management further believes that the investigations may have originated as a result of qui tam lawsuits filed on behalf of the United States. In connection with the investigations, HHS-OIG served subpoenas on Health Management on May 16, 2011 and July 21, 2011 requesting records. Additionally, Government Representatives have interviewed both current and former employees of Health Management and its subsidiaries. Health Management is conducting internal investigations and has met with Government Representatives on numerous occasions to respond to their inquiries. Management believes that the HHS-OIG subpoenas, which apply system-wide, may have been served pursuant to the authority of HHS-OIG to investigate health care fraud.

On February 22, 2012 and February 24, 2012, HHS-OIG served subpoenas on certain Health Management hospitals relating to those hospitals’ relationships with Allegiance Health Management, Inc. (“Allegiance”). Allegiance, which is unrelated to Health Management, is a post acute health care management company that provides intensive outpatient psychiatric (“IOP”) services to patients. The Health Management hospitals that were served subpoenas were: (i) Central Mississippi Medical Center in Jackson, Mississippi; (ii) Crossgates River Oaks Hospital in Brandon, Mississippi; (iii) Davis Regional Medical Center in Statesville, North Carolina; (iv) Lake Norman Regional Medical Center in Mooresville, North Carolina; (v) the Medical Center of Southeastern Oklahoma in Durant, Oklahoma; and (vi) Natchez Community Hospital in Natchez, Mississippi. Each of those hospitals has or had a contract with Allegiance. Among other things, the subpoenas seek: (i) documents related to the hospitals’ financial relationships with Allegiance; (ii) documents related to patients who received IOP services from Allegiance at the Health Management hospitals, including their patient medical records; (iii) documents relating to complaints or concerns regarding Allegiance’s IOP services at the Health Management hospitals; (iv) documents relating to employees, physicians and therapists who were involved in the provision of IOP services provided by Allegiance at the Health Management hospitals; and (v) other documents related to Allegiance including leases, contracts, policies and procedures, training documents, budgets and financial analyses. The period of time covered by the subpoenas is January 1, 2008 through the date of subpoena compliance. Management believes that HHS-OIG has served similar subpoenas on other non-Health Management hospitals that had contracts with Allegiance. Management intends to comply with the investigations. At this time, management is unable to determine the potential impact, if any, that will result from the final resolution of these investigations.

In addition to the abovementioned subpoenas and investigations, certain Health Management hospitals have received other requests for information from state and federal agencies. Management is cooperating with all of the ongoing investigations by collecting and producing the requested materials. Because a large portion of the abovementioned government investigations are in their early stages, management is unable to evaluate the outcome of such matters or determine the potential impact, if any, that could result from their final resolution.

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

13.	Commitments and Contingencies (continued)

Class Action Lawsuits. On or about January 25, 2012, Health Management, certain of its executive officers and one of its directors were named as defendants in an action entitled Miklen Sapssov v. Health Management Associates, Inc. et al., which was filed in the U. S. District Court for the Middle District of Florida (No. 2:12-CV-00046). This action purports to be brought on behalf of stockholders who purchased Health Management’s common stock during the period July 27, 2009 through January 9, 2012. The plaintiff alleges, among other things, that Health Management and the other defendants violated Section 10(b) of the Securities Exchange Act of 1934 by making allegedly false and misleading statements in certain public disclosures regarding Health Management’s business and financial results. The plaintiff alleges that Health Management’s financial performance was based, in part, on improper billing practices. The plaintiff seeks unspecified damages. A substantially similar purported class action lawsuit, entitled Norfolk County Retirement System v. Health Management Associates, Inc., et al., was filed against the same defendants on or about February 2, 2012 in the U. S. District Court for the Middle District of Florida (No. 8:12-CV-00228). Management intends to vigorously defend Health Management against the allegations in these matters. Because the abovementioned lawsuits are in their early stages, management is unable to evaluate their outcome or determine the potential impact, if any, that could result from their final resolution.

Other. The Company is also a party to various other legal actions arising out of the normal course of its business. Due to the inherent uncertainties of litigation and dispute resolution, management is unable to estimate the ultimate losses, if any, relating to each of the Company’s outstanding legal actions and other loss contingencies. Should an unfavorable outcome occur in some or all of its legal and other related matters, there could be a material adverse effect on the Company’s financial position, results of operations and liquidity.

14.	Quarterly Data (unaudited)

The tables below summarize certain unaudited financial information for each of the quarters in the two-year period ended December 31, 2011.

	Quarters During the Year Ended December 31, 2011 (1)
	First	Second (2)	Third (3)	Fourth (4)
	(in thousands, except per share amounts)

Net revenue after the provision for doubtful accounts	$1,254,760	$1,224,566	$1,219,622	$1,388,647
Income from continuing operations	61,966	56,916	49,704	37,748
Income (loss) from discontinued operations	146	(1,583)	255	(1,227)
Consolidated net income	62,112	55,333	49,959	36,521
Net income attributable to Health Management Associates, Inc.	55,524	48,611	43,728	30,847

Earnings (loss) per share attributable to Health Management Associates, Inc. common stockholders:
Basic
Continuing operations	$0.22	$0.20	$0.17	$0.13
Discontinued operations	—	(0.01)	—	—

Net income	$0.22	$0.19	$0.17	$0.13

Diluted
Continuing operations (5)	$0.22	$0.20	$0.17	$0.13
Discontinued operations	—	(0.01)	—	—

Net income (5)	$0.22	$0.19	$0.17	$0.13

Weighted average number of shares outstanding:
Basic	250,038	251,765	252,157	252,175
Diluted	253,727	255,235	255,124	256,032

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

14.	Quarterly Data (unaudited) (continued)

	Quarters During the Year Ended December 31, 2010 (1)
	First	Second	Third	Fourth (6)
	(in thousands, except per share amounts)

Net revenue after the provision for doubtful accounts	$1,108,995	$1,082,195	$1,093,620	$1,182,603
Income from continuing operations	53,488	46,068	40,006	46,212
Income (loss) from discontinued operations	(69)	(355)	(126)	(12,976)
Consolidated net income	53,419	45,713	39,880	33,236
Net income attributable to Health Management Associates, Inc.	46,940	39,657	35,293	28,179

Earnings (loss) per share attributable to Health Management Associates, Inc. common stockholders:
Basic
Continuing operations	$0.19	$0.16	$0.14	$0.17
Discontinued operations	—	—	—	(0.05)

Net income	$0.19	$0.16	$0.14	$0.12

Diluted
Continuing operations	$0.19	$0.16	$0.14	$0.16
Discontinued operations	—	—	—	(0.05)

Net income	$0.19	$0.16	$0.14	$0.11

Weighted average number of shares outstanding:
Basic	247,555	248,390	248,526	248,600
Diluted	249,867	251,198	250,972	252,372

(1)	Net revenue after the provision for doubtful accounts, income from continuing operations and income (loss) from discontinued operations have been reclassified for all quarters to conform to the current year consolidated statement of income presentation. Such reclassifications primarily related to discontinued operations and new accounting guidance for the presentation of net revenue, which are discussed at Notes 10 and 12, respectively.
(2)	As more fully discussed at Note 10, the loss from discontinued operations during the quarter ended June 30, 2011 included a goodwill impairment charge of approximately $3.6 million.
(3)	During the quarter ended September 30, 2011, the Company recorded approximately $9.3 million of costs for acquisitions and government investigations. See Notes 4 and 13 for discussion of these matters.
(4)	As more fully discussed at Note 2, the Company restructured its long-term debt on November 18, 2011. As a result, the quarter ended December 31, 2011 includes (i) approximately $24.6 million of write-offs of deferred debt issuance costs and related other and (ii) $16.4 million of accumulated other comprehensive loss amortization and net fair value adjustment expense that is attributable to the Company’s interest rate swap contract. During such quarter, the Company also: (i) recognized $38.2 million of benefit from the meaningful use measurement standard under various Medicare and Medicaid Healthcare Information Technology (“HCIT”) incentive programs and (ii) recorded $12.9 million of expense attributable to restructuring activities at Tennova Healthcare (see Note 4).
(5)	Due to rounding, the sum of the four quarters does not agree to the total for the year ended December 31, 2011.
(6)	As more fully discussed at Note 10, the loss from discontinued operations during the quarter ended December 31, 2010 included (i) a loss of approximately $12.1 million on the sale of Riley Hospital and its related health care operations and (ii) a long-lived asset impairment charge of $8.4 million.

15.	Subsequent Event

On February 3, 2012, one of the Company’s subsidiaries signed a definitive agreement with a subsidiary of INTEGRIS Health, Inc. (“INTEGRIS”) to acquire an 80% equity interest in each of five Oklahoma-based general acute care hospitals and certain related health care operations. A subsidiary of INTEGRIS will retain a 20% equity interest in such entities. The hospitals to be acquired are as follows:

•	Blackwell Regional Hospital in Blackwell (53 licensed beds);

•	Clinton Regional Hospital in Clinton (64 licensed beds);

•	Marshall County Medical Center in Madill (25 licensed beds);

•	Mayes County Medical Center in Pryor (52 licensed beds); and

•	Seminole Medical Center in Seminole (32 licensed beds).

Pursuant to the definitive acquisition agreement, the total purchase price for the 80% equity interests in these five hospitals will be $60.0 million in cash. Additionally, the Company’s subsidiary will assume certain long-term lease obligations. The acquired assets and assumed liabilities will include, among other things, supply inventories, property, plant and equipment and certain long-term lease obligations. Subject to regulatory approvals and other conditions customary to closing, management anticipates that this acquisition will close during the quarter ending June 30, 2012.

The abovementioned acquisition is in furtherance of that part of the Company’s business strategy that calls for the acquisition of hospitals and other ancillary health care businesses in non-urban communities. Management plans to fund this acquisition with available cash balances and proceeds from sales of available-for-sale securities.

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

16.	Supplemental Condensed Consolidating Financial Statements

Health Management Associates, Inc. (referred to as the “Parent Issuer” for the remainder of this Note 16) is the primary obligor under the New Credit Facilities, the 2020 Senior Notes and the 2016 Senior Notes, all of which are discussed at Note 2. Certain of the Parent Issuer’s material domestic wholly owned subsidiaries (the “Guarantor Subsidiaries”) provide joint and several unconditional guarantees as to payment for borrowings under such long-term debt arrangements; however, other Parent Issuer subsidiaries (the “Non-Guarantor Subsidiaries”) have not been required to provide any such guarantees. Below are schedules presenting condensed consolidating financial statements as of December 31, 2011 and 2010, as well as the years ended December 31, 2011, 2010 and 2009. However, this financial information may not necessarily be indicative of the results of operations, cash flows or financial position of the Parent Issuer, the Guarantor Subsidiaries and the Non-Guarantor Subsidiaries if they had operated as independent entities.

Health Management Associates, Inc.

Condensed Consolidating Statement of Income

Year Ended December 31, 2011

(in thousands)

	Parent Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated

Net revenue before the provision for doubtful accounts	$—	$3,245,267	$2,559,184	$—	$5,804,451
Provision for doubtful accounts	—	(395,943)	(320,913)	—	(716,856)

Net revenue	—	2,849,324	2,238,271	—	5,087,595

Salaries and benefits	—	1,126,388	1,176,456	—	2,302,844
Supplies	—	482,716	293,882	—	776,598
Rent expense	—	76,644	77,635	—	154,279
Other operating expenses	—	565,573	502,407	—	1,067,980
Medicare and Medicaid HCIT incentive payments	—	(24,826)	(15,156)	—	(39,982)
Equity in the earnings of consolidated subsidiaries	(324,430)	—	—	324,430	—
Depreciation and amortization	7,690	157,494	102,716	—	267,900
Interest expense	210,375	4,032	8,340	—	222,747
Write-offs of deferred debt issuance costs and related other	14,015	—	10,580	—	24,595
Other	(1,035)	1,204	(1,940)	—	(1,771)

	(93,385)	2,389,225	2,154,920	324,430	4,775,190

Income from continuing operations before income taxes	93,385	460,099	83,351	(324,430)	312,405
Income tax (expense) benefit	85,325	(169,770)	(21,626)	—	(106,071)

Income from continuing operations	178,710	290,329	61,725	(324,430)	206,334
Income (loss) from discontinued operations, including gains/losses on disposals, net of income taxes	—	—	(2,409)	—	(2,409)

Consolidated net income	178,710	290,329	59,316	(324,430)	203,925
Net income attributable to noncontrolling interests	—	(424)	(24,791)	—	(25,215)

Net income attributable to Health Management Associates, Inc.	$178,710	$289,905	$34,525	$(324,430)	$178,710

Health Management Associates, Inc.

Condensed Consolidating Statement of Comprehensive Income

Year Ended December 31, 2011

(in thousands)

	Parent Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated

Consolidated net income	$178,710	$290,329	$59,316	$(324,430)	$203,925
Components of other comprehensive income (loss) before income taxes attributable to:
Interest rate swap contract
Changes in fair value	47,735	—	—	—	47,735
Reclassification adjustments for amortization of expense into net income	10,384	—	—	—	10,384
Available-for-sale securities
Unrealized gains (losses), net	—	—	(117)	—	(117)
Adjustments for net (gains) losses reclassified into net income	159	—	(1,179)	—	(1,020)

Other comprehensive income (loss) before income taxes	58,278	—	(1,296)	—	56,982
Income tax (expense) benefit related to items of other comprehensive income (loss)	(21,752)	—	454	—	(21,298)

Other comprehensive income (loss), net	36,526	—	(842)	—	35,684

Total consolidated comprehensive income	215,236	290,329	58,474	(324,430)	239,609
Total comprehensive income attributable to noncontrolling interests	—	(424)	(24,791)	—	(25,215)

Total comprehensive income attributable to Health Management Associates, Inc. common stockholders	$215,236	$289,905	$33,683	$(324,430)	$214,394

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

16.	Supplemental Condensed Consolidating Financial Statements (continued)

Health Management Associates, Inc.

Condensed Consolidating Statement of Income

Year Ended December 31, 2010

(in thousands)

	Parent Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated

Net revenue before the provision for doubtful accounts	$—	$2,909,665	$2,182,501	$—	$5,092,166
Provision for doubtful accounts	—	(344,424)	(280,329)	—	(624,753)

Net revenue	—	2,565,241	1,902,172	—	4,467,413

Salaries and benefits	—	1,025,341	991,626	—	2,016,967
Supplies	—	447,936	255,490	—	703,426
Rent expense	—	61,463	61,520	—	122,983
Other operating expenses	—	495,032	397,433	—	892,465
Equity in the earnings of consolidated subsidiaries	(276,587)	—	—	276,587	—
Depreciation and amortization	4,642	145,687	91,544	—	241,873
Interest expense	204,723	3,952	2,998	—	211,673
Other	(4,709)	(89)	(3,999)	—	(8,797)

	(71,931)	2,179,322	1,796,612	276,587	4,180,590

Income from continuing operations before income taxes	71,931	385,919	105,560	(276,587)	286,823
Income tax (expense) benefit	78,138	(147,191)	(31,996)	—	(101,049)

Income from continuing operations	150,069	238,728	73,564	(276,587)	185,774
Income (loss) from discontinued operations, including gains/losses on disposals, net of income taxes	—	—	(13,526)	—	(13,526)

Consolidated net income	150,069	238,728	60,038	(276,587)	172,248
Net income attributable to noncontrolling interests	—	(421)	(21,758)	—	(22,179)

Net income attributable to Health Management Associates, Inc.	$150,069	$238,307	$38,280	$(276,587)	$150,069

Health Management Associates, Inc.

Condensed Consolidating Statement of Comprehensive Income

Year Ended December 31, 2010

(in thousands)

	Parent Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated

Consolidated net income	$150,069	$238,728	$60,038	$(276,587)	$172,248
Components of other comprehensive income (loss) before income taxes attributable to:
Interest rate swap contract
Changes in fair value	(17,646)	—	—	—	(17,646)
Available-for-sale securities
Unrealized gains (losses), net	(159)	—	2,632	—	2,473
Adjustments for net (gains) losses reclassified into net income	(97)	—	(2,046)	—	(2,143)

Other comprehensive income (loss) before income taxes	(17,902)	—	586	—	(17,316)
Income tax (expense) benefit related to items of other comprehensive income (loss)	6,639	—	(205)	—	6,434

Other comprehensive income (loss), net	(11,263)	—	381	—	(10,882)

Total consolidated comprehensive income	138,806	238,728	60,419	(276,587)	161,366
Total comprehensive income attributable to noncontrolling interests	—	(421)	(21,758)	—	(22,179)

Total comprehensive income attributable to Health Management Associates, Inc. common stockholders	$138,806	$238,307	$38,661	$(276,587)	$139,187

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

16.	Supplemental Condensed Consolidating Financial Statements (continued)

Health Management Associates, Inc.

Condensed Consolidating Statement of Income

Year Ended December 31, 2009

(in thousands)

	Parent Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated

Net revenue before the provision for doubtful accounts	$—	$2,549,281	$1,986,825	$—	$4,536,106
Provision for doubtful accounts	—	(305,122)	(248,517)	—	(553,639)

Net revenue	—	2,244,159	1,738,308	—	3,982,467

Salaries and benefits	—	923,374	856,066	—	1,779,440
Supplies	—	383,331	254,332	—	637,663
Rent expense	—	49,298	51,692	—	100,990
Other operating expenses	—	430,211	357,840	—	788,051
Equity in the earnings of consolidated subsidiaries	(259,936)	—	—	259,936	—
Depreciation and amortization	2,929	142,718	89,236	—	234,883
Interest expense	211,065	4,598	2,275	—	217,938
Gains on early extinguishment of debt, net	(16,202)	—	—	—	(16,202)
Write-offs of deferred debt issuance costs and related other	444	—	—	—	444
Other	(1,985)	(2,103)	(892)	—	(4,980)

	(63,685)	1,931,427	1,610,549	259,936	3,738,227

Income from continuing operations before income taxes	63,685	312,732	127,759	(259,936)	244,240
Income tax (expense) benefit	74,497	(117,357)	(40,077)	—	(82,937)

Income from continuing operations	138,182	195,375	87,682	(259,936)	161,303
Income (loss) from discontinued operations, including gains/losses on disposals, net of income taxes	—	—	2,638	—	2,638

Consolidated net income	138,182	195,375	90,320	(259,936)	163,941
Net income attributable to noncontrolling interests	—	(3,578)	(22,181)	—	(25,759)

Net income attributable to Health Management Associates, Inc.	$138,182	$191,797	$68,139	$(259,936)	$138,182

Health Management Associates, Inc.

Condensed Consolidating Statement of Comprehensive Income

Year Ended December 31, 2009

(in thousands)

	Parent Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated

Consolidated net income	$138,182	$195,375	$90,320	$(259,936)	$163,941
Components of other comprehensive income (loss) before income taxes attributable to:
Interest rate swap contract
Changes in fair value	85,923	—	—	—	85,923
Available-for-sale securities
Unrealized gains (losses), net	97	—	1,989	—	2,086

Other comprehensive income (loss) before income taxes	86,020	—	1,989	—	88,009
Income tax (expense) benefit related to items of other comprehensive income (loss)	(37,641)	—	(696)	—	(38,337)

Other comprehensive income (loss), net	48,379	—	1,293	—	49,672

Total consolidated comprehensive income	186,561	195,375	91,613	(259,936)	213,613
Total comprehensive income attributable to noncontrolling interests	—	(3,578)	(22,181)	—	(25,759)

Total comprehensive income attributable to Health Management Associates, Inc. common stockholders	$186,561	$191,797	$69,432	$(259,936)	$187,854

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

16.	Supplemental Condensed Consolidating Financial Statements (continued)

Health Management Associates, Inc.

Condensed Consolidating Balance Sheet

December 31, 2011

(in thousands)

	Parent Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Current assets:
Cash and cash equivalents	$28,586	$47,094	$(11,537)	$—	$64,143
Available-for-sale securities	81,654	—	40,623	—	122,277
Accounts receivable, net	—	474,847	428,670	—	903,517
Supplies, prepaid expenses and other assets	4,953	115,193	95,449	—	215,595
Prepaid and recoverable income taxes	61,756	—	—	—	61,756
Restricted funds	—	—	28,289	—	28,289
Assets of discontinued operations	—	—	14,561	—	14,561

Total current assets	176,949	637,134	596,055	—	1,410,138

Property, plant and equipment, net	89,419	1,729,632	1,444,121	—	3,263,172
Investments in consolidated subsidiaries	1,948,185	—	—	(1,948,185)	—
Restricted funds	—	—	96,244	—	96,244
Goodwill	—	568,182	431,198	—	999,380
Deferred charges and other assets	81,265	40,962	113,028	—	235,255

Total assets	$2,295,818	$2,975,910	$2,680,646	$(1,948,185)	$6,004,189

Current liabilities:
Accounts payable	$40,188	$84,870	$73,062	$—	$198,120
Accrued expenses and other current liabilities	113,262	132,540	223,927	—	469,729
Deferred income taxes	50,466	—	—	—	50,466
Current maturities of long-term debt and capital lease obligations	68,375	8,941	8,193	—	85,509

Total current liabilities	272,291	226,351	305,182	—	803,824

Deferred income taxes	234,080	—	—	—	234,080
Long-term debt and capital lease obligations, less current maturities	3,397,948	30,819	60,722	—	3,489,489
Intercompany balances	(2,503,302)	(437,179)	2,940,481	—	—
Other long-term liabilities	125,660	53,997	311,380	—	491,037

Total liabilities	1,526,677	(126,012)	3,617,765	—	5,018,430

Redeemable equity securities	—	2,805	197,838	—	200,643

Stockholders’ equity:
Total Health Management Associates, Inc. stockholders’ equity	769,141	3,098,859	(1,150,674)	(1,948,185)	769,141
Noncontrolling interests	—	258	15,717	—	15,975

Total stockholders’ equity	769,141	3,099,117	(1,134,957)	(1,948,185)	785,116

Total liabilities and stockholders’ equity	$2,295,818	$2,975,910	$2,680,646	$(1,948,185)	$6,004,189

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

16.	Supplemental Condensed Consolidating Financial Statements (continued)

Health Management Associates, Inc.

Condensed Consolidating Balance Sheet

December 31, 2010

(in thousands)

	Parent Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Current assets:
Cash and cash equivalents	$51,734	$44,256	$5,822	$—	$101,812
Available-for-sale securities	23,139	—	34,188	—	57,327
Accounts receivable, net	—	439,517	319,614	—	759,131
Supplies, prepaid expenses and other assets	4,786	108,691	70,604	—	184,081
Prepaid and recoverable income taxes	44,961	—	—	—	44,961
Restricted funds	—	—	39,684	—	39,684
Assets of discontinued operations	—	—	11,384	—	11,384

Total current assets	124,620	592,464	481,296	—	1,198,380

Property, plant and equipment, net	46,974	1,668,778	947,195	—	2,662,947
Investments in consolidated subsidiaries	2,262,766	—	—	(2,262,766)	—
Restricted funds	—	—	51,067	—	51,067
Goodwill	—	557,192	352,278	—	909,470
Deferred charges and other assets	30,532	21,681	36,008	—	88,221

Total assets	$2,464,892	$2,840,115	$1,867,844	$(2,262,766)	$4,910,085

Current liabilities:
Accounts payable	$15,184	$99,986	$57,331	$—	$172,501
Accrued expenses and other current liabilities	8,472	128,055	184,805	—	321,332
Deferred income taxes	27,052	—	—	—	27,052
Current maturities of long-term debt and capital lease obligations	25,782	5,286	3,677	—	34,745

Total current liabilities	76,490	233,327	245,813	—	555,630

Deferred income taxes	157,177	—	—	—	157,177
Long-term debt and capital lease obligations, less current maturities	2,931,798	16,782	35,139	—	2,983,719
Intercompany balances	(1,486,548)	(283,559)	1,770,107	—	—
Other long-term liabilities	265,080	25,607	187,899	—	478,586

Total liabilities	1,943,997	(7,843)	2,238,958	—	4,175,112

Redeemable equity securities	—	2,922	198,565	—	201,487

Stockholders’ equity:
Total Health Management Associates, Inc. stockholders’ equity	520,895	2,844,861	(582,095)	(2,262,766)	520,895
Noncontrolling interests	—	175	12,416	—	12,591

Total stockholders’ equity	520,895	2,845,036	(569,679)	(2,262,766)	533,486

Total liabilities and stockholders’ equity	$2,464,892	$2,840,115	$1,867,844	$(2,262,766)	$4,910,085

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

16.	Supplemental Condensed Consolidating Financial Statements (continued)

Health Management Associates, Inc.

Condensed Consolidating Statement of Cash Flows

Year Ended December 31, 2011

(in thousands)

	Parent Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated

Net cash provided by (used in) continuing operating activities	$7,521	$384,900	$151,601	$544,022

Cash flows from investing activities:
Acquisitions of hospitals and other ancillary health care businesses	—	(3,714)	(578,376)	(582,090)
Additions to property, plant and equipment	(50,047)	(176,178)	(75,821)	(302,046)
Proceeds from sales of assets and insurance recoveries	—	2,495	270	2,765
Proceeds from sales of discontinued operations	—	—	4,851	4,851
Purchases of available-for-sale securities	(1,331,462)	—	(54,118)	(1,385,580)
Proceeds from sales of available-for-sale securities	1,273,651	—	47,747	1,321,398
Decrease (increase) in restricted funds, net	—	—	(35,309)	(35,309)

Net cash used in continuing investing activities	(107,858)	(177,397)	(690,756)	(976,011)

Cash flows from financing activities:
Proceeds from long-term debt borrowings	2,985,674	328	370,968	3,356,970
Principal payments on debt and capital lease obligations	(2,481,965)	(9,087)	(378,328)	(2,869,380)
Payments of debt issuance costs	(64,429)	—	(10,720)	(75,149)
Proceeds from exercises of stock options	14,067	—	—	14,067
Cash payments to noncontrolling shareholders	—	(457)	(27,827)	(28,284)
Changes in intercompany balances, net	(379,157)	(195,449)	574,606	—
Equity compensation excess income tax benefits	2,999	—	—	2,999

Net cash provided by (used in) continuing financing activities	77,189	(204,665)	528,699	401,223

Net increase (decrease) in cash and cash equivalents before discontinued operations	(23,148)	2,838	(10,456)	(30,766)
Net cash provided by (used in) discontinued operations	—	—	(6,903)	(6,903)

Net increase (decrease) in cash and cash equivalents	(23,148)	2,838	(17,359)	(37,669)
Cash and cash equivalents at:
Beginning of the year	51,734	44,256	5,822	101,812

End of the year	$28,586	$47,094	$(11,537)	$64,143

Health Management Associates, Inc.

Condensed Consolidating Statement of Cash Flows

Year Ended December 31, 2010

(in thousands)

	Parent Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated
Net cash provided by (used in) continuing operating activities	$(47,054)	$323,083	$158,662	$434,691

Cash flows from investing activities:
Acquisitions of hospitals and other ancillary health care businesses	—	(151,878)	(39,576)	(191,454)
Additions to property, plant and equipment	(38,396)	(104,556)	(66,156)	(209,108)
Proceeds from sales of assets and insurance recoveries	—	405	2,745	3,150
Proceeds from sales of discontinued operations	—	—	26,360	26,360
Purchases of available-for-sale securities	(883,293)	—	(38,431)	(921,724)
Proceeds from sales of available-for-sale securities	898,130	—	6,751	904,881
Decrease (increase) in restricted funds, net	—	—	(5,758)	(5,758)

Net cash used in continuing investing activities	(23,559)	(256,029)	(114,065)	(393,653)

Cash flows from financing activities:
Principal payments on debt and capital lease obligations	(28,196)	(7,492)	(4,459)	(40,147)
Proceeds from exercises of stock options	7,469	—	—	7,469
Cash received from noncontrolling shareholders	—	—	2,547	2,547
Cash payments to noncontrolling shareholders	—	(358)	(20,272)	(20,630)
Changes in intercompany balances, net	85,038	(43,319)	(41,719)	—
Equity compensation excess income tax benefits	1,278	—	—	1,278

Net cash provided by (used in) continuing financing activities	65,589	(51,169)	(63,903)	(49,483)

Net increase (decrease) in cash and cash equivalents before discontinued operations	(5,024)	15,885	(19,306)	(8,445)
Net cash provided by (used in) discontinued operations	—	—	4,239	4,239

Net increase (decrease) in cash and cash equivalents	(5,024)	15,885	(15,067)	(4,206)
Cash and cash equivalents at:
Beginning of the year	56,758	28,371	20,889	106,018

End of the year	$51,734	$44,256	$5,822	$101,812

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

16.	Supplemental Condensed Consolidating Financial Statements (continued)

Health Management Associates, Inc.

Condensed Consolidating Statement of Cash Flows

Year Ended December 31, 2009

(in thousands)

	Parent Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated
Net cash provided by (used in) continuing operating activities	$(30,010)	$303,065	$161,521	$434,576

Cash flows from investing activities:
Acquisitions of hospitals and other ancillary health care businesses	—	(138,195)	(569)	(138,764)
Additions to property, plant and equipment	(4,648)	(117,603)	(76,627)	(198,878)
Proceeds from sales of assets and insurance recoveries	—	5,326	—	5,326
Purchases of available-for-sale securities	(86,527)	—	—	(86,527)
Proceeds from sales of available-for-sale securities	50,000	—	—	50,000
Decrease (increase) in restricted funds, net	—	—	11,590	11,590

Net cash used in continuing investing activities	(41,175)	(250,472)	(65,606)	(357,253)

Cash flows from financing activities:
Proceeds from long-term debt borrowings	38,000	—	—	38,000
Principal payments on debt and capital lease obligations	(109,601)	(10,567)	(6,905)	(127,073)
Repurchases of convertible debt securities in the open market	(67,714)	—	—	(67,714)
Proceeds from exercises of stock options	9,699	—	—	9,699
Cash received from noncontrolling shareholders	—	2,928	51,868	54,796
Cash payments to noncontrolling shareholders	—	(4,513)	(30,864)	(35,377)
Changes in intercompany balances, net	159,916	(36,011)	(123,905)	—
Equity compensation excess income tax benefits	218	—	—	218

Net cash provided by (used in) continuing financing activities	30,518	(48,163)	(109,806)	(127,451)

Net increase (decrease) in cash and cash equivalents before discontinued operations	(40,667)	4,430	(13,891)	(50,128)
Net cash provided by (used in) discontinued operations	—	—	12,532	12,532

Net increase (decrease) in cash and cash equivalents	(40,667)	4,430	(1,359)	(37,596)
Cash and cash equivalents at:
Beginning of the year	97,425	23,941	22,248	143,614

End of the year	$56,758	$28,371	$20,889	$106,018

PART IV

Item 15. Exhibits, Financial Statement Schedules.

We filed our consolidated financial statements in Item 8 of Part II. Additionally, the financial statement schedule entitled “Schedule II - Valuation and Qualifying Accounts” is filed as part of this Form 10-K under this Item 15.

All other schedules have been omitted since the required information is not present or is not present in amounts sufficient to require submission of the schedule or because the information required is included in the consolidated financial statements and notes thereto.

The exhibits filed as part of this Form 10-K are listed in the Index to Exhibits immediately following the signature page of this Form 10-K.

HEALTH MANAGEMENT ASSOCIATES, INC.

SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

(in thousands)

Description	Balances at Beginning of Period	Acquisitions and Dispositions	Charged to Operations (a)	Charged to Other Accounts	Deductions (b)	Balances at End of Period

Allowance for Doubtful Accounts (c)

Year ended December 31, 2011	$495,486	$—	$746,450	$—	$(662,964)	$578,972

Year ended December 31, 2010	455,705	291	662,239	—	(622,749)	495,486

Year ended December 31, 2009	449,031	(12,975)	606,812	—	(587,163)	455,705

(a)	Charges to operations include amounts related to provisions for doubtful accounts, before recoveries of accounts receivable that were previously written off.
(b)	Accounts receivable written off as uncollectible.
(c)	This table includes the activity of discontinued operations, as identified at Note 10 to the Consolidated Financial Statements in Item 8 of Part II.